   As filed with the Securities and Exchange Commission on February 12, 1998
                                                      Registration No. 333-45089

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                            PRE-EFFECTIVE AMENDMENT
                                    NO. 1 TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                               6711                    63-0589368
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification No.)


                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III                      LOUIS Y. FISHMAN
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD                   CORRERO FISHMAN HAYGOOD PHELPS
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.         WEISS WALMSLEY & CASTEIX, L.L.P.
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250               201 ST. CHARLES AVENUE
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004                       46TH FLOOR
         (205) 250-5000                   (202) 508-3303                NEW ORLEANS, LOUISIANA  70170-4600
                                                                                  (504) 586-5252

                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

                          REGIONS FINANCIAL CORPORATION

                              CROSS-REFERENCE SHEET



                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------   ------------------------------------------
 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.
 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.
 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.
 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.
 5. Pro forma financial information.......................   Summary.
 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.
 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.
 8. Interest of named experts and counsel.................   Opinions.
 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).
10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Recent Developments; Business of Regions.
11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.
12. Information with respect to S-2 or S-3 registrants....   Not Applicable.
13. Incorporation of certain information by reference.....   Not Applicable.
14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.
15. Information with respect to S-3 companies.............   Not Applicable.

16. Information with respect to S-2 or S-3 companies......   Business of SMHC; Voting Securities and
17. Information with respect to companies other than S-2     Principal Stockholders of SMHC
    or S-3 companies......................................   Not Applicable.
18. Information if proxies, consents, or authorizations
    are to be solicited...................................   Documents Incorporated by Reference;  Summary;
                                                             The Special Meeting; Description of the Transaction;
                                                             Description of Regions Common Stock.
19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.

Dear St. Mary Holding Corporation Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of St. Mary Holding Corporation ("SMHC") to be held at SMHC's downtown Franklin office, 614 Main Street, 3rd Floor, Franklin, Louisiana, 70538 on _______, 1998, at _______:00 p.m., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of November 3, 1997 (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which SMHC will merge (the "Merger") with and into Regions, and The St. Mary Bank & Trust Co. (the "Bank"), a wholly owned subsidiary of SMHC, will become a wholly owned subsidiary of Regions. Upon consummation of the Merger, each share of SMHC common stock issued and outstanding (except for certain shares held by SMHC, Regions, or their respective subsidiaries and shares held by stockholders who perfect their dissenters' rights) will be converted into and exchanged for 2.1 shares of Regions common stock, subject to possible adjustment.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of SMHC has agreed to vote those SMHC shares beneficially owned by such member in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by SMHC stockholders and approval of the Merger by various regulatory agencies.

     Unless the Merger is effected upon the approval of 80% or more of SMHC's total voting power, stockholders of SMHC who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their SMHC shares in cash, as provided by applicable law.

     Approval of the Agreement requires the affirmative vote of the greater of
(i) a majority of the total shares of SMHC Common Stock outstanding (in which case a failure to vote will have the same effect as a vote against the Agreement) and (ii) at least two-thirds of the shares of SMHC Common Stock represented in person or by proxy at the Special Meeting.

     Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for SMHC, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Proposal 1.

                                    Sincerely,



                                    James J. Bailey III
                                    Chairman of the Board

                          ST. MARY HOLDING CORPORATION
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD _______, 1998

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of St. Mary Holding Corporation ("SMHC"), a bank holding company, will be held at SMHC's downtown Franklin office, 614 Main Street, 3rd Floor, Franklin, Louisiana, 70538 on _______, 1998, at _______:00 p.m., local time, for the following purposes:

     1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of November 3, 1997 (the "Agreement"), by and between SMHC and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire SMHC through the merger of SMHC with and into Regions (the "Merger"), (ii) each share of SMHC common stock (except for certain shares held by SMHC, Regions, or their respective subsidiaries and shares held by stockholders who perfect their dissenters' rights) will be converted into and exchanged for 2.1 shares of Regions common stock, and (iii) each SMHC stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on _______, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     Stockholders of SMHC have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C. DISSENTING STOCKHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE MERGER IS EFFECTED UPON APPROVAL BY LESS THAN 80% OF THE CORPORATION'S TOTAL VOTING POWER.

     The Board of Directors of SMHC unanimously recommends that holders of SMHC common stock vote FOR Proposal 1. above to approve the Agreement and the Merger.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of SMHC an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                    By Order of the Board of Directors



                                    Y. George Ramirez, Jr.
                                    Corporate Secretary
 _______, 1998

   ST. MARY HOLDING CORPORATION                    REGIONS FINANCIAL CORPORATION
      PROXY STATEMENT                                       PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                       COMMON STOCK
    TO BE HELD _______, 1998                            (PAR VALUE $.625)
                                                          828,492 SHARES




     This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of St. Mary Holding Corporation, a bank holding company organized and existing under the laws of the state of Louisiana ("SMHC") upon consummation of the proposed merger (the "Merger") described herein, by which SMHC will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of November 3, 1997, by and between Regions and SMHC (the "Agreement").

     On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) SMHC will merge with and into Regions, (ii) each outstanding share of the $5.00 par value common stock of SMHC ("SMHC Common Stock") will be converted into and exchanged for 2.1 shares of Regions Common Stock, subject to possible adjustment (the "Exchange Ratio"),and (iii) each holder of SMHC Common Stock will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

     As a result of the Merger, the separate existence of SMHC will cease, and The St. Mary Bank & Trust Co., a wholly owned subsidiary of SMHC (the "Bank"), will become a wholly owned subsidiary of Regions. Regions anticipates combining the Bank with its principal banking subsidiary as soon as reasonably practical. For a further description of the terms of the Merger, see "Description of the Transaction."

     The Exchange Ratio is subject to possible upward adjustment, but only if certain conditions are met concerning the quoted price of Regions Common Stock, and then only with the concurrence of both SMHC and Regions. The Board of Directors of SMHC would likely invoke the adjustment mechanism in the Agreement if the conditions permit, in which case Regions must determine whether to proceed with the Merger at a higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of SMHC's earning potential as part of Regions justifies the issuance of a higher number of Regions' shares. If Regions declines to adjust the Exchange Ratio, SMHC may elect to proceed without the adjustment. In making such determination, the Board of Directors of SMHC will consider whether the Merger remains in the best interest of SMHC and its stockholders, despite a decline in Regions' stock price, and whether the consideration to be received by the holders of SMHC Common Stock remains fair from a financial point of view. SMHC intends to resolicit approval of the Merger from holders of SMHC Common Stock if its Board of Directors determines to proceed with the Merger under circumstances such that the value of the consideration to be received by such holders in the Merger is below $67.20 per share as of the Determination Date
(as defined in the Agreement.) If SMHC terminates the Merger based on the quoted price, and Regions does not elect to adjust the Exchange Ratio, SMHC is obligated to pay Regions $250,000, to compensate Regions for certain direct and indirect costs and expenses incurred by Regions in connection with the transactions contemplated by the Agreement. See "Description of the Transaction--Possible Adjustment of Exchange Ratio."

     This Prospectus also constitutes a Proxy Statement of SMHC and is being furnished to the stockholders of SMHC in connection with the solicitation of proxies by the Board of Directors of SMHC for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on _______, 1998, to consider and vote on the Agreement and the Merger. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of SMHC on or about _______, 1998.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is _______, 1998.

                              AVAILABLE INFORMATION

     Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or SMHC. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or SMHC since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to SMHC was supplied by SMHC.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:


          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1997;

          3. Regions' Report of Form 10-C filed June 20, 1997;

          4. Regions' Current Report on Form 8-K filed with the SEC on February 9, 1998; and

          5. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1996," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, 417 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203 (TELEPHONE (205) 326-7090). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______, 1998.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

     This Proxy Statement/Prospectus, documents incorporated by reference herein, or any other written or oral statements made by or on behalf of Regions may include forward looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward looking statements are subject to certain uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to business and economic conditions, the financial services industry, and Regions. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward looking statements. Readers are cautioned not to place undue reliance on any forward looking statements made by or behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward looking statements.

     More specifically, Regions' current report on Form 8-K filed with the SEC on February 9, 1998, pertaining to Regions' pending combination with First Commercial Corporation ("FCC") includes certain forward-looking statements regarding each of Regions, FCC, and the combined company following the FCC acquisition, including statements relating to cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the FCC Acquisition, and certain restructuring charges expected to be incurred in connection with the FCC acquisition. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause Regions' actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) expected cost savings from the FCC acquisition and Regions' other pending acquisitions may not be fully realized or realized within the expected time frame; (ii) revenues following the FCC acquisition and the other pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the FCC acquisition and the other pending acquisitions may be greater than expected; (iii) competitive pressures among depository and other financial institutions may increase significantly; (iv) costs or difficulties related to the integration of the business of Regions, FCC, and the other pending acquisitions may be greater than expected; (v) changes in the interest rate environment may reduce margins; (vi) general economic or business conditions, either nationally or in the states or regions in which Regions does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (vii) legislative or regulatory changes may adversely affect the businesses in which Regions is engaged; and (viii) changes may occur in the securities markets. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward-looking statements is included in Regions' current and subsequent filings with the SEC.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION..............................................................................................  3
DOCUMENTS INCORPORATED BY REFERENCE................................................................................  3
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION........................................................  5
SUMMARY............................................................................................................  8
     The Parties...................................................................................................  8
     Special Meeting of SMHC Stockholders..........................................................................  9
     Record Date; Vote Required....................................................................................  9
     The Merger; Exchange Ratio....................................................................................  9
     Dissenting Stockholders.......................................................................................  9
     Reasons for the Merger; Recommendation of SMHC's Board
      of Directors................................................................................................. 10
     Opinion of SMHC's Financial Advisor........................................................................... 10
     Effective Date................................................................................................ 10
     Exchange of Stock Certificates................................................................................ 10
     Regulatory Approvals and Other Conditions..................................................................... 11
     Waiver, Amendment, and Termination of the Agreement........................................................... 11
     Interests of Certain Persons in the Merger.................................................................... 11
     Certain Federal Income Tax Consequences of the Merger......................................................... 11
     Certain Differences in Stockholders' Rights................................................................... 12
     Comparative Market Prices of Common Stock..................................................................... 12
     Comparative Per Share Data.................................................................................... 12
     Selected Financial Data....................................................................................... 13
RECENT DEVELOPMENTS................................................................................................ 16
     The First Commercial Corporation Acquisition.................................................................. 16
     Regions' 1997 Operating Results............................................................................... 16
THE SPECIAL MEETING................................................................................................ 17
     General....................................................................................................... 17
     Record Date; Vote Required.................................................................................... 17
DESCRIPTION OF THE TRANSACTION..................................................................................... 18
     General....................................................................................................... 18
     Possible Adjustment of Exchange Ratio ........................................................................ 18
     Background of and Reasons for the Merger...................................................................... 20
     Opinion of SMHC's Financial Advisor........................................................................... 22
     Effective Date of the Merger.................................................................................. 25
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares............................................................................... 26
     Conditions to Consummation of the Merger...................................................................... 26
     Regulatory Approvals.......................................................................................... 27
     Waiver, Amendment, and Termination of the Agreement........................................................... 27
     Conduct of Business Pending the Merger........................................................................ 28
     Management Following the Merger............................................................................... 31
     Interests of Certain Persons in the Merger.................................................................... 31
     Dissenting Stockholders....................................................................................... 31
     Certain Federal Income Tax Consequences of the Merger......................................................... 33
     Accounting Treatment.......................................................................................... 34
     Expenses and Fees............................................................................................. 34
     Resales of Regions Common Stock............................................................................... 34
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..................................................................... 36
     Antitakeover Provisions Generally............................................................................. 36
     Authorized Capital Stock...................................................................................... 37
     Amendment of Certificate or Articles of Incorporation and Bylaws.............................................. 37

     Classified Board of Directors and Absence of Cumulative Voting................................................ 38
     Removal of Directors.......................................................................................... 38
     Limitations on Director Liability............................................................................. 39
     Indemnification............................................................................................... 39
     Special Meetings of Stockholders.............................................................................. 39
     Actions by Stockholders Without a Meeting..................................................................... 40
     Stockholder Nominations....................................................................................... 40
     Mergers, Consolidations, and Sales of Assets Generally........................................................ 41
     Business Combinations with Certain Persons.................................................................... 41
     Dissenters' Rights............................................................................................ 42
     Stockholders' Rights to Examine Books and Records............................................................. 43
     Dividends..................................................................................................... 43
COMPARATIVE MARKET PRICES AND DIVIDENDS............................................................................ 43
SMHC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS........................................................................... 45
     Overview...................................................................................................... 45
     Results of Operations......................................................................................... 45
     Average Balances Net Interest Income, Yields Earned and Rates Paid............................................ 46
     Analysis of Financial Conditions.............................................................................. 50
     Loan Portfolio Composition.................................................................................... 51
     Non Performing Assets......................................................................................... 52
     Allowance for Loan Losses..................................................................................... 53
     Overview...................................................................................................... 55
     Results of Operations......................................................................................... 55
     Interest Rate Sensitivity..................................................................................... 56
     Analysis of Financial Condition............................................................................... 57
BUSINESS OF SMHC     .............................................................................................. 59
     General....................................................................................................... 59
     Properties.................................................................................................... 59
     Competition................................................................................................... 59
     Legal Proceedings............................................................................................. 60
     Management.................................................................................................... 60
     Transactions with Management.................................................................................. 61
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF SMHC............................................................... 61
BUSINESS OF REGIONS................................................................................................ 62
     General....................................................................................................... 62
     Acquisition Activity.......................................................................................... 62
CERTAIN REGULATORY CONSIDERATIONS.................................................................................. 64
     General....................................................................................................... 64
     Payment of Dividends.......................................................................................... 65
     Capital Adequacy.............................................................................................. 66
     Support of Subsidiary Institutions............................................................................ 67
     Prompt Corrective Action...................................................................................... 67
     FDIC Insurance Assessments.................................................................................... 68
DESCRIPTION OF REGIONS COMMON STOCK................................................................................ 69
STOCKHOLDER PROPOSALS.............................................................................................. 69
EXPERTS............................................................................................................ 70
OPINIONS........................................................................................................... 70
INDEX TO SMHC FINANCIAL STATEMENTS................................................................................ F-1
APPENDIX A--Agreement and Plan of Merger.......................................................................... A-1
APPENDIX B--Opinion of Chaffe & Associates, Inc. ................................................................. B-1
APPENDIX C--Copy of Section 131 of the Louisiana Business Corporation Act......................................... C-1

                                     SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "SMHC" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

     SMHC. SMHC is a bank holding company organized and existing under the laws of the state of Louisiana, headquartered in Franklin, Louisiana. SMHC operates principally through the Bank, which is a wholly owned subsidiary of SMHC and a state-chartered commercial bank and which provides a range of consumer and commercial banking services through a total of five banking offices in Franklin (two offices), Baldwin, Houma, and Morgan City, Louisiana. At September 30, 1997, SMHC had total consolidated assets of approximately $112.6 million, total consolidated deposits of approximately $99.2 million, and total consolidated stockholders' equity of approximately $12.3 million. SMHC's principal executive office is located at 1504 Hospital Avenue, Franklin, Louisiana, 70538 and its telephone number at such address is (318) 828- 0560.

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 435 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1997. At that date, Regions had total consolidated assets of approximately $22.2 billion, total consolidated deposits of approximately $17.6 billion, and total consolidated stockholders' equity of approximately $1.9 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1997 information. Regions has banking operations in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.


     Since December 31, 1996, Regions has completed acquisitions of eleven financial institutions and has entered into definitive agreements or letters of intent to acquire six financial institutions, including the Merger. For information concerning Regions' acquisition activity, including the completed and other pending acquisitions, see "Recent Developments--First Commercial Corporation Acquisition," "Documents Incorporated by Reference," and "Business of Regions--Acquisition Activity."


     Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF SMHC STOCKHOLDERS

     The Special Meeting will be held at _______:00 p.m., local time, on _______, 1998, at SMHC's downtown Franklin office, 614 Main Street, 3rd Floor, Franklin, Louisiana, 70538, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

     Only holders of record of SMHC Common Stock at the close of business on _______, 1998 (the "Record Date"), will be entitled to vote at the Special Meeting. Approval of the Agreement requires the affirmative vote of the greater of (i) a majority of the shares of SMHC Common Stock outstanding (in which case a failure to vote will have the same effect as a vote against the Agreement) and
(ii) at least two-thirds of the shares of SMHC Common Stock represented in person or by proxy at the Special Meeting. As of the Record Date, there were 394,520 shares of SMHC Common Stock outstanding.


     The directors and executive officers of SMHC and their affiliates beneficially owned, as of the Record Date, 50,420 shares (or approximately 12.42% of the outstanding shares) of SMHC Common Stock. Each member of the Board of Directors of SMHC has agreed to vote those SMHC shares beneficially owned by such member in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of SMHC Common Stock. As of that date, neither SMHC nor Regions held any shares of SMHC Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."


THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of SMHC by Regions pursuant to the Merger of SMHC with and into Regions. On the Effective Date, each share of SMHC Common Stock then issued and outstanding (except for shares held by SMHC, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights) will be converted into and exchanged for 2.1 shares of Regions Common Stock, subject to possible adjustment. No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any SMHC stockholder would be entitled upon consummation of the Merger, based on the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last trading day preceding the Effective Date. See "Description of the Transaction--General."


DISSENTING STOCKHOLDERS

      Holders of SMHC Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger upon approval by less than 80% of SMHC's total voting power, and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of SMHC Common Stock in cash in accordance with the applicable provisions of the Louisiana Business Corporation Law (the "Louisiana Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the Louisiana Act are included as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF SMHC'S BOARD OF DIRECTORS

      SMHC's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, SMHC and its stockholders. Accordingly, SMHC's Board unanimously recommends that SMHC's stockholders vote FOR approval of the Agreement and the Merger. EACH MEMBER OF THE BOARD OF DIRECTORS OF SMHC HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF SMHC COMMON STOCK IN FAVOR OF THE AGREEMENT. In approving the Agreement, SMHC's directors considered SMHC's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal and financial advice concerning the proposed Merger, including the report of Chaffe & Associates, Inc. ("Chaffe") that the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of SMHC. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF SMHC'S FINANCIAL ADVISOR

      Chaffe has rendered an opinion to SMHC that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of SMHC. The opinion of Chaffe is attached as Appendix B to this Proxy Statement/Prospectus. SMHC stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of SMHC's Financial Advisor."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger become effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and SMHC, and subject to the conditions set forth in the Agreement, the parties will use their reasonable efforts to cause the Effective Date to occur on the fifth business day following the last of the following events to occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of SMHC stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the stockholders of SMHC a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of SMHC Common Stock for certificates representing shares of Regions Common Stock. SMHC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS


     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Commissioner of Financial Institutions of the State of Louisiana (the "Louisiana Commissioner"). Applications for the requisite approvals have been filed with these agencies, of which the Federal Reserve has approved the Merger and the Louisiana Commission has yet to act on the matter. There can be no assurance that the approval of the Louisiana Commissioner will be given or as to the timing or conditions of such approvals.


     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of SMHC stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both SMHC and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1998, unless the failure to consummate by such date is due to a breach by the party seeking to terminate of its obligation to consummate the closing. If for any reason the Merger is not consummated, SMHC will continue to operate as a bank holding company under its present management, unless and until other alternatives are followed. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of SMHC's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of SMHC generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of SMHC Common Stock for Regions Common Stock will not give rise to gain or loss to SMHC stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of exercise of dissenters' rights. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH SMHC STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     On the Effective Date, SMHC stockholders, whose rights are governed by the Louisiana Act and by SMHC's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

     The rights of Regions stockholders differ from the rights of SMHC stockholders in certain important respects, some of which constitute antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. SMHC Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Regions Common Stock and the sale price in the last known transaction of purchase and sale of SMHC Common Stock, which occurred in _______, and (ii) the equivalent per share price (as explained below) of SMHC Common Stock. The indicated dates of November 3, 1997, and _______, 1998 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of SMHC by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                                                                       EQUIVALENT
                                                                                           PER
                                                                                       SHARE PRICE
                                        REGIONS                 SMHC                     OF SMHC
MARKET PRICE PER SHARE AT:            COMMON STOCK          COMMON STOCK              COMMON STOCK
--------------------------            ------------          ------------              ------------
November 3, 1997                        $ 37.72                $30.00                   $ 79.21
_______, 1998

     The equivalent per share price of SMHC Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 2.1. Stockholders are advised to obtain current market quotations for Regions Common Stock and SMHC Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.


COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and SMHC, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of SMHC Common Stock, giving effect to the Merger. The Regions and SMHC pro forma combined information and the SMHC pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 2.1. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and SMHC, including the respective notes thereto. Historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997 and a 100% stock dividend, accounted for as a 2-for-1 stock split, effected by SMHC on March 31, 1995. See "Documents Incorporated by Reference," "--Selected Financial Data," and "Index to SMHC Financial Statements."

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                               -----------------         ------------------------
                                                                1997      1996           1996      1995      1994
                                                                ----      ----           ----      ----      ----
                                                                  (Unaudited)           (Unaudited except Regions
                                                                                           and SMHC historical)
NET INCOME PER COMMON SHARE
Regions historical.......................................     $ 1.62    $ 1.33         $ 1.85    $ 1.60    $ 1.55
SMHC historical .........................................       2.82      2.60           3.51      3.66      2.29
Regions and SMHC pro forma combined(1)...................       1.61                     1.85      1.61      1.55
SMHC pro forma Merger equivalent(2)......................       3.38                     3.89      3.38      3.26
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical.......................................        .60      .525            .70       .66       .60
SMHC historical..........................................       1.50       .80           1.36      1.04      1.00
SMHC pro forma Merger equivalent(3)......................       1.26      1.10           1.47      1.39      1.26
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical.......................................      13.58     12.43          12.76     11.69     10.63
SMHC historical..........................................      31.12     29.31          29.73     27.90     23.41
Regions and SMHC pro forma combined(1)...................      13.59
SMHC pro forma Merger equivalent(2)......................      28.54


(1) Represents the combined results of Regions and SMHC as if the Merger were consummated on January 1, 1994 (or September 30, 1997, in the case of Book Value Per Common Share Data), and were accounted for as a pooling of interests.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of 2.1 shares of Regions Common Stock for each share of SMHC Common Stock.

(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 2.1 shares of Regions Common Stock for each share of SMHC Common Stock.

(4) The Exchange Ratio is subject to upward adjustment if the average of the closing sales prices of Regions Common Stock over a specified period is less than $32.00. See "Description of the Transaction--Possible Adjustment of Exchange Ratio." The presentation of pro forma Merger equivalent information would be affected by any increase in the Exchange Ratio.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and SMHC. The per share data of Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1996. The per share data of SMHC have been adjusted to reflect a 100% stock dividend accounted for as a 2-for-1 stock split, effected by SMHC on March 31, 1995. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and SMHC incorporated by reference or included herein. Interim unaudited data for the nine months ended September 30, 1997 and 1996 of Regions and SMHC reflect, in the opinion of the respective managements of Regions and SMHC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions

                                            NINE MONTHS ENDED SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                        --------------------------------------  --------------------------------------------------
                                           1997          1996          1996         1995         1994         1993         1992
                                        -----------  -----------   -----------  -----------  -----------  -----------  -----------
                                                       (Unaudited)                  (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ..............  $ 1,217,085  $ 1,029,151   $ 1,386,122  $ 1,259,600  $   991,693  $   746,544  $   737,094
  Total interest expense .............      603,046      508,573       685,656      635,336      436,157      296,195      324,420
  Net interest income ................      614,039      520,578       700,466      624,264      555,536      450,349      412,674
  Provision for loan losses ..........       31,449       21,734        29,041       30,271       20,580       24,695       39,367
  Net interest income after
       loan loss provision ...........      582,590      498,844       671,425      593,993      534,956      425,654      373,307
  Total noninterest income excluding
       security gains (losses) .......      189,852      162,759       217,624      187,830      171,705      169,318      147,943
  Security gains (losses) ............          541          259         3,115         (424)         344          831        2,417
  Total noninterest expense ..........      441,688      415,955       553,801      487,461      442,376      383,130      343,279
  Income tax expense .................      110,592       81,022       108,677       96,109       84,109       66,169       56,405
  Net income .........................      220,703      164,885       229,686      197,829      180,520      146,504      123,983
PER SHARE DATA:
  Net income .........................  $      1.62  $      1.33   $      1.85  $      1.60  $      1.55  $      1.40  $      1.21
  Cash dividends .....................          .60         .525           .70          .66          .60          .52          .46
  Book value .........................        13.58        12.43         12.76        11.69        10.63         9.93         8.57
OTHER INFORMATION:
  Average number of shares outstanding      136,526      123,960       124,272      123,340      116,412      104,306      102,384
STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets .......................  $22,241,897  $18,731,424   $18,930,175  $16,851,774  $15,810,076  $13,163,161  $10,457,676
  Securities .........................    4,386,163    4,005,675     3,870,595    3,863,781    3,346,291    2,993,417    2,255,732
  Loans, net of unearned income ......   15,823,660   13,032,238    13,311,172   11,542,311   10,855,195    8,430,931    6,657,557
  Total deposits .....................   17,623,742   15,186,950    15,048,336   13,497,612   12,575,593   11,025,376    8,923,801
  Long-term debt .....................      402,627      447,959       447,269      632,019      599,476      525,820      151,460
  Stockholders' equity ...............    1,851,493    1,554,740     1,598,726    1,429,253    1,286,322    1,106,361      886,116
PERFORMANCE RATIOS:
  Return on average assets(1)(6) .....         1.41%        1.25%         1.29%        1.21%        1.27%        1.38%        1.29%
  Return on average stockholders'
       equity(1)(6) ..................        16.26        14.83         15.19        14.29        15.26        15.76        15.04
  Net interest margin ................         4.30         4.29          4.27         4.21         4.37         4.77         4.85
  Efficiency (2)(6) ..................        54.06        59.97         59.44        58.79        59.44        60.23        59.62
  Dividend payout ....................        37.04        39.47         37.84        41.12        38.71        37.01        37.60
ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income(1) .....          .22%         .10%          .15%         .17%         .19%         .23%         .36%
  Problem assets to net loans and
       other real estate (3) .........          .69          .54           .56          .59          .75         1.12         1.29
  Nonperforming assets to net loans
       and other real estate (4) .....          .81          .73           .76          .68          .80         1.28         1.39
  Allowance for loan losses to loans,
       net of unearned income ........         1.24         1.37          1.32         1.38         1.32         1.48         1.51
  Allowance for loan losses to
       nonperforming assets (4) ......       153.38       186.89        173.65       202.55       164.48       115.88       107.97
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets ................         8.66%        8.41%         8.49%        8.44%        8.35%        8.76%        8.60%
  Average loans to average deposits ..        88.43        85.01         85.90        86.12        79.90        76.41        71.59
  Tier 1 risk-based capital (5) ......         9.85        10.71         10.81        11.14        10.69        11.13        11.68
  Total risk-based capital (5) .......        12.24        13.53         13.59        14.61        14.29        13.48        14.44
  Tier 1 leverage (5) ................         7.35         7.65          7.44         7.49         8.21        10.11         8.44



(1)  Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for periods prior to 1996 have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.

(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity - 16.45%, Return on average total assets - 1.40%, and Efficiency - 56.16%.

Selected Historical Financial Data of SMHC


                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                               --------------------    -----------------------------------------------------------
                                                1997(1)     1996(1)      1996        1995         1994          1993        1992
                                               --------    --------    --------    --------     --------      --------    --------
                                                   (Unaudited)
                                                                  (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ....................   $  6,728    $  6,152    $  8,314    $  7,236     $  6,909      $  6,985    $  7,965
  Total interest expense ...................      2,391       2,303       3,063       2,594        2,327         2,227       3,110
  Net interest income ......................      4,337       3,849       5,251       4,642        4,582         4,758       4,855
  Provision for loan losses ................        551         376         336         365           60            91         277
  Net interest income after
       loan loss provision .................      3,786       3,473       4,915       4,277        4,522         4,667       4,578
  Total noninterest income
       excluding security gains (losses)            943         975       1,326       2,125        1,316         1,158       1,079
  Security gains (losses) ..................          0           3           3        (187)         (29)           15          78
  Total noninterest expense ................      3,112       2,900       4,179       3,894        4,406         4,248       3,992
  Income tax expense .......................        503         443         599         671          343           440         492
  Cumulative effect of a change in
    accounting principle ...................          0           0           0           0            0             0         254
  Net income ...............................   $  1,114    $  1,108    $  1,466    $  1,650     $  1,060      $  1,152    $  1,505

PER SHARE DATA:
  Net income ...............................   $   2.82    $   2.60    $   3.51    $   3.66     $   2.29      $   2.49    $   3.25
  Cash dividends ...........................       1.50        0.80        1.36        1.04         1.00          0.88        3.35
  Book value ...............................      31.12       29.31       29.73       27.90        23.41         23.78       22.18

OTHER INFORMATION:
  Average number of shares outstanding .....        395         426         418         450          463           463         463

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets .............................   $112,586    $105,037    $106,548    $100,570     $103,288      $ 99,642    $106,164
  Securities held to maturity ..............          0           0           0           0            0        35,073      42,068
  Securities available for sale ............     15,748      18,772      17,701      20,741       35,109             0           0
  Loans, net of unearned income ............     82,559      72,325      72,159      59,748       47,529        37,483      40,997
  Total deposits ...........................     99,222      88,066      92,770      83,793       79,295        87,857      94,336
  Stockholders' equity .....................     12,278      11,629      11,730      12,053       10,842        11,016      10,272

PERFORMANCE RATIOS:
  Return on average assets (2) .............       1.36%       1.41%       1.40%       1.72%        1.02%         1.14%       1.46%
  Return on average stockholders'
       equity (2) ..........................      12.22       12.17       12.18       13.71         9.44         10.79       14.01
  Net interest margin (2)(3) ...............       5.81        5.41        5.53        5.40         4.88          5.15        5.17
  Efficiency (4) ...........................      58.94       60.08       63.51       59.18        75.07         71.62       66.40
  Dividend payout ..........................      53.19       30.77       38.75       28.42        43.67         35.34      103.08

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
       net of unearned income ..............        .32%        .16%        .35%        .47%        (.12)%         .70%        .43%
  Problem assets to net loans and
       other real estate (5) ...............       1.86         .92         .77         .52          .84          1.58        1.67
  Nonperforming assets to net loans
       and other real estate (6) ...........       2.10         .96         .78         .56          .85          1.58        1.69
  Allowance for loan losses to total
       loans at end of period ..............       1.44        1.26        1.23        1.32         1.42          1.52        1.82
  Allowance for loan losses to
       nonperforming assets (6) ............      69.90      133.14      160.21      237.39       170.65         96.97      108.75

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets ......................      11.13%      11.57%      11.47%      12.55%       10.84%        10.56%      10.41%
  Average loans to average deposits ........      80.22       74.91       76.21       68.77        46.97         43.67       45.89
  Tier 1 risk-based capital (7) ............      14.84       16.15       15.80       18.05        20.63         23.04       20.90
  Total risk-based capital (7) .............      16.09       17.40       17.03       19.26        21.85         24.24       22.15
  Tier 1 leverage (7) ......................      11.12       11.05       11.05       12.43        11.22         10.91        9.97

(1) In the opinion of management, financial information at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 reflects all adjustments ( consisting only of normal recurring accruals) which are necessary to present fairly the results of such interim periods.

(2)  Interim period ratios are annualized.

(3) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents noninterest expense as a percentage of the sum of net interest income and noninterest income.

(5) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(6) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(7) The risk-based capital ratios are based upon 1992 risk-based capital guidelines. Under the 1992 rules, the required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                               RECENT DEVELOPMENTS

FIRST COMMERCIAL CORPORATION ACQUISITION

     On February 8, 1998, Regions and FCC entered into an Agreement and Plan of Merger, pursuant to which FCC will be acquired by Regions, by means of the merger of FCC with and into Regions, with Regions as the surviving entity (the "FCC Acquisition"). Upon consummation of the FCC Acquisition, Regions will exchange 1.7 shares of Regions Common Stock for each share of FCC common stock outstanding, with a total of approximately 65.9 million shares of Regions common stock expected to be issued in the merger. Regions expects the FCC Acquisition to be accounted for as a pooling of interests and expects to consummate the transaction during the third quarter of 1998, subject to approval of Regions and FCC stockholders in accordance with applicable law, approval of various regulatory authorities, and other customary conditions of closing.

     FCC is a multi-bank bank holding company headquartered in Little Rock, Arkansas, with approximately 146 banking offices in Arkansas, Tennessee, Texas and Louisiana, and a 50% interest in two Oklahoma banks. FCC also operates banking-related affiliates in the areas of mortgage banking, trust services, securities brokerage, asset management and accounts receivable factoring. At September 30, 1997, FCC reported total consolidated assets of approximately $6.6 billion, total consolidated deposits of approximately $5.7 billion, and total consolidated stockholders equity of approximately $627 million. Based on September 30, 1997 information, FCC is the largest bank holding company headquartered in Arkansas and has the largest market share of deposits in Arkansas of depository institutions with offices in Arkansas.

     In connection with consummation of the FCC Acquisition, Regions anticipates taking a pre-tax merger charge of approximately $85 million.

     Additional information with respect to the FCC acquisition is set forth in Regions' current report on Form 8-K filed with the SEC on February 9, 1998 (the "FCC 8-K"). The FCC 8-K includes or incorporates by reference certain forward looking statements, estimates, and projections concerning the FCC Acquisition, which are subject to various uncertainties and risks as explained above under the caption "Cautionary Statement Concerning Forward Looking Information." Estimates and projections concerning the future financial performance of Regions following the FCC Acquisition are predicated on certain assumptions and depend upon future events, the course of which cannot be ascertained with certainty, and therefore such estimates and projections, including but not limited to estimates concerning future levels of accretion and dilution of Regions' earnings per share, future cost savings achievable in consolidation, and levels of merger related charges, should be considered only as estimates and understood to be uncertain and subject to risks of inaccuracy. Future events may cause Regions' actual experience to differ materially from such estimates and projections. See " Cautionary Statement Concerning Forward Looking Information."

REGIONS' 1997 OPERATING RESULTS

     For the fourth quarter ended December 31, 1997, Regions reported net income of $79.0 million (or $.58 per share or $.57 per share assuming dilution), representing a 22% increase in net income (and a 12% increase on a per share basis) over the same period of 1996. For the twelve months ended December 31, 1997, Regions reported net income of $299.7 million or $2.20 per share (or $2.15 per share assuming dilution), representing a 19% increase on a per-share basis in net income over 1996. The return on average total assets for 1997 was 1.4%, and the return on average stockholders' equity was 16.3%. At December 31, 1997, the ratio of stockholders' equity to total assets was 8.3%. As of December 31, 1997, Regions had total consolidated assets of approximately $23.0 billion, total consolidated deposits of approximately $17.8 billion, and total consolidated stockholders' equity of approximately $1.9 billion.

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of SMHC Common Stock in connection with the solicitation by the SMHC Board of Directors of proxies for use at the Special Meeting, at which SMHC stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at _______:00 p.m., local time, on _______, 1998, at the downtown Franklin office of SMHC, located at 614 Main Street, 3rd Floor, Franklin, Louisiana, 70538.

      SMHC stockholders are requested promptly to sign, date, and return the accompanying proxy card to SMHC in the enclosed postage-paid, addressed envelope.

     Any SMHC stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to SMHC a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by SMHC before the vote of stockholders, or by voting in person at the Special Meeting. Any notice of revocation should be sent to St. Mary Holding Corporation, 1504 Hospital Avenue, Franklin, Louisiana, 70538, Attention: Y. George Ramirez, Jr., Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of SMHC Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND THE MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT AND THE MERGER. As of the date of this Proxy Statement/Prospectus, SMHC is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of SMHC, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

      SMHC stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED


      SMHC's Board of Directors has established the close of business on _______, 1998, as the Record Date for determining the SMHC stockholders entitled to notice of and to vote at the Special Meeting. Only SMHC stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were approximately 233 holders of 394,520 shares of SMHC Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by SMHC to beneficially own more than 5.0% of the outstanding shares of SMHC Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of SMHC."

     The presence, in person or by proxy, of a majority of the outstanding shares of SMHC Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of SMHC Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote at the Special Meeting for any reason, including broker nonvotes.

     Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of the greater of (i) a majority of the total shares of SMHC Common Stock outstanding (in which case a failure to vote will have the same effect as a vote against the Agreement) and (ii) at least two-thirds of the shares of SMHC Common Stock represented in person or by proxy at the Special Meeting.


     The directors and executive officers of SMHC and their affiliates beneficially owned, as of the Record Date, 50,420 shares (or approximately 12.42% of the outstanding shares) of SMHC Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of SMHC Common Stock. As of that date, no subsidiary of either SMHC or Regions held any shares of SMHC Common Stock in a fiduciary capacity for others.


                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     Each share of SMHC Common Stock (excluding any shares held by SMHC, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Date will be converted into and exchanged for 2.1 shares of Regions Common Stock, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a SMHC stockholder would otherwise receive multiplied by the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day preceding the Effective Date.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

     Under certain circumstances, the Exchange Ratio could be adjusted upward pursuant to certain provisions in the Agreement. Such an adjustment could occur only if SMHC's Board of Directors elects by a vote of a majority of all of its directors to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination by adjusting the Exchange Ratio. For purposes of the description of these provisions and their operation, the following definitions apply.

     "Average Closing Price" means the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq National Market, ending on the close of trading on the Determination Date. "Determination Date" means the date that is seven business days before the date on which the closing of the Merger occurs.

     If the Average Closing Price is less than $32.00, then SMHC may elect not to effect the Merger at the original Exchange Ratio of 2.1. In such case, SMHC has the right to terminate the Agreement during the period commencing on the Determination Date and ending at the conclusion of the closing by giving Regions written notice of that decision. SMHC may withdraw its termination notice at any time during such period. During the seven-day period commencing upon its receipt of such notice, Regions has the option to increase the Exchange Ratio to equal the quotient obtained by dividing (1) the product of $32.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. If Regions elects to adjust the Exchange Ratio, it must give SMHC prompt written notice of that election and of the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to the Agreement and the Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified and, if a previously scheduled closing did not occur due to the intervention of such seven-day period, then the closing shall be rescheduled on the second business day following Regions giving notice of the exercise of its option). If SMHC terminates the Agreement based on an Average Closing Price of less than $32.00, and Regions does not elect to adjust the Exchange Ratio, SMHC will pay Regions $250,000, which sum represents certain direct and indirect costs and expenses incurred by Regions in connection with the transactions contemplated by the Agreement.

     These conditions reflect the parties' agreement that SMHC's stockholders will assume the risk of declines in the value of Regions Common Stock (as measured by the Average Closing Price) to $32.00 per share. SMHC has the right to terminate the Agreement based on the Average Closing Price only when the price of Regions Common Stock, as represented by the Average Closing Price, declines to an amount below $32.00 per share as of the Determination Date.

     The operation of the adjustment mechanism can be illustrated by the following two scenarios. (For purposes of the numerical examples, the Exchange Ratio is 2.1).

     (a) The first scenario occurs if the Average Closing Price is not less than $32.00. Under this scenario, there would be no right on the part of SMHC to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration to be received by SMHC stockholders would have fallen from a pro forma $79.21 per share (as of November 3, 1997, the date immediately preceding public announcement of the proposed Merger) to as little as pro forma $67.20 per share (as of the Determination Date and based on the Average Closing Price.)

     (b) The second scenario arises where the Average Closing Price is less than $32.00. Under this scenario, SMHC would have the right to terminate the Agreement and Regions would have the right, but not the obligation, to remove such termination right by adjusting the Exchange Ratio. In this case, the potential adjustment in the Exchange Ratio is designed to ensure that the SMHC stockholders receive for each share of SMHC Common Stock that number of shares of Regions Common Stock having a value (based upon the Average Closing Price) of at least $67.20 per share, which corresponds to a decline in the Regions Common Stock price to $32.00 per share.

     For example, if the Average Closing Price were $28.00, in such a case, SMHC could terminate the Agreement unless Regions elected within seven business days of Regions' receipt of SMHC's termination notice to increase the Exchange Ratio to equal 2.4, which represents the quotient obtained by dividing (x) the product of $32.00 and 2.1 (the Exchange Ratio as then effect) by (y) $28.00 (the Average Closing Price). Based upon the assumed $28.00 Average Closing Price, the new Exchange Ratio would represent a value to the SMHC stockholders of pro forma $67.20 per share.

     SMHC stockholders should be aware that the actual market value of a share of Regions Common Stock at the Effective Date or at the time certificates representing shares of Regions Common Stock are delivered following surrender and exchange of certificates representing shares of SMHC Common Stock may be more or less than the Average Closing Price. The Average Closing Price is not determined as of the Effective Date or the date when certificates are delivered, but rather is an average price over ten trading days ended seven business days prior to the closing of the Merger. SMHC stockholders are urged to obtain information on the market price of Regions Common Stock that is more recent than that provided in this Proxy Statement/Prospectus. See "Comparative Market Prices and Dividends."

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

      In the fall of 1992, a major Louisiana bank holding company inquired whether SMHC had an interest in being acquired. SMHC's Board of Directors employed Chaffe to advise the Board in connection with the inquiry by this holding company, which ultimately offered to acquire SMHC for $33.57 per share (adjusted to reflect the 100% stock dividend accounted for as a 2-for-1 stock split, effected by SMHC on March 31, 1995) provided that a community bank that competed with SMHC also agreed to be acquired by the same holding company, or a lesser price if the community bank did not agree to be so acquired. A preliminary proposal to acquire SMHC and the competing bank was made by a second major bank holding company. SMHC's Board of Directors turned down the proposals in April 1993 by a 14-to-three vote. Thereafter, stockholders of SMHC who had apparently favored a sale of SMHC acted to reduce the number of Directors of SMHC to five (from 17) and to elect as Directors the three persons who had voted in favor of selling SMHC, one who had not, and one who had not previously served as a director.

      In May 1993, following the change in SMHC's Board of Directors, SMHC engaged Chaffe to seek a buyer for SMHC. The process that followed ultimately resulted in but one offer, that being from the second holding company mentioned above at a price of $25.91 per share (adjusted for the stock split). That offer was rejected by SMHC as being inadequate.

     In January 1994, SMHC engaged a regional investment banking firm to assist SMHC in finding a buyer at a price of at least $36.50 per share (adjusted for the stock split). The investment banking firm did not find any buyers interested at that price level, and its efforts were discontinued in May 1994, at which time SMHC's Board of Directors determined to abandon its efforts to solicit a buyer for SMHC and to concentrate on improving SMHC's operations and profitability, while at the same time remaining open to consider any unsolicited proposal that might be made to buy SMHC.

     In September 1996, a Louisiana bank holding company, which was much smaller than the first two, inquired whether SMHC had an interest in being acquired and requested certain information from SMHC. Additionally, an investment banker who had previously been with the regional firm mentioned above suggested that SMHC engage his new firm's services in connection with this inquiry. SMHC responded that, while open-minded concerning proposals of this nature, it preferred not to consider any such proposals during the Bank's centennial year, which was then being celebrated. No proposal was made.

     Following the centennial year, SMHC began discussions with Chaffe as to whether it was an opportune time to find a buyer for SMHC at an acceptable price. The result of these discussions was that Chaffe, in March 1997, contacted five prospective buyers, including Regions, that Chaffe believed might have a serious interest in acquiring SMHC. At the conclusion of this process SMHC's Board of Directors narrowed its interest to two proposals, one by a second relatively small Louisiana holding company and the other by Regions. Although the Regions proposal was somewhat higher, the Board on August 13, 1997, determined to proceed with the competing proposal because it offered price protection in the event of a decline in the buyer's stock price, whereas the Regions proposal did not include such protection despite SMHC's request for it.

     SMHC then began negotiations with the Louisiana holding company. Shortly thereafter, a Regions representative had a telephone conversation with a Chaffe representative on a different transaction. At the conclusion of the conversation, the Regions representative pointed out that, because of a market increase, the Regions proposal to SMHC was now significantly higher than it had been. Further, the Regions representative offered for the first time a form of the protection that had been sought by SMHC against stock price declines. The Chaffe representative reported this conversation to SMHC's Board of Directors, which concluded that the Regions proposal, which was at a higher price and had downside protection without limitation of the upside potential, was more favorable to stockholders of SMHC and, on September 23, 1997, unanimously determined to accept it in principle. SMHC notified Regions and the Louisiana holding company accordingly and, although SMHC was not legally required to do so, reimbursed that holding company $14,426 of expenses the holding company had incurred in negotiating with SMHC.

     SMHC then commenced negotiations with Regions, resulting in the execution of the Agreement on November 3, 1997. Those negotiations were conducted by Chaffe and SMHC's legal counsel.

     SMHC's Reasons for the Merger. In approving the Merger, the directors of SMHC considered a number of factors. Without assigning any relative or specific weights to the factors, the SMHC Board of Directors considered the following material factors:

     (a) the information presented to the directors by the management of SMHC and Chaffe concerning the business, operations, earnings, asset quality, and financial condition of SMHC, including compliance with regulatory capital requirements on an historical and prospective basis;

     (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of SMHC Common Stock, and the partial protection against a decline in the market value of Regions Common Stock;

     (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of SMHC Common Stock for Regions Common Stock for federal and state income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) the report rendered by SMHC's financial advisor to the effect that, from a financial point of view, the exchange of SMHC Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of SMHC Common Stock.

     The terms of the Merger were the result of arms-length negotiations between representatives of SMHC and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of SMHC unanimously approved the Merger as being in the best interests of SMHC and its stockholders. Each member of the Board of Directors of SMHC has agreed to vote such member's shares in favor of the Merger.

     SMHC's Board of Directors unanimously recommends that SMHC stockholders vote for approval of the Agreement.

     Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

     (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of SMHC on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which SMHC operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of SMHC; and

     (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF SMHC'S FINANCIAL ADVISOR

     Chaffe has been retained as financial advisor by SMHC on its proposed Merger with Regions to provide various services, including rendering an opinion on the fairness of the transaction (the "Fairness Opinion") to the stockholders of SMHC. The following discussion is a summary of the analysis underlying the conclusion expressed in that fairness opinion.

     Analysis of Selected Financial Data. Chaffe reviewed the financial performance of SMHC and the Bank used several valuation models to examine fairness. These valuation models are based on a public peer group, the discounted cash flow model (DCF) and three merger peer groups with various pricing multiples. In the process of valuation, Chaffe gave the most weight to the values derived from the merger peer group model. The circumstances of this valuation are more directly in line with these specific valuation models than the public peer group models, which indicate marketable, minority value and must be adjusted for a control value. The valuation emphasizes earnings, as they are more indicative of value than other pricing parameters.

     The Bank's 1996 net income was $1,566,000, compared to $1,696,000 in 1995 and $1,300,000 in 1994. Net income for the nine months ended September 30, 1997, was $1,297,000. The Bank's annualized return on average assets ("ROAA") as of September 30, 1997 was 1.58%, compared to 1.33% for the UBPR peer group. The Bank's figure was up from 1.49% at December 31, 1996. The Bank's return on average equity ("ROAE") increased from 13.11% in 1996 to 14.45% in September 1997. The Bank's Uniform Bank Performance Report ("UBPR") peer group's ROAE increased from 13.92% in 1996 to 13.93% in September 1997. The Bank's net interest income as of September 30, 1997 was 5.41% of average assets versus 4.40% for the peer group. The Bank's noninterest income was 1.15% of assets compared to 0.68% for the peer group. Also, the Bank's personnel expense was 1.67% of average assets compared with 1.49% for its peer group, and the Bank's average annual personnel expense per employee is $30,890 compared with $31,910 for its peer group.

     The Bank's asset quality declined with a nonperforming assets ("NPA")-to-asset ratio of 1.53% as of September 30, 1997, compared with 0.51% as of December 31,1996. The NPA-to-asset ratio as of December 31, 1995, 1994, and 1993 was 0.32%, 0.35%, and 0.55%, respectively. September 1997 nonperforming loans to loan loss reserve ratio was 142.07% versus 53.83% for its UBPR peer group, up from 60.75% at December 31, 1996. Historically, the nonperforming loans to loan loss reserve ratio was 40.00%, 52.77%, and 67.42% as of December 31, 1995, 1994, and 1993, respectively. Net loss to average total loans at September 30, 1997, was 0.42% for the Bank and 0.13% for its peer group. Historically, net loss to average total loans was 0.46%, 0.12%, and 0.69%, respectively, in 1995, 1994, and 1993.

     The Bank is well capitalized with a Tier 1 leverage capital ratio of 10.99% as of September 30, 1997, compared to 11.07% as of December 31, 1996.

     Stock Price and Dividend Review. Chaffe reviewed certain historical market information concerning Regions common stock and noted that these shares are traded in the Nasdaq National Market System under the symbol RGBK. Chaffe noted that Regions' stock closed at $39.125 on January 12, 1998, had a 52-week high closing price of $45.00 on December 16, 1997, a 52-week low closing price of $26.00 on January 14, 1997, and a 200 day average daily trading volume of 218,736 shares.

     Chaffe reviewed the dividend histories and current dividend levels of SMHC and Regions, and noted that SMHC's and Regions' annual dividend per share were $2.00 and $0.80, respectively, as of September 30, 1997. According to the Merger Agreement, each outstanding share of SMHC shall be converted into 2.1 shares of Regions' common stock. Based on this, each outstanding share of SMHC stock should receive an equivalent cash dividend of $1.68. (On January 21, 1998, Regions announced it will increase its quarterly dividend to $0.23 per share, or $0.92 annually. Based on this, each outstanding share of SMHC Common Stock would receive an equivalent cash dividend of $1.93.)

     Earnings Estimates. Chaffe reviewed earnings estimates for Regions provided by both Zack's and First Call, and noted that First Call estimates a median five year earnings growth of 10%, while Zack's estimates a mean five year growth of 10%.

     Analysis of Selected Merger Transactions. In order to obtain a valuation range for SMHC, Chaffe performed an analysis of prices paid for selected banks with characteristics comparable to SMHC, although Chaffe noted no transaction was identical to the transaction proposed. Comparable transactions were considered to be those announced in the United States for the period January 6, 1997 to January 5, 1998, in which the sellers had total assets of between $75 million and $225 million, a tangible equity-to-assets ratio between 9% and 13%, and return on average assets between 1.20% and 1.75%. In addition, Chaffe performed an analysis of prices paid for a similar group of selected banks, limited in geographic area to twelve states in the southern United States. Finally, Chaffe performed an analysis of prices paid for substantially all Louisiana banks sold during the period January 6, 1997 to January 5, 1998. With respect to each of these groups of transactions and the proposed Merger, Chaffe compared the prices to be received by the peer groups as a multiple of their tangible equity, their earnings per share for the four quarters prior to the announcement of the transaction, their premium over tangible equity to core deposits, and their total assets. The following table summarizes certain results of this analysis:

                                   REGIONS/       U.S. PEER      SOUTHERN      LOUISIANA
                                    BANK            GROUP       PEER GROUP     PEER GROUP
                                   --------       --------      ----------     ----------
Seller Total Assets (000's)
  Mean                                            $111,494       $127,255       $849,425
  Median                           $112,566       $ 99,412       $124,002       $ 80,449
Seller Tangible Equity/Assets         10.79%         10.42%         10.41%          8.54%
Seller YTD ROAA                        1.58%          1.37%          1.40%          1.20%
Seller YTD ROAE                       14.49%         13.34%         13.31%         14.04%
Seller NPA/Assets                      1.53%          0.43%          0.26%          0.29%
Price/Tangible Equity                  2.67x          2.21x          2.40x          2.50x
Price/4-Quarter EPS                   19.40x         18.10x         21.58x         19.85x
Tang. Book Premium/Core Deposits      24.61x         15.37%         22.96%         15.95%
Price/Assets                          28.80%         23.72%         27.10%         22.20%

     Discounted Cash Flow Analysis. Using the discounted cash flow analysis of the Bank, Chaffe determined a range of net present values for the Bank's common stock based on the stream of after-tax cash flows of the Bank and 2% perpetual annual growth projected by Chaffe after reviewing the Bank's historical growth. Chaffe noted that the Bank's annual compound earnings growth from December 1992 through September 1997 was 1.80%. Chaffe reviewed these forecasts and assessed the likelihood of the Bank achieving such forecasts. Chaffe then discounted these cash flow streams assuming an estimated required rate of return for the Bank of 12.60%, based on Ibbotson and Associates Cost of Capital Quarterly 1997 Yearbook for SIC code 6022, and adjusted for the change in the risk-free rate.

     The DCF model resulted in a lower value than most other values derived from public and merger peer groups. This is understandable because the DCF value represented the total value of the Bank on an independent basis, without any benefit from cost savings/revenue enhancements that an acquiror may otherwise realize. We gave substantial weight to the value derived from merger peer groups to reach our conclusion.

     Summary. In arriving at its fairness opinion, Chaffe did not rely on any single analysis, but relied on a combination of factors derived from all of the analytical procedures employed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Conclusions based on these analyses are not necessarily mathematical. Chaffe believes that the summary set forth above and Chaffe's analysis must be considered as a whole and that selecting portions of the analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or necessarily reflect the prices at which businesses actually may be sold. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     Neither Chaffe nor any of its officers or employees has any interest in any securities of SMHC or Regions. Through its experience in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, Chaffe & Associates, Inc. states that it is competent to perform a fair market value of this transaction. SMHC selected Chaffe because of its experience in advising on mergers and acquisitions of and by financial institutions. SMHC has agreed to pay Chaffe a fee of $50,000, plus out-of-pocket expenses, for the Fairness Opinion. Further, SMHC has agreed to pay Chaffe for certain other services (the "Advisory Services"), on an hourly basis, pertaining both to the Merger in general and the Fairness Opinion in particular. The fees received by Chaffe in connection with its services to SMHC were not dependent or contingent upon the occurrence or lack thereof of any transaction.

     SMHC has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, and its officers, directors, stockholders, employees, attorneys, agents and representatives, and the successors and assigns of each of the foregoing parties from and against any person claiming to have relied on Chaffe's advice or services, or the performance or nonperformance thereof, or claiming to have been entitled to some benefit therefrom, or claiming that such services were not adequately performed, and all related damage, claim, demand, expense or cost of any kind or nature, including reasonable attorney fees and expenses, arising directly or indirectly, from or in any way related to, the opinions or any other services performed by Chaffe, provided that Chaffe has not been negligent or guilty of reckless or willful misconduct in connection with the opinions, or any other services.

     The proposed transaction of 2.1 Regions' shares per SMHC share implies a value of $32,414,750, or $82.16 per SMHC share, based on Regions' closing price on January 5, 1998 of $39.125. This value compares favorably to the range of control value determined for SMHC. Based on the financial information as of September 30,1997, this offer represented a price/earnings ratio of 19.40, price to tangible book value ratio of 2.67, price to deposits ratio of 32.60%, price to core deposits ratio of 39.36%, a tangible book premium/core deposit of 24.61%, and price-to-assets ratio of 28.80%.

     In summary, based on the updated information, it is Chaffe's opinion that the proposed transaction is fair, from a financial point of view, to the Stockholders of SMHC.

EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger relating to the Merger become effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and SMHC, and subject to the terms and conditions set forth in the Agreement the parties will use their reasonable efforts to cause the Effective Date to occur on the fifth business day following the last of the following events to occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of SMHC stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied.

     The Board of Directors of either Regions or SMHC generally may terminate the Agreement if the Merger is not consummated by September 30, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of SMHC a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of SMHC Common Stock for certificates representing shares of Regions Common Stock.

      SMHC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for SMHC Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of SMHC Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, former SMHC stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their SMHC Common Stock has been converted, regardless of whether such stockholders have surrendered their SMHC Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered SMHC certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of SMHC will be closed at the effective time of the Merger and after the Effective Date, there will be no transfers of shares of SMHC Common Stock on SMHC's stock transfer books. If certificates representing shares of SMHC Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, generally including, but not limited to:


     (a) approval from the Federal Reserve, which has been granted, and the Louisiana Commissioner, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into the Agreement;


     (b) the approval by the holders of requisite number of shares of SMHC Common Stock;

     (c) the absence of any action by any court, governmental, or regulatory authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of SMHC Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to SMHC stockholders, except to the extent of any cash received; and

     (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

     Consummation of the Merger also is subject generally to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others: (i) the delivery by Regions and SMHC of opinions of their respective counsel and certificates executed by their respective chief executive officers and chief financial officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) at the option of SMHC, the receipt of an opinion of Chaffe, dated within five days prior to the date of this Proxy Statement/Prospectus, that the consideration to be received in the Merger by the stockholders of SMHC is fair to such stockholders from a financial point of view.

REGULATORY APPROVALS


     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been submitted to the appropriate regulatory agencies. The Federal Reserve has approved the Merger, and the applicable waiting period described below has expired. The Louisiana Commissioner has yet to approve the Merger, and there can be no assurance that such approval will be granted, or will not be accompanied by a conditional requirement which causes such approval to fail to satisfy the conditions set forth in the Agreement.


     Regions and SMHC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the Louisiana Commissioner. In the evaluation, the Louisiana Commissioner will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and SMHC approved by their respective Boards of Directors; provided, however, that after approval by the SMHC stockholders, no amendment that pursuant to the Louisiana Act requires further approval of the SMHC stockholders, including decreasing the consideration to be received by SMHC stockholders, may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by SMHC stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of SMHC Common Stock shall not have approved the Agreement;

     (c) by mutual consent of the Boards of Directors of Regions and SMHC;

     (d) by the Board of Directors of either party, in the event of a material breach by the other party of any covenant or agreement contained in the Agreement, or any representation or warranty contained in the Agreement which meets certain standards specified in the Agreement, and which in any such case cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

     (e) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1998, except that a party that has breached the obligation to consummate the closing and has failed to cure such breach may not terminate for such cause;

     (f) by the Board of Directors of either party in the event that certain of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by September 30, 1998; or

     (g) by the Board of Directors of SMHC based on an Average Closing Price of less than $32.00 per share, as described under the caption "Description of the Transaction -- Possible Adjustment of Exchange Ratio."

     In the event of the termination of the Agreement, the Agreement generally shall become void and have no effect, and neither party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of the Agreement, except that certain provisions shall survive a termination, including those providing for the payment of expenses and restricting disclosure of confidential information. Termination of the Agreement generally will not relieve parties from liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement set forth in the Agreement. In addition, if the Agreement is terminated under the provisions of the Agreement that are described under the heading "Description of the Transaction--Possible Adjustment of Exchange Ratio," SMHC will be required to pay Regions $250,000.

CONDUCT OF BUSINESS PENDING THE MERGER

     SMHC generally has agreed, unless the prior written consent of the appropriate Regions officer has been obtained, or except as previously disclosed to Regions, (i) to operate its business pending consummation of the Merger only in the usual, regular, and ordinary course; (ii) to preserve intact its business organization and assets and maintain its rights and franchises; and (iii) to take no action which would (x) materially adversely affect the ability of any party to obtain any consents required for the transaction contemplated by the Agreement, without the imposition of a condition or restriction of the type described under "--Conditions to Consummation of the Merger" or (y) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement and to consummate the Merger. Regions generally has agreed that, except as previously disclosed to SMHC, pending the consummation of the Merger it shall and shall cause each of its subsidiaries to
(x) continue its business and the business of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Regions Common Stock and the business prospects of Regions and its subsidiaries and to the extent consistent therewith use all reasonable efforts to preserve intact core businesses and goodwill of Regions and its subsidiaries with their respective employees and the communities they serve, (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type described under "--Conditions to Consummation of the Merger," or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under the Agreement. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries.

     In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of either SMHC or Regions prior to consummation of the Merger, as described below.

     SMHC. SMHC has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. Generally, SMHC has agreed that, except as specifically contemplated by the Agreement or previously disclosed to Regions, it will not:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of SMHC or its subsidiaries;

     (b) incur any additional debt obligation or other obligation for borrowed money (other than between SMHC and the Bank) in excess of an aggregate of $150,000 (for SMHC and its subsidiaries on a consolidated basis) except in the ordinary course of the business of SMHC and its subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or (with certain exceptions set forth in the Agreement) suffer the imposition, on any assets of SMHC or its subsidiaries of any lien or permit any such lien to exist, other than liens previously disclosed to Regions;

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of SMHC or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of SMHC Common Stock; provided that SMHC may (to the extent legally or contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the SMHC Common Stock at a rate not in excess of $.50 per share for any quarter, provided that with respect to any dividend declared or payable on the shares of SMHC Common Stock for the quarterly period during which the Effective Date occurs, the parties shall cooperate to select a record date such that the holders of SMHC Common Stock shall not receive both a dividend in respect of SMHC Common Stock and a dividend in respect of Regions Common Stock, or fail to receive any dividend;

     (d) except as previously disclosed to Regions, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SMHC Common Stock or any other capital stock of SMHC or its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

     (e) adjust, split, combine, or reclassify any capital stock of SMHC or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SMHC Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of SMHC's subsidiaries (unless sold or otherwise transferred to SMHC) or any assets having in the aggregate a book value in excess of $100,000, other than in the ordinary course of business for reasonable and adequate consideration and certain other dispositions in the ordinary course of business;

     (f) except for certain categories of securities, purchase any securities of or make any material investment in any entity, or otherwise acquire direct or indirect control of any other entity, other than in connection with foreclosures in the ordinary course of business, or acquisitions of control by SMHC in its fiduciary capacity;

     (g) grant any increase in compensation or benefits to the employees or officers of SMHC or its subsidiaries except in accordance with past practice or as previously approved by the Board of Directors of SMHC, in each case, as previously disclosed to Regions, or as required by law; except as previously disclosed to Regions, pay any severance or termination pay or bonus except pursuant to written policies or contracts in effect prior to the date of the Agreement and previously disclosed to Regions; enter into or amend any severance agreements with officers of SMHC or its subsidiaries; grant any increase in fees or other increases in compensation or other benefits to directors of SMHC or its subsidiaries except as previously disclosed to Regions, in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

     (h) enter into or amend any employment contract between SMHC or any of its subsidiaries and any person (unless such amendment is required by law) that SMHC or its subsidiaries does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Date;

     (i) adopt any new employee benefit plan or program of SMHC or any of its subsidiaries or make any material change in or to any existing employee benefit plans or programs of SMHC or any of its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

     (j) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be necessary to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles ("GAAP");

     (k) with certain exceptions, commence any material litigation other than in accordance with past practice or settle any litigation for money damages in excess of $100,000; or

     (l) modify, amend, or terminate any material contract (other than any loan contract, the modification, amendment, or termination of which does not result in SMHC and its subsidiaries recognizing a loss that exceeds $100,000) or waive, release, compromise, or assign any material rights or claims, other than in connection with the modification, amendment, or termination of a loan contract described above.

     In addition, SMHC has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. SMHC also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, SMHC has agreed to use reasonable efforts to cause its affiliates, advisors and other representatives not to engage in any of the foregoing activities, subject to fiduciary duties as aforesaid.

     Regions. Regions has generally agreed not to amend its certificate of incorporation or bylaws in any manner which is adverse to, and discriminates against, the holders of SMHC Common Stock, and not, directly or indirectly, to acquire or enter into any agreement in principle or definitive agreement to acquire, any financial or other institution or business if such acquisition would be reasonably likely to cause any consent of any regulatory authority which is necessary to consummate the transactions contemplated hereby to be conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger," unless Regions waives the condition relating to the conditioning or restricting of regulatory consents in writing in advance of the earliest of such acquisition, agreement and agreement in principle.

MANAGEMENT FOLLOWING THE MERGER

     Consummation of the Merger will not alter the present officers and directors of Regions. Certain information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters, is included in or incorporated by reference in Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement provides that Regions will indemnify, defend and hold harmless each person entitled to indemnification from SMHC or any of its subsidiaries, to the full extent permitted by Louisiana law and by SMHC's Articles of Incorporation or the rights otherwise in effect on the date of the Agreement, for ten years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

     The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of SMHC and its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with SMHC or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between SMHC or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under SMHC's benefit plans.

     As of the Record Date, directors and executive officers of SMHC owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

     Each SMHC stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in Section 131 of the Louisiana Act, a copy of which is included as Appendix C to this Proxy Statement/Prospectus.

     The following is a summary of the steps to be taken by a SMHC stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Section 131 of the Louisiana Act. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of SMHC Common Stock to perfect their dissenters' rights. If the Merger is approved by 80% or more of the total voting power of SMHC, then dissenters' rights of appraisal, in accordance with the Louisiana Act, will not be available.

     Any written objection, demand, or notice required by the Louisiana Act in connection with the exercise of dissenters' rights should be sent to SMHC or, following the Merger, to Regions, in either case to 1504 Hospital Avenue, Franklin, Louisiana, 70538, Attention: Y.

George Ramirez, Jr., Corporate Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

     Any holder of SMHC Common Stock who disapproves of or objects to the proposed Merger and who wishes to receive in cash the "fair value" of such shares (determined as of the day before the Agreement is approved by the stockholders) may elect to do so by taking all of the following steps:

     (a) Such stockholder must file with SMHC, prior to or at the Special Meeting, a written objection to the proposed Merger.

     (b) Such stockholder must also vote such holder's shares of SMHC Common Stock against the Merger. If the Merger is approved by the required vote, but by less than 80% of the total voting power, and the Merger authorized thereby is effected, the Corporation (referring to SMHC or, if after the Effective Date, Regions, as the then successor to SMHC) promptly thereafter shall give written notice thereof, by registered mail, to each stockholder who both filed such written objection to, and voted such holder's shares against, the Merger, at such stockholder's last address on SMHC's records.

     (c) Each such stockholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with the Corporation a demand in writing for the fair cash value of such holder's shares of SMHC Common Stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the reply of the Corporation may be sent.

     (d) At the same time, such stockholder must deposit in escrow in a chartered bank or trust company located in St. Mary Parish the certificates representing such holder's shares of SMHC Common Stock, duly endorsed and transferred to the Corporation upon the sole condition that such certificates shall be delivered to the Corporation upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the Louisiana Act.

     (e) With the demand, the stockholder must deliver to the Corporation the written acknowledgment of such bank or trust company that it so holds such holder's certificates of SMHC Common Stock.

     Any stockholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting stockholder.

     Unless the objection, demand, and acknowledgment are made and delivered by the stockholder within the required time period, such holder conclusively shall be presumed to have acquiesced in the Merger. If the Corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it shall notify the stockholder in writing, at the designated post office address, of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied stockholder, the value demanded.

     In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied stockholder, within 60 days after receipt of notice in writing of the Corporation's disagreement, but not thereafter, may file suit against the Corporation, in the district court of St. Mary Parish praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares of SMHC Common Stock as of the day before the stockholder vote on the Agreement was taken, and the court, on such evidence as may be adduced in relation thereto, shall determine summarily whether any payment is due and, if so, shall determine such cash value and render judgment accordingly. Any stockholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such suit filed by another stockholder and recover therein judgment against the Corporation for the fair cash value of such holder's shares of SMHC Common Stock. Failure of the stockholder to bring suit, or to intervene in such a suit, within 60 days after receipt of notice of disagreement by the Corporation conclusively shall bind the stockholder (i) to acquiesce in, and not contest, the Corporation's statement that no payment is due or (ii) if the Corporation does not contend that no payment is due, to accept the value of such holder's shares of SMHC Common Stock as fixed by the Corporation in its notice of disagreement.

     A stockholder, upon filing a demand for the value of such holder's shares, shall cease to have any of the rights of a stockholder, except the rights accorded by Section 131 of the Louisiana Act. Such a demand may be withdrawn by the stockholder at any time before the Corporation gives notice of disagreement, as provided by the Louisiana Act. After such notice of disagreement is given, withdrawal of the demand shall require the consent of the Corporation. If a demand is withdrawn, or the Merger is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for such holder's shares of SMHC Common Stock, or the stockholder shall otherwise lose such holder's dissenters' rights, such holder shall not have the right to receive a cash payment for such holder's shares of SMHC Common Stock, such holder's share certificates shall be returned (and, on such holder's request, new certificates shall be issued in exchange for the old ones endorsed to the Corporation), and such holder shall be reinstated to all rights as a stockholder as of the filing of such holder's demand for value, including the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Corporation, the fair value thereof in cash as determined by the Corporation's Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, AND INSURANCE COMPANIES, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, consummation of the Merger is conditioned upon receipt by Regions and SMHC of an opinion from Alston & Bird LLP, special counsel to Regions, dated as of the date of closing the Merger, concerning certain federal income tax consequences of the proposed Merger under federal income tax law. Based upon representations made by Regions and SMHC (including the representation that SMHC stockholders will maintain sufficient equity ownership in Regions after the Merger), it is such firm's opinion that:

     (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Louisiana Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

     (b) The stockholders of SMHC will recognize no gain or loss upon the exchange of their SMHC Common Stock solely for shares of Regions Common Stock.

     (c) The basis of the Regions Common Stock received by the SMHC stockholders in the Merger will, in each instance, be the same as the basis of the SMHC Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (d) The holding period of the Regions Common Stock received by the SMHC stockholders will, in each instance, include the period during which the SMHC Common Stock surrendered in exchange therefor was held, provided that the SMHC Common Stock was held as a capital asset on the date of the exchange.

     (e) The payment of cash to SMHC stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

     (f) Where solely cash is received by a SMHC stockholder in exchange for SMHC Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's SMHC Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. SMHC STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts. See "Summary--Comparative Per Share Data."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus. If SMHC terminates the Agreement based on an Average Closing Price of less than $32.00, and Regions does not elect to adjust the Exchange Ratio, SMHC has agreed to pay Regions $250,000, which sum represents certain direct and indirect costs and expenses incurred by Regions in connection with the transactions contemplated by the Agreement.

RESALES OF REGIONS COMMON STOCK

     The Regions Common Stock to be issued to SMHC stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, SMHC (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     The Agreement provides that SMHC will use its reasonable efforts to cause each person who SMHC reasonably believes will be an affiliate of SMHC to deliver to Regions, not later than 30 days prior to the Effective Date, a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of SMHC Common Stock will be exchanging their shares of a Louisiana corporation governed by the Louisiana Act and SMHC's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of SMHC stockholders and those of Regions stockholders. The differences deemed material by SMHC and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Louisiana Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and SMHC's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 136,820,461 shares were issued, including 500,000 treasury shares as of September 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     SMHC. SMHC's authorized capital stock consists of 10,000,000 shares of SMHC Common Stock, which is the only class of capital stock authorized and of which 394,520 shares were issued and outstanding as of the Record Date.

     Pursuant to the Louisiana Act, SMHC's Board of Directors may authorize the issuance of additional shares of SMHC Common Stock without further action by SMHC's stockholders. SMHC's Articles, as amended, provide the stockholders of SMHC with preemptive rights to purchase or subscribe to any unissued authorized shares of SMHC Common Stock or any option or warrant for the purchase thereof, in accordance with the Louisiana Act.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     SMHC. The Louisiana Act generally provides that a Louisiana corporation's articles of incorporation may be amended by the affirmative vote of two-thirds of the voting power present at a meeting, unless the articles of incorporation provide for a higher or lower voting requirement. The only variation provided by SMHC's Articles is that the affirmative vote of the greater of (i) a majority of the total shares of SMHC Common Stock outstanding and (ii) at least two-thirds of the shares of SMHC Common Stock represented in person or by proxy at the meeting is required to approve any amendment to Article VI of the Articles, which establishes the same voting requirement for stockholder approval in connection with any merger, consolidation, share exchange, transfer of assets, or dissolution.

     The Bylaws provide that the Board of Directors and the stockholders have the power to amend or alter the Bylaws, provided that notice of the proposed amendment be included in the notice of any stockholder meeting at which such an amendment is to be considered.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     SMHC. SMHC's Articles do not provide for a classified board of directors, and provide that voting stock does not have cumulative voting rights.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     SMHC. SMHC's Articles and Bylaws do not include any provisions governing removal of directors. The Louisiana Act permits stockholders to remove any director, with or without cause, by vote of a majority of the total voting power at any special meeting called for that purpose.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     SMHC. The Articles of SMHC include limitations on director or officer liability that are comparable to those described above.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     SMHC. SMHC's Articles provide for mandatory indemnification of its directors and officers with substantially the same effect as in the case of Regions. The Louisiana Act permits, but does not require, indemnification of employees and agents who meet specified standards of conduct except that indemnification of directors, officers, employees, and agents is mandatory, as is the case and to the same extent as under the Delaware GCL described above, whenever any such person has been successful in the defense of a claim.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     SMHC. Under the Articles and Bylaws, a special meeting of SMHC stockholders may be called by the Chairman, President, Chief Executive Officer, or Board of Directors, and must be called by the Secretary upon written application of the holders of a majority of the shares of SMHC Common Stock entitled to vote at a meeting of stockholders.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     SMHC. Under the Louisiana Act, action requiring or permitting stockholder approval may be approved by written consent of all stockholders entitled to vote at a meeting of stockholders. In that it would be impractical to obtain the consent of all stockholders, the inability of stockholders to effect action without a meeting is substantially the same as for Regions. However, a sufficient number of SMHC stockholders are permitted to call a special meeting of stockholders as described above, while stockholders of Regions are not.

STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     SMHC. Nominations of persons for election to the Board of Directors of SMHC may be made at the direction of the Board of Directors or by any stockholder who complies with special nominating procedures set forth in the Bylaws of SMHC. To make a nomination under the Bylaws, a stockholder must submit timely notice in writing to the Secretary of SMHC, that is, notice delivered and received not less than 60 days nor more than 90 days prior to the meeting (unless less than 70 days notice or public disclosure of the meeting date is given, in which case notice is timely if received not later than the 10th day following the date of such notice or public disclosure). The nominating stockholder's notice must also include, as to each person whom the stockholder proposes to nominate as director, the name, age, business address and residence address, principal occupation or employment, and number of shares of SMHC Common Stock beneficially owned, as well as certain information concerning the nominating stockholder.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

     SMHC. The Louisiana Act generally requires the affirmative vote of at least two-thirds of the voting power present, or by such larger or smaller vote, but not less than a majority of the voting power present or of the total voting power, as the Articles of Incorporation may prescribe, to effect (i) any merger, consolidation, or share exchange with or into any other corporation, or (ii) any sale or lease of all or substantially all of the assets of the corporation if the corporation is not insolvent. SMHC's Articles provide that such transactions require the affirmative vote of the greater of (i) a majority of the total shares of SMHC Common Stock outstanding and (ii) at least two-thirds of the shares of SMHC Common Stock represented in person or by proxy at the meeting.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity
becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     SMHC. Section 133 of the Louisiana Act ("Section 133") places similar restrictions on "business combinations" (as defined in Section 132(4) of the Louisiana Act, generally including mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by Louisiana corporations with an "interested stockholder" (as defined in Section 132(9) of the Louisiana Act, generally the beneficial owner of 10% or more of the voting power of the then outstanding voting stock). Section 133 generally applies to business combinations of Louisiana corporations having greater than 100 beneficial owners of its stock or which did not have an interested stockholder on January 1, 1985, unless the articles of incorporation expressly provide otherwise. Section 133 generally does not apply if specified conditions are met, including a condition that the stockholders receive in the business combination consideration for their shares of stock in the corporation that is no less than the highest of several different standards provided for by
Section 134B, one of which is that the price must be no less than the highest price as the interested stockholder paid for shares of stock in the corporation acquired by such interested stockholder within two years of such business combination.

     As SMHC has not generally elected to avoid the application of Section 133,
Section 133 generally would prohibit a business combination by SMHC with an interested stockholder unless the consideration to be received meets the standard described in the preceding sentence or unless the business combination is recommended by SMHC's Board and approved by the affirmative vote of at least each of the following: (i) 80% of the votes entitled to be cast by outstanding shares of SMHC voting stock voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of SMHC voting stock, other than voting stock held by the interested stockholder who is a party to the business combination with SMHC, voting together as a single voting group. As Regions is not an "interested stockholder" with respect to SMHC, Section 133 does not apply to the Merger. Moreover, SMHC has elected not to have Section 133 apply to the Merger.

     Under Sections 135 through 140.2 of the Louisiana Act (the "Control Share Law"), a person who acquires shares in certain Louisiana corporations (including
SMHC) and as a result increases such person's voting power in the corporation to or above any of three threshold levels (i.e., 20%, 33 1/3%, and 50%), acquires the voting rights with respect to such shares only to the extent granted by a majority in voting interest of the pre-existing, disinterested stockholders of the corporation. Certain acquisitions of shares are exempted from the provisions of the Control Share Law, including acquisitions pursuant to a merger, consolidation, or share exchange agreement to which the corporation is a party. Since Regions' acquisition of SMHC Common Stock is to be made pursuant to a merger and SMHC and Regions are parties to the Agreement with respect thereto, the Control Share Law does not apply to the Merger.

DISSENTERS' RIGHTS

     Regions. The rights of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder would have the right to dissent from any merger of which Regions were to be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through

(c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

     SMHC. The rights of dissenting stockholders under Louisiana law are generally similar to those afforded under the Delaware GCL. See "Description of the Transaction--Dissenting Stockholders." If the Merger is consummated, stockholders of SMHC will have dissenters' rights as there described unless the Merger receives the favorable vote of at least 80% of the total outstanding shares.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     SMHC. Pursuant to the Louisiana Act, upon written notice of a demand to inspect corporate records, one or more stockholders who have owned at least 5% of the outstanding stock (25% in the case of a business competitor) for at least six months are entitled to inspect specified corporate records.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

     SMHC. Pursuant to the Louisiana Act, a board of directors may from time to time make distributions out of surplus, as defined in the Louisiana Act, to its stockholders, subject to restrictions in its articles of incorporation, except
(i) when the corporation is insolvent, or (ii) at a time when the corporation's assets are exceeded by its liabilities, or when the net assets are less than the aggregate amount payable on liquidation to any shares of SMHC common stock which have preferential rights in the event of liquidation. Substantially all of the funds available for the payment of dividends by SMHC are derived from the Bank, which is subject to federal and state statutory limitations on its ability to pay dividends. See "Comparative Market Prices And Dividends."

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." SMHC Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for SMHC Common Stock and the cash dividends declared per share of Regions Common Stock and SMHC Common Stock for the indicated periods. The prices indicated for SMHC are based on actual transactions in SMHC Common Stock of which SMHC management is aware; however, for the indicated period there has been only a very limited number of transactions, and no assurance can be given that the indicated prices represent the actual market value of the SMHC Common Stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997.

                                       REGIONS                             SMHC
                             PRICE RANGE    CASH DIVIDENDS     PRICE RANGE    CASH DIVIDENDS
                           ---------------     DECLARED      ---------------     DECLARED
                            HIGH      LOW     PER SHARE       HIGH      LOW      PER SHARE
                           -----     -----  --------------   -----     -----  --------------
1996
First Quarter ..........   24.00     20.38      .175         $  --     $  --       .26
Second Quarter .........   24.19     21.13      .175         30.00     30.00       .26
Third Quarter ..........   24.32     21.82      .175         30.50     30.50       .28
Fourth Quarter .........   26.88     24.38      .175         30.00     31.00       .56

1997
First Quarter ..........   30.94     25.69       .20            --        --       .50
Second Quarter .........   33.25     27.38       .20         32.00     32.00       .50
Third Quarter ..........   39.13     32.06       .20         30.00     30.00       .50
Fourth Quarter .........   44.75     36.56       .20            --        --       .50

1998
First Quarter (through
    _______, 1998) .....


     On _______, 1998, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of SMHC Common Stock in the last known transaction, which occurred in _______, were $ _______ and $ _______, respectively. On November 3, 1997, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of SMHC Common Stock, were $37.72 and $30.00, respectively.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

      SMHC's dividend policy has been, during 1997 and the first quarter of 1998, to pay a regular quarterly cash dividend of $.50 cents per share. Substantially all of the funds available for the payment of dividends by SMHC are derived from the Bank, which is subject to statutory limitations on its ability to pay dividends.

                  SMHC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides certain information concerning the financial condition and results of operations of St. Mary Holding Corporation
(SMHC) for the three years ended December 31, 1996, and as of September 30, 1997 and 1996 and for the nine months periods then ended. The financial position and results of operations of SMHC were due primarily to its banking subsidiary, The St. Mary Bank & Trust Co. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

   Year ended December 31, 1996 Compared to Year Ended December 31, 1995 and
     Year ended December 31, 1995 Compared to Year Ended December 31, 1994

OVERVIEW

     Net Income for 1996 totaled $1,466,000 compared to $1,650,000 for 1995 and $1,060,000 for 1994. The decease in net income of $184,000 from 1995 to 1996 was caused by a decrease in other income of $609,000, and an increase in other expenses of $285,000, which was partially offset by an increase in net interest income of $609,000, a decrease in the provision for loan losses of $29,000, and a decrease in income tax expense of $72,000.

     Return on average assets was 1.40% and return on average equity was 12.18% for 1996, compared to 1.72% and 13.71%, respectively, for 1995 and 1.02% and 9.44%, respectively, for 1994.

     Average assets in 1996 increased by $9,113,000,or 9.51%, from 1995 caused by an increase in customer deposits of $10,420,000, or 13.41%, which was partially offset by a decrease of $1,291,000 in other interest bearing liabilities. The increase in deposits was caused by increases in time deposits of $8,371,000 and non-interest bearing demand deposits of $2,695,000, offset partially by a decline in demand deposits of $566,000. The increase in deposits along with the decrease in mortgage-backed and investment securities of $6,671,000 helped to fund the increase in loans of $13,721,000 and the changes in other asset accounts.

     The net interest margin, the percentage of net interest income to average earning assets, increased slightly in 1996, from 5.40% to 5.53%. The net interest margin of 5.53% in 1996 is favorable to SMHC and is a reflection of the continued low interest rates and healthy spread between rates on deposits and yields on investments and loans. Average earning assets comprised 90.54%, 89.63% and 90.66% of total average assets in 1996, 1995, and 1994, respectively.

RESULTS OF OPERATIONS

     Net Interest Income. SMHC's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

     Net interest income for 1996 was $5,251,000, compared to $4,642,000 for 1995 and $4,582,000 for 1994. The increase of $609,000 from 1995 to 1996 was caused by the increase in average net interest-earning assets and the .13% increase in the net interest margin. The increase in the net interest margin was due to the higher percentage of average assets held in loans, which is the highest yielding asset held by SMHC. Average non-interest bearing deposits as a percent of total deposits remained relatively stable from 1995 to 1996.

     Loans continued to be the largest component of earning assets. Average loans for 1996 were $67,175,000, or 70.69% of average earning assets. Average investment securities totaled $22,153,000 and comprised 23.31% of average earning assets. The remaining earning asset of SMHC was its position in federal funds sold. The net yield on loans declined .03% from 1995 to 1996. The net yield on investment securities also declined .03% during that same time. The net yield on total earning assets increased .33% from 1995 to 1996, and was partially offset by a .30% increase in the rate paid on interest bearing liabilities, for a net increase in the net interest spread of .03%.

     The following table presents the average balance sheets, net interest income, yields earned and rates paid for each category of assets for each of the periods indicated by setting forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.

      AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID



                                                                Years ended December 31,
                                  ----------------------------------------------------------------------------------------
                                            1996                        1995                            1994
                                  ----------------------------  --------------------------    ----------------------------
                                                       Average                     Average                         Average
(Dollars in thousands)               Average            Yield/  Average              Yield/   Average               Yield/
                                     Balance Interest   Cost    Balance Interest     Cost     Balance   Interest     Cost
                                     ------- --------   ----     ------- --------    ----     -------   --------      ----
Interest-earning Assets:
Loans receivable:
    Commercial and Real Estate....  $ 56,479   $5,651   10.01%  $43,780   $4,363      9.97%  $ 33,094   $ 3,152       9.52%
    Consumer and other loans......    10,696    1,163   10.87%    9,674    1,074     11.10%     7,963       912      11.45%
                                    --------   ------           -------   ------             --------   -------
     Total loans..................    67,175    6,814   10.14%   53,454    5,437     10.17%    41,057     4,064       9.90%
Mortgage-backed securities........         0        0             3,542      212      5.99%    13,734       737       5.37%
Investment securities.............    22,153    1,202    5.43%   25,282    1,380      5.46%    38,191     2,075       5.43%
Other earning assets..............     5,704      298    5.22%    3,627      207      5.71%       912        33       3.62%
                                    --------   ------           -------   ------             --------   -------
Total interest-earning assets.....    95,032    8,314    8.75%   85,905    7,236      8.42%    93,894     6,909       7.36%
                                               ------                     ------                        -------
Non-interest-earning assets.......     9,930                      9,944                         9,679
                                    --------                    -------                       -------
Total assets......................  $104,962                    $95,849                      $103,573
                                    ========                    =======                      ========
Interest-bearing liabilities:
Deposits:
   Demand deposits................  $ 19,217   $  603    3.14%  $19,783     $583      2.95%  $ 28,470   $   767       2.69%
   Passbook savings deposits......    11,072      310    2.80%   11,152      310      2.78%    12,630       349       2.76%
   Certificates of deposit........    37,323    2,008    5.38%   28,952    1,471      5.08%    28,465     1,028       3.61%
                                    --------   ------           -------   ------             --------   -------

   Total interest-bearing deposits.   67,612    2,921    4.32%   59,887    2,364      3.95%    69,565     2,144       3.08%
Other Interest-bearing
   liabilities....................     3,808      142    3.73%    5,099      230      4.51%     4,097       183       4.47%
                                    --------   ------           -------   ------             --------   -------
Total interest-bearing
   liabilities....................    71,420    3,063    4.29%   64,986    2,594      3.99%    73,662     2,327       3.16%
                                               ------                     ------                        -------
Noninterest-bearing demand
   deposits.......................    20,537                     17,842                        17,843
Other noninterest-bearing
   liabilities....................       965                        989                           841
                                    --------                    -------                      --------
Total liabilities.................    92,922                     83,817                        92,346

Equity............................    12,040                     12,032                        11,227
                                    --------                    -------                      --------
Total liabilities and
   shareholders' equity ..........  $104,962                    $95,849                      $103,573
                                    ========                    =======                      ========

Net interest-earning assets.......  $ 23,612                    $20,919                      $ 20,232
                                    ========                    =======                      ========
Net interest income / interest
   rate spread ...................             $5,251    4.46%            $4,642      4.43%             $ 4,582       4.20%
                                               ======                     ======                        =======
Net interest margin ..............                       5.53%                        5.40%                           4.88%

Ratio of average interest-earning
   assets to average
   interest-bearing liabilities...                     133.06%                      132.19%                         127.47%

                                                          Nine Months Ended  September 30,
                                           -------------------------------------------------------------
                                                     1997                                 1996
                                           ---------------------------      ----------------------------
 ..................................                               Average                         Average
(Dollars in thousands)............         Average               Yield/     Average               Yield/
                                           Balance    Interest    Cost(1)   Balance    Interest  Cost(1)
                                           -------    --------    -------   -------    --------  -------
Interest-earning Assets:
Loans receivable:
   Commercial and Real Estate.....         $ 66,129   $4,917         9.91%  $ 54,933   $4,099      9.95%
   Consumer and other loans.......           10,940      879        10.71%    10,643      872     10.92%
                                           --------   ------                --------   ------
     Total loans..................           77,069    5,796        10.03%    65,576    4,971     10.11%
Mortgage-backed securities........                0        0                       0        0
Investment securities.............           17,383      726         5.57%    23,441      950      5.40%
Other earning assets..............            5,157      206         5.33%     5,885      230      5.21%
                                           --------   ------                --------   ------

Total interest-earning assets.....           99,609    6,728         9.01%    94,902    6,151      8.64%
                                                      ------                           ------
Non-interest-earning assets.......            9,654                           10,072
                                           --------                         --------

Total assets......................         $109,263                         $104,974
                                           ========                         ========
Interest-bearing liabilities:
Deposits:
   Demand deposits................         $ 20,955   $  484         3.08%  $ 19,522   $  455      3.11%
   Passbook savings deposits......           10,713      225         2.80%    11,089      233      2.80%
   Certificates of deposit........           42,518    1,681         5.27%    36,912    1,491      5.39%
                                           --------   ------                --------   ------

   Total interest-bearing deposits           74,186    2,390         4.30%    67,523    2,179      4.30%
Other Interest-bearing
   liabilities....................               81        1         1.65%     4,332      124      3.82%
                                           --------   ------                --------   ------
Total interest-bearing
   liabilities....................           74,267    2,391         4.29%    71,855    2,303      4.27%
                                                      ------                           ------

Noninterest-bearing demand
   deposits.......................           21,893                           20,012
Other noninterest-bearing
   liabilities....................              945                              963
                                           --------                         --------

Total liabilities.................           97,105                           92,830

Equity............................           12,158                           12,144
                                           --------                         --------
Total liabilities and
   shareholders' equity ..........         $109,263                         $104,974
                                           ========                         ========

Net interest-earning assets.......         $ 25,342                         $ 23,047
                                           ========                         ========
Net interest income / interest
   rate spread....................                    $4,337         4.72%             $3,848      4.37%
                                                      ======                           ======
Net interest margin ..............                                   5.81%                         5.41%

Ratio of average interest-earning
   assets to average interest-bearing
   liabilities....................                                 134.12%                       132.07%


(1)Annualized.

     Rate/Volume Analysis: The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to rate (changes in rate multiplied by the prior period's volume), (ii) changes attributable to volume (changes in volume multiplied by the prior period's rate), (iii) mixed change (changes in rate multiplied by changes in volume), and (iv) total increase (decrease) (sum of the previous columns).


                                                            Years ended December 31,
                                             -----------------------------------------------------------
                                                    1996/1995                            1995/1994
                                             ----------------------               ----------------------
                                             Change Attributable To               Change Attributable To
                                             ----------------------               ----------------------
(Dollars in thousands)                                             Total                                 Total
                                                          Rate/ Increase                      Rate/   Increase
                                       Volume     Rate   Volume(Decrease)    Volume   Rate   Volume (Decrease)
                                       ------     ----   ------ ----------    ------  ----   ------ ----------
Interest-earning assets:
Loans.............................     $1,396    $ (15)    $ (4)  $1,377     $1,227  $ 112      $34     $1,373
Investment Securities
  US Government & Agencies........       (171)      (8)       1     (178)      (701)    10       (4)      (695)
  Mortgage-backed securities......       (212)    (212)     212     (212)      (547)    85      (63)      (525)
Other Earning Assets..............        119      (18)     (10)      91         98     19       57        174
                                       ------    -----     ----   ------     ------  -----      ---     ------
Total Net Change in income on.....      1,132     (253)     199    1,078         77    226       24        327
   interest-earning assets

Interest-bearing liabilities:
Interest-bearing deposits
  Deposits other than time........        (19)      39        0       20       (276)    70      (17)      (223)
  Time deposits...................        425       87       25      537         18    418        7        443
  Other interest-bearing liabilities      (58)     (40)      10      (88)        45      2        0         47
                                       ------    -----     ----   ------     ------  -----      ---     ------
Total Net Change in expense on....        348       86       35      469       (213)   490      (10)       267
   interest-bearing liabilities        ------    -----     ----   ------     ------  -----      ---     ------

Net Change in net interest income      $  784    $(339)    $164   $  609     $  290  $(264)     $34     $   60
                                       ======    =====     ====   ======     ======  =====      ===     ======



                                                                           Nine Months Ended September 30,
                                                                                      1997/1996
                                                                           -------------------------------
                                                                               Change Attributable To
                                                                           -------------------------------

(Dollars in thousands)                                                                                       Total
                                                                                               Rate/      Increase
                                                                 Volume          Rate         Volume    (Decrease)
                                                                 ------          ----         ------    ----------
Interest-earning assets:
Loans........................................                      $871          $(39)          $ (7)         $825
Investment Securities
  US Government & Agencies...................                      (245)           29             (8)         (224)
  Mortgage-backed securities.................                         0             0              0             0
Other Earning Assets.........................                       (28)            5             (1)          (24)
                                                                   ----          ----           ----          ----
Total Net Change in income on................                       598            (5)           (16)          577
  interest-earning assets

Interest-bearing liabilities:
Interest-bearing deposits

  Deposits other than time...................                        24            (3)             0            21
  Time deposits..............................                       226           (32)            (4)          190
Other interest-bearing liabilities...........                      (122)          (71)            70          (123)
                                                                   ----          ----           ----          ----
Total Net Change in expense on...............                       128          (106)            66            88
  interest-bearing liabilities

Net Change in net interest income...........                       $470          $101           $(82)         $489
                                                                   ====          ====           ====          ====



     Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting SMHC to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1996, SMHC's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was 9.42%, i.e. more of SMHC's assets than liabilities reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income.

     The following table sets forth SMHC's interest rate sensitivity at various time intervals as of December 31, 1996:

                           Interest Rate Sensitivity

                                                  Within    Three to   More than   More than       Over
(Dollars in thousands)                            three       twelve   one year to three years     five
                                                  months      months   three years to five years   years    Total
                                                  ------      ------   ----------- -------------   -----    -----
Interest Earning Assets:
 Loans Receivable.................               $17,122     $21,225     $20,938    $12,444      $1,332    $73,061
   Investment Securities
   (Market Value).................                 6,277       4,479       3,001      1,349       2,595     17,701
   Federal Funds Sold.............                 6,925           0           0          0           0      6,925
                                                 -------     -------     -------    -------      ------    -------
Total Interest Earning Assets.....                30,324      25,704      23,939     13,793       3,927     97,687
                                                 -------     -------     -------    -------      ------    -------

Interest-Bearing Liabilities:
Deposits:

   Now Accounts...................                   676       1,665       2,621      1,176         957      7,095
   Savings Accounts...............                 1,031       2,540       3,995      1,794       1,462     10,822
   Money Market Deposit Accounts..                 1,058       2,606       4,099      1,840       1,500     11,103
   Certificates of Deposit........                15,906      19,422       3,065      1,502           2     39,897
Securities Sold under Agreement
 to Repurchase....................                 1,087           0           0          0           0      1,087
                                                 -------     -------      ------      -----       -----     ------
Total Interest-Bearing
 Liabilities......................                19,758      26,233      13,780      6,312       3,921     70,004
                                                 -------     -------      ------      -----       -----     ------

Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities.....                10,566        (529)     10,159      7,481           6     27,683

Cumulative excess (deficiency)
 of interest-earning assets over
 interest-bearing liabilities.....               $10,566     $10,037     $20,196    $27,677     $27,683

Cumulative excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities as
 a percent of total assets........                  9.92%       9.42%      18.95%     25.98%      25.98%



         Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of chargeoffs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, ability to repay and strength of collateral of specific borrowers, and other relevant factors. The 1996 provision is $336,000, compared to $365,000 in 1995 and $60,000 in 1994. Actual chargeoffs, net of recoveries, were $234,000 in 1996, $251,000 in 1995 and $(49,000) in 1994. Since the
provision exceeded net chargeoffs in all years the result was an increase in the allowance for loan losses.

     Non-Interest Income. Non-interest income in 1996 totaled $1,329,000 compared to $1,938,000 in 1995 and $1,287,000 in 1994. The decrease from 1995 was caused mostly by a 1995 gain of $940,000 on the sale of land, which the Bank acquired through a then subsidiary of the Bank which has since been liquidated which gain was partially offset by a $184,000 decrease in loss on the sale of investment securities and a $150,000 increase in gain on the sale of loans. The loans sold were the guaranteed portion of SBA loans originated by SMHC. The largest component of non-interest income in 1996 was service charge income, which accounted for 60.12% of total non-interest income.

     Non-Interest Expenses. Non-interest expenses were $4,179,000 in 1996, compared to $3,894,000 in 1995 and $4,406,000 in 1994. Salaries and related benefits increased $51,000 from 1995 to 1996 while occupancy expense remained virtually unchanged. Other operating expenses increased by $243,000; the largest change from 1995 to 1996 was a Non-Recurring Loss-Morgan City Branch of $150,000 recognized in 1996. Salaries decreased $424,000 from 1994 to 1995 as a result of severance benefits paid in 1994 and the resulting decrease in salaries from the reduced work staff.

     Income Taxes. SMHC's effective tax rate was 29.01% in 1996, 28.91% in 1995 and 24.45% in 1994. The effective rate is less than the highest statutory rate primarily because of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITION

     Investment Securities. In 1996 average investment securities and mortgage-backed securities decreased by $6,671,000 from 1995. The decrease was used to fund the increase in loans during 1996. The total market value of investment securities at December 31, 1996 was $17,701,000, including gross unrealized gains of $138,000 and gross unrealized losses of $43,000. The investment securities portfolio is used as a source of liquidity and a means of managing interest rates and interest rate sensitivity. In addition, the portfolio serves as a source of collateral on certain deposits. All investment securities are classified as available for sale. All mortgage-backed securities were sold in 1995 and SMHC has not held any since that time.

     Securities Portfolio. The carrying amount of securities at the dates indicated is set forth in the table below:


                                                                                   December 31
                                         September 30       -----------------------------------------------------
                                             1997                      1996                        1995
                                     ------------------     ------------------------     ------------------------
(Dollars in thousands)                 Amount  Percent          Amount       Percent         Amount      Percent
                                     ------------------     --------------   -------     ------------    --------
U.S. Government                      $  3,999     25.39%       $     5,011     28.31%     $     6,895       33.24%
U.S. Agencies                           6,002     38.11%             6,989     39.48%           7,001       33.76%
State and Political Subdivisions        5,747     36.50%             5,701     32.21%           6,845       33.00%
                                     --------    ------        -----------   -------      -----------    --------

Total                                $ 15,748    100.00%       $    17,701    100.00%     $    20,741      100.00%
                                     ========    ======        ===========   =======      ===========    ========



     Investment Securities Maturity Distribution. The amortized cost and estimated fair market value of debt securities available for sale (in thousands) at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                    One Year          One to           Five to           Over Ten
                                    or Less         Five Years        Ten Years            Years           Total
                                    -------         ----------        ---------          --------          -----
U. S. Treasury
         Amount                     $ 5,011           $    ---         $    ---         $    ---         $  5,011
         Yield                         5.25%               ---%             ---%             ---%

U. S. Agencies
         Amount                       4,996              1,993              ---              ---            6,989
         Yield                         4.99%              5.94%             ---%             ---%

State and Political
   Subdivisions
         Amount                         749              2,357            2,078              517            5,701
         Yield                         6.64%              6.24%            5.13%            4.79%
                                    -------           --------         --------         --------          -------
Total Investment
   Securities                       $10,756           $  4,350         $  2,078         $    517          $17,701
                                    =======           ========         ========         ========          =======

     Loans. Net loans outstanding at December 31, 1996, totaled $72,159,000 compared to $59,748,000 in 1995, an increase of $12,411,000 or 20.77%. Total average loans in 1996 were $67,175,000, an increase of $13,721,000 from the average for 1995.

     The following table sets forth the composition of SMHC's loan portfolio by type of loan at the dates indicated:

                          Loan Portfolio Composition:




(Dollars in thousands)                              September 30,                     December 31,
                                                 -------------------    ------------------------------------------
                                                         1997                  1996                   1995
                                                 -------------------    -------------------    -------------------
                                                             Percent                Percent               Percent
Type of Loan:                                    Balance    of Total     Balance   of Total     Balance   of Total
                                                 -------    --------    --------  ---------    --------   --------
Commercial Loans..............................   $27,832     33.72%      $22,244    30.82%      $19,695    32.96%
Real Estate Loans - Other......................   40,779     49.40%       38,126    52.83%       28,717    48.07%
Real Estate Loans - Construction...............    2,173      2.63%        1,472     2.04%        1,691     2.83%
Consumer Loans.................................   10,687     12.94%       10,337    14.33%        9,446    15.81%
Agricultural Loans.............................    2,257      2.73%          828     1.15%          915     1.53%
Lease Financing Receivables....................       41      0.05%           16     0.02%           50     0.08%
                                                 -------    ------       -------   ------       -------   ------
Total Loans....................................   83,769    101.47%       73,023   101.19%       60,514   101.28%
Less:

Allowance for Loan Losses......................   (1,210)    (1.47)%        (902)   (1.25)%        (800)   (1.34)%
Unearned Premium  on Loans.....................      (33)    (0.04)%           0     0.00%            0     0.00%
Unearned Discount on Lease Financing
  Receivables..................................       (8)    (0.01)%          (3)    0.00%           (7)   (0.01)%

Unamortized Loan Origination Costs.............       41      0.05%           41     0.06%           41     0.07%
                                                 -------    ------       -------   ------       -------   ------

Total Loans, net...............................  $82,559    100.00%      $72,159   100.00%      $59,748   100.00%
                                                 =======    ======       =======   ======       =======   ======



                                                                          December 31,
                                                         1994                  1993                     1992
                                                 -------------------    -------------------    -------------------
                                                             Percent                Percent                Percent
Type of Loan:                                    Balance    of Total     Balance   of Total     Balance   of Total
                                                 -------------------    -------------------    -------------------
Commercial Loans..............................   $13,495     28.39%       $8,839    23.58%      $12,049    29.39%
Real Estate Loans - Other......................   23,786     50.04%       21,384    57.05%       21,316    52.00%
Real Estate Loans - Construction...............    1,084      2.28%          296     0.79%            6     0.01%
Consumer Loans.................................    8,494     17.87%        5,788    15.44%        5,949    14.51%
Agricultural Loans.............................    1,220      2.57%        1,581     4.22%        2,266     5.53%
Lease Financing Receivables....................      111      0.23%          156     0.42%          169     0.41%
                                                 -------    ------        ------   -------      -------   ------
Total Loans....................................   48,190    101.38%       38,044   101.50%       41,755   101.85%
Less:
Allowance for Loan Losses......................     (686)    (1.44)%        (577)   (1.54)%        (758)   (1.85)%
Unearned Premium  on Loans.....................               0.00%            0     0.00%            0     0.00%
Unearned Discount on Lease Financing
  Receivables..................................      (16)    (0.03)%         (25)   (0.07)%           0     0.00%

Unamortized Loan Origination Costs.............       41      0.09%           41     0.11%            0     0.00%
                                                 -------    ------       -------   ------       -------   ------

Total Loans, net............................... $ 47,529    100.00%      $37,483   100.00%      $40,997   100.00%
                                                ========    ======       =======   ======       =======   ======



     Real estate loans is the largest category of loans, comprising 54.87% and 50.90% of net loans at December 31, 1996 and 1995, respectively.

     At December 31, 1996 and 1995, fixed rate loans totaled $63,208,000 and $49,568,000, respectively, and variable rate loans totaled $9,853,000 and $10,980,000, respectively.

     Non-Performing Assets. Nonaccrual loans, foreclosed assets and troubled debt restructurings are included in non-performing assets. Non-performing assets increased $226,000 during 1996 to $563,000 at December 31, 1996. The increase is attributable to an increase in non-performing loans.

     Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

     The following table sets forth information with respect to non-performing assets identified by SMHC, including non-accrual loans, other real estate owned and troubled debt restructurings at the dates indicated:

                             Non-Performing Assets:






                                                September 30,                      December 31,
                                                -------------  ---------------------------------------------------
(Dollars in thousands)                              1997       1996          1995      1994        1993       1992
                                                    ----       ----          ----      ----        ----      -----
Nonaccrual Loans:
Real Estate Loans.............................    $  652     $   307     $   103    $   277      $  221    $   441
Installment Loans..............................      174         146          61         41          15         21
Commercial Loans...............................      696          88         127         43         153         33
                                                  ------     -------     -------    -------      ------    -------
Total Nonaccrual Loans.........................    1,522         541         291        361         389        495
                                                  ------     -------     -------    -------      ------    -------
Accruing Loans Past Due Ninety Days or More
Real Estate Loans..............................       69           0           0          0           0          0
Installment Loans..............................       46           7           2          1           0          9
Commercial Loans...............................       82           0          27          0           0          0
                                                  ------     -------     -------    -------      ------    -------
Total Accruing Loans Past Due Ninety Days or
More...........................................      197           7          29          1           0          9
                                                  ------     -------     -------    -------      ------    -------
Total Non-Performing Loans.....................    1,719         548         320        362         389        504
Other Real Estate Owned........................        0           0           0          0         163        146
                                                  ------     -------     -------    -------      ------    -------
Total Non-Performing Assets, excluding Troubled
Debt Restructurings............................    1,719         548         320        362         552        650

Performing Troubled Debt Restructuring.........       12          15          17         40          43         47
                                                  ------     -------     -------    -------      ------    -------

Total Non-Performing Assets...................    $1,731     $   563     $   337    $   402      $  595    $   697
                                                  ======     =======     =======    =======      ======    =======
Non-performing assets to net loans
and other real estate..........................     2.10%       0.78%       0.56%      0.85%       1.58%      1.69%
Allowance for loan losses to total loans
at end of period...............................     1.44%       1.23%       1.32%      1.42%       1.52%      1.82%
Allowance for loan losses to non-performing
assets.........................................    69.90%     160.21%     237.39%    170.65%      96.97%    108.75%


     Allowance for Loan Losses. Inherent in SMHC's lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with SMHC's loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provisions for loan losses are evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors. SMHC maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio.

     The allowance for loan losses increased $102,000 from December 31, 1995 to 1996, to $902,000 and was 1.23% of total loans. The 1995 balance in the allowance for loan losses was $800,000 or 1.32% of total loans.

     The following table summarizes the loan loss experience for each of the periods indicated:

                           Allowance for Loan Losses





                                                September 30,                      December 31,
                                                -------------   --------------------------------------------------
(Dollars in thousands)                              1997        1996        1995       1994        1993       1992
                                                    ----        ----        ----       ----        ----       ----
Balance at beginning of year..................      $902      $  800      $  686      $ 577       $ 758     $  660

Provision Charged to Expense...................      551         336         365         60          91        277


Chargeoffs:
Real Estate Loans..............................       (4)        (11)       (167)       (46)       (139)      (219)
Installment Loans..............................     (174)       (210)        (68)       (44)        (85)       (59)
Commercial Loans...............................      (96)        (80)        (42)       (42)       (205)       (11)
                                                  ------      ------      ------      -----       -----     ------
Total Charge-offs..............................     (274)       (301)       (277)      (132)       (429)      (289)
                                                  ------      ------      ------      -----       -----     ------

Recoveries:
Real Estate Loans..............................       11          47           9         30         112         41
Installment Loans..............................       16          15          13         23          28         52
Commercial Loans...............................        4           5           4        128          17         17
                                                  ------      ------      ------      -----       -----     ------
Total Recoveries...............................       31          67          26        181         157        110
                                                  ------      ------      ------      -----       -----     ------

Net Loan Charge-offs...........................     (243)       (234)       (251)        49        (272)      (179)
                                                  ------      ------      ------      -----       -----     ------

Balance at end of period......................    $1,210      $  902      $  800      $ 686       $ 577     $  758
                                                  ======      ======      ======      =====       =====     ======

Allowance for loan losses to total loans
at end of period...............................     1.44%       1.23%       1.32%      1.42%       1.52%      1.82%

Allowance for loan losses to total non-
performing assets..............................    69.90%     160.21%     237.39%    170.65%      96.97%    108.75%

Allowance for loan losses as a multiple of
net loan charge-offs...........................     4.98        3.85        3.19      14.00        2.12       4.23

Net loan charge-offs to average loans..........     0.32%       0.35%       0.47%     (0.12)%      0.70%      0.43%

Recoveries as a % of charge-offs...............    11.31%      22.26%       9.39%    137.12%      36.60%     38.06%

     Deposits. Total deposits at December 31, 1996 were $92,770,000, an increase of $8,977,000 from the December 31, 1995 total of $83,793,000. Average deposits in 1996 increased $10,420,000 from 1995. As noted earlier, an increase occurred in the average balance of time deposits and non-interest bearing demand deposits and was partially offset by decreases in the average balances of interest bearing demand deposits and savings deposits.

     Time deposits of $100,000 or more were $14,988,000 at December 31, 1996, which comprised 16.16% of total deposits. These deposits consist primarily of deposits from local customers with which SMHC has other banking relationships. SMHC had no brokered deposits at December 31, 1996.

     Deposit Average Balances and Rates. The following table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:


                                                                                   December 31
                                            September 30                 ---------------------------------------
                                                1997                        1996                      1995
                                      -------------------------    ---------------------     -------------------
(Dollars in thousands)                       Amount      Rate        Amount       Rate         Amount       Rate
                                           ----------  --------    ----------   --------     ----------   ------
Non-interest bearing demand                 $  21,893        0%     $  20,537          0%         17,842       0%
Interest bearing demand                        20,955     3.08%        19,217       3.14%         19,783    2.95%
Savings                                        10,713     2.80%        11,072       2.80%         11,152    2.78%
Time deposits                                  42,518     5.27%        37,323       5.38%         28,952    5.08%
                                            ---------               ---------                  ---------
Total                                       $  96,079               $  88,149                  $  77,729
                                            =========               =========                  =========



     Maturities of Time Deposits of $100,000 or More. The maturities of time deposits of $100,000 or more are summarized in the table below:


                                                       September 30            December 31            December 31
(Dollars in thousands)                                         1997                   1996                   1995
                                                  -----------------      -----------------          -------------
Three months or less                                  $       6,388           $      6,177          $       3,557
Over three months through six months                          4,083                  3,596                  3,160
Over six months through twelve months                         4,094                  3,657                  4,424
Over twelve months                                            1,445                  1,558                    900
                                                      -------------           ------------          -------------

Total                                                 $      16,010           $     14,988          $      12,041
                                                      =============           ============          =============



     Liquidity. Liquidity involves SMHC's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis.

     As shown in the accompanying 1996 statement of cash flows, cash and cash equivalents decreased by $2,078,000 from December 31, 1995 to December 31, 1996. Cash and cash equivalents were generated primarily by proceeds from the sale of securities of $15,091,000, proceeds from the sale of loans of $1,931,000 and a net increase in customer deposits of $8,977,000. In addition, operating activities provided net cash of $3,170,000. Offsetting these increases were purchases of investment securities of $12,094,000 and a net increase in loans outstanding of $14,566,000.

     Capital Resources. SMHC maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with those types of assets. The table below summarizes SMHC's capital levels at the dates indicated:


                                                                       December 31
                                         September 30         ---------------------------------        Regulatory
                                              1997                 1996               1995             Minimums
                                      ------------------      ---------------     --------------      ------------
Tier I Capital to Average Assets             11.12%              11.05%              12.43%                4%
Tier I Capital to Risk Weighted Assets       14.84%              15.80%              18.05%                4%
Total Capital to Risk Weighted Assets        16.09%              17.03%              19.26%                8%

                 Nine Months Ended September 30, 1997 Compared
                    to Nine Months Ended September 30, 1996

     The following discussion provides certain information concerning the financial condition and results of operations of St. Mary Holding Corporation
(SMHC) as of September 30, 1997 and 1996 and for the nine month periods then ended. The financial position and results of operations of SMHC were due primarily to its banking subsidiary, St. Mary Bank & Trust. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of results of operations for such nine month periods have been made. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

OVERVIEW

     Net income for the nine months ended September 30, 1997 totaled $1,114,000 compared to $1,108,000 for the same period in 1996.

     Return on average assets was 1.36% and return on average equity was 12.22% for the nine months ended September 30, 1997 compared to 1.41% and 12.17%, respectively, for the comparable period in 1996.

RESULTS OF OPERATIONS

     Net Interest Income. SMHC's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. The level of net interest income is determined primarily by the volume of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

     Net interest income for the nine month period ended September 30, 1997 totaled $4,337,000, an increase of $576,000 or 12.67% from the $3,849,000 total for the comparable period in 1996. The increase in net interest income was attributable to an increase in total interest income of $576,000, which was partially offset by an increase in total interest expense of $88,000.

     Average interest earning assets for the nine months ended September 30, 1997 were $99,609,000 and represented 91.16% of average total assets. An increase in average loans outstanding of $11,493,000, partially offset by decreases in average investment securities of $6,058,000 and other earning assets of $728,000, resulted in an increase in average interest earning assets of $4,707,000 from September 30, 1996.

     As of September 30, 1997, non-interest bearing demand deposits averaged $21,893,000 or 22.78% of deposits compared to $20,012,000 or 22.87% of deposits at September 30, 1996. The large percentage of non-interest bearing deposits has a positive impact on SMHC's net interest margin.

     Net interest margin, the ratio of net interest income to average earning assets, for the nine months ended September 30, 1997 increased to 5.81%, an increase of 40 basis points from September 30, 1996. The increase in net interest margin in 1997 is a result of the higher percentage of assets invested in loans, which is the highest yielding asset held by SMHC.

     Net interest spread, the difference between the yield on earning assets and the rate paid on interest bearing liabilities was 4.72% for the nine months ended September 30, 1997, an increase from September 30, 1996 of 35 basis points.

     Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting SMHC to significant interest rate risk in periods of rising or falling interest rates. At September 30, 1997 SMHC's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was 4.49%, i.e. more of SMHC's assets than liabilities reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income. The following table details SMHC's interest rate sensitivity position at various time intervals as of September 30, 1997.

                           Interest Rate Sensitivity



                                                  Within    Three to    More than    More than     Over
(Dollars in thousands)                             three     twelve   one year to  three years     five
                                                  months     months   three years  to five years   years     Total
                                                 -------     ------   -----------  -------------   -----     -----
Interest Earning Assets:
Loans Receivable..............................   $19,647     $23,732     $23,430    $15,755      $ 1,205   $83,769
Investment Securities (Market Value)...........    3,232       4,511       2,976      2,508        2,521    15,748
Federal Funds Sold.............................    3,900           0           0          0            0     3,900
                                                 -------     -------     -------    -------      -------   -------
Total Interest Earning Assets..................   26,779      28,243      26,406     18,263        3,726   103,417
                                                 -------     -------     -------    -------      -------   -------

Interest-Bearing Liabilities
Deposits:
Now Accounts...................................    1,319       3,250       5,112      2,295        1,870    13,846
Savings Accounts...............................    1,065       2,623       4,127      1,853        1,509    11,177
Money Market Deposit Accounts..................      972       2,395       3,767      1,691        1,378    10,203
Certificates of Deposit........................   16,924      21,419       3,585      1,140            0    43,068
                                                 -------     -------     -------     ------      -------   -------
Total Interest-Bearing Liabilities.............   20,280      29,687      16,591      6,979        4,757    78,294
                                                 -------     -------     -------     ------      -------   -------

Excess (deficiency) of interest-earning assets
over interest-bearing liabilities..............    6,499      (1,444)      9,815     11,284       (1,031)   25,123

Cumulative excess (deficiency) of interest-
earning assets over interest-bearing
liabilities....................................  $ 6,499     $ 5,055     $14,870    $26,154      $25,123

Cumulative excess (deficiency) of
interest-earning assets over interest-bearing
liabilities as a percent of total assets.......     5.77%       4.49%      13.21%     23.23%       22.31%



     Provision for Possible Loan Losses. The provision for possible loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and such other factors which deserve current recognition. As of September 30, 1997, the provision for possible loan losses totaled $551,000 compared to $376,000 for the same nine month period in 1996. The increase in the provision in the nine months ended September 30, 1997 funded an increase in the level of the reserve necessitated by the increase in the volume of loans.

     Non-Interest Income. Non-interest income for the nine month period ended September 30, 1997 totaled $943,000 compared to $978,000 for the same period in 1996. The decrease resulted from a decrease in other income of $41,000.

     Non-Interest Expenses. For the nine month period ended September 30, 1997, total non-interest expenses increased $212,000 or 7.31% from the same period in 1996. The most significant increase occurred in the area of other operating expenses, which increased by $138,000. The increase in other operating expenses was mostly due to a $53,000 increase in ad valorem taxes and an $86,000 increase in other outside services. Salaries and employee benefits increased $112,000. The increases were partially offset by a decrease in occupancy expense of $38,000.

     Income Taxes. SMHC's effective tax rate was 31.11% for the nine month period ended September 30, 1997 compared to 28.56% for the same period in 1996. The effective tax rate is less than the highest statutory rate primarily because of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITION

     Investment Securities. Average investment securities for the nine months ended September 30, 1997 were $17,383,000 or 17.45% of average earning assets. Total investment securities at September 30, 1997 were $15,748,000 including gross unrealized gains of $142,000 and gross unrealized losses of $8,000. The investment securities portfolio is used to make investments of various maturities in order to improve the overall earning asset yield. It also serves as a source of liquidity and as collateral to secure certain types of deposits. All investment securities are classified as available for sale. The composition of the portfolio, effectively managed, limits SMHC's exposure to changes in interest rates and economic conditions as they occur.

     Securities Portfolio. The carrying amount of securities as of September 30, 1997 is included with the Securities Portfolio table in the year end comparison subsection above.

     Loans and Non-Performing Assets. The loan portfolio is the largest component of SMHC's earning assets. For the nine months ended September 30, 1997, average loans outstanding were $77,069,000 compared to $65,576,000 for the same period in 1996. The amounts of loans outstanding according to type of loan as of September 30, 1997 is included in the Loan Portfolio Composition table in the year end comparison subsection above.

     The largest segment of SMHC's loan portfolio is real estate loans which represent approximately 52.03% of net loans as of September 30, 1997. As of September 30, 1996, real estate loans comprised 53.02% of net loans.

     Nonaccrual, restructured and ninety days past due loans and other real estate owned as of September 30, 1997 are summarized in the Non-Performing Assets table in the year end comparison subsection above. Also, several ratios that measure SMHC's level of non-performing assets are included in such table.

     Total non-performing assets at September 30, 1997 were 1.54% of total assets. This is a significant increase from total non-performing assets at December 31, 1996. The increase is attributable to an increase in non-performing loans, primarily a few large commercial credits.

     Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

     Allowance for Loan Losses. The loan loss experience for the nine months ended September 30, 1997 and the five years ended December 31, 1996 is summarized in the Allowance for Loan Losses table in the year end comparison subsection above.

     At September 30, 1997 the allowance for possible loan losses was $1,210,000 as compared to $924,000 at September 30, 1996. The allowance as a percent of loans outstanding was 1.44% and 1.26% as of September 30, 1997 and 1996, respectively. For the nine month period ending September 30, 1997, charge-offs exceeded recoveries by $243,000.

     Deposits. Total deposits at September 30, 1997 were $99,222,000 which is $11,156,000 or 12.67% higher than at September 30, 1996.

     Time deposits of $100,000 or more were $17,063,000 at September 30, 1997. These deposits consist primarily of deposits from local customers with which SMHC has other banking relationships. SMHC had no brokered deposits at September 30, 1997.

     Deposit Average Balances and Rates. The average daily amount of deposits and rates paid on such deposits as of September 30, 1997 is included with the Deposit Average Balances and Rates table in the year end comparison subsection above.

     Maturities of Time Deposits of $100,000 or More. The maturities of time deposits of $100,000 or more as of September 30, 1997 is included with the Maturities of Time Deposits of $100,000 or More table in the year end comparison subsection above.

     Liquidity. Liquidity is the ability of SMHC to fund the needs of its borrowers, depositors and creditors. SMHC's management maintains a strategy that provides adequate liquidity and manages interest rate risk. SMHC's liquidity sources, including cash flows from sales, maturities and paydowns of loans and investment securities, federal funds purchased, securities sold under agreements to repurchase and a base of core deposits, are considered adequate to meet liquidity needs for normal operations.

     Capital Resources. SMHC is required to comply with the risk-based capital guidelines adopted by the FDIC. Those guidelines apply weighing factors which vary according to the level of risk associated with each asset category. As of September 30, 1997, SMHC exceeds all minimum capital ratios. SMHC's consolidated regulatory capital ratios as of September 30, 1997 are included with the Capital Resources table in the year end comparison subsection above.

                                BUSINESS OF SMHC

GENERAL

      SMHC is a bank holding company organized under the laws of the state of Louisiana on September 13, 1984, with its principal executive office located in Franklin, Louisiana. SMHC operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services in St. Mary and Terrebonne Parishes through its main office in Franklin, Louisiana and its four branch offices in Franklin, Baldwin, Houma, and Morgan City, Louisiana. At September 30, 1997, SMHC had total consolidated assets of approximately $112.6 million, total consolidated deposits of approximately $99.2 million, and total consolidated stockholders' equity of approximately $12.3 million. SMHC's principal executive office is located at 1504 Hospital Avenue, Franklin, Louisiana, 70538 and its telephone number at such address is (318) 828-0560.

BUSINESS AND PROPERTIES

     The Bank currently conducts all business activities through its main office and four branch offices located in St. Mary and Terrebonne Parishes, Louisiana. The popular names and addresses of these banking offices are as follows:

(1)  Main Office                             (4)  Morgan City Branch
     1504 Hospital Avenue                         1200 Brashear Avenue
     Franklin, Louisiana 70538                    Morgan City, Louisiana 70380

(2)  Downtown Branch                         (5)  Baldwin Branch
     614 Main Street                              606 Main Street
     Franklin, Louisiana 70538                    Baldwin, Louisiana 70514

(3)  Houma Branch
     701 Barrow Street
     Houma, Louisiana 70360

     The Bank does not offer trust services. As of September 30, 1997, the Bank employed 57 persons full time and 4 persons part time.

     The Bank owns the land beneath and the buildings of each of its five locations free and clear of any liens and encumbrances. The Bank leases from various third parties locations for nine of its thirteen automated teller machines.

COMPETITION

     SMHC encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, other financial institutions, and financial intermediaries that are domiciled in or operate in St. Mary and Terrebonne Parishes, where most of the Bank's customers reside. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than the Bank. At September 30, 1997, in St. Mary Parish there were approximately seven commercial banks, two savings banks, and no credit unions competing with the Bank, and in Terrebonne Parish there were approximately five commercial banks, two savings banks, and one credit union competing with the Bank.

LEGAL PROCEEDINGS

     SMHC and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of SMHC Common Stock by (i) each director of SMHC, (ii) each of the executive officers of SMHC, and (iii) the directors and executive officers of SMHC as a group. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of SMHC Common Stock is based upon "beneficial ownership" concepts set forth in rules promulgated under Section 13 of the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date.


                                                               AMOUNT AND NATURE
TITLE OF CLASS          NAME OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP(1)  PERCENT OF CLASS
--------------        -----------------------------         -------------------------   ----------------
Common Stock          James J. Bailey III(2)                         43,824                  11.11%

Common Stock          Randy P. Battaglio                                400                    *

Common Stock          Don T. Caffery                                 51,166                   1.31

Common Stock          John E. Hine                                      200                    *

Common Stock          R. Douglas McElwain                               200                    *

Common Stock          Temus J. Bonnette, Jr.                            500                    *

Common Stock          Y. George Ramirez, Jr.                            120                    *

Common Stock          Karen M. Maturin                                   10                    *

Common Stock          All Directors and                              50,420                  12.42
                      Officers as a group



     (1) Unless stated otherwise, the amounts shown in the table reflect shares owned of record by the named beneficial owner and with respect to which the named beneficial owner exercises sole voting and investment power.

     (2) See notes 3 and 4 to the table under the caption "Voting Securities and Principal Shareholders of SMHC."

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of September 30, 1997, were approximately $2,265,637.


              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF SMHC

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of SMHC Common Stock, as of the Record Date. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. For a discussion of determination of beneficial ownership, see "Business of SMHC--Management."


                           NAME AND ADDRESS              AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS           OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)     CLASS (1)
--------------           -------------------          -----------------------     ----------
Common Stock           Marshall T. Reynolds(2)               47,800                  12.12%
                       P. O. Box 4040
                       Huntington, WV  25729

Common Stock           James J. Bailey III(3)(4)             43,824                  11.11%
                       P. O. Box 842
                       Baton Rouge, LA 70821

Common Stock           Prescott F. Bailey(4)(5)              39,178                   9.93%
                       P. O. Box 842
                       Baton Rouge, LA 70821

Common Stock           Virginia Bailey Noland(4)(6)          54,612                  13.84%
                       1 American Place, Suite 2424
                       Baton Rouge, LA 70825



(1) Unless stated otherwise, the amounts shown in the table reflect shares owned of record by the named beneficial owner and with respect to which the named beneficial owner exercises sole voting and investment power.

(2) The amount in the table includes 8,000 shares owned by an adult child of Mr. Reynolds as to which shares Mr. Reynolds disclaims beneficial ownership.

(3) The amount shown in the table for James J. Bailey III includes 680 shares which he holds as executor of the estate of Mrs. Willie P. Foster and with respect to which he exercises sole voting and investment power, and 3,966 shares held by a trust for the benefit of the children of Virginia Bailey Noland, of which trust James J. Bailey III is one of the trustees. James J. Bailey III disclaims beneficial ownership of all of the shares held as a trustee and all of the shares held as the executor. The amount shown in the table for James J. Bailey III does not include 7,717 shares held by a trust for the benefit of children of Mr. Bailey as described in Note (6) below, as to which shares Mr. Bailey has no voting or investment power and disclaims beneficial ownership.

(4) The amount in the table includes two shares in which James J. Bailey III, P. Foster Bailey, and Virginia Bailey Noland own an undivided one-third interest each and with respect to which they share voting and investment power.

(5) The amount shown in the table for P. Foster Bailey does not include 7,717 shares held by a trust for the benefit of children of Mr. Bailey as described in Note (6) below, as to which shares Mr. Bailey has no voting or investment power and disclaims beneficial ownership.

(6) The amount shown in the table for Virginia Bailey Noland includes 7,717 shares held in a trust for the benefit of the children of James J. Bailey III and 7,717 shares held in a trust for the benefit of the children of P. Foster Bailey, of both of which trusts Mrs. Noland is one of three trustees. Mrs. Noland disclaims the beneficial ownership of all of the shares held as a trustee. The amount shown in the table for Virginia Bailey Noland does not include 3,966 shares held by a trust for the benefit of children of Mrs. Noland as described in Note (3) above, as to which shares Mrs. Noland has no voting or investment power and disclaims beneficial ownership.

                               BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 435 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of September 30, 1997. At that date, Regions had total consolidated assets of approximately $22.2 billion, total consolidated deposits of approximately $17.6 billion and total consolidated stockholders' equity of approximately $1.9 billion. Regions has banking operations in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on September 30, 1997 information:

                             NUMBER OF               TOTAL               TOTAL
                          BANKING OFFICES           ASSETS             DEPOSITS
                          ---------------           ------             --------
                                                         (In millions)
Alabama............           183                  $8,869               $7,990
Florida............            45                   1,593                1,498
Georgia............           107                   3,998                3,489
Louisiana..........            75                   2,295                2,167
Tennessee..........            25                     526                  458
Unallocated (1)....                                 4,171                2,000

     (1)Represents indirect mortgage loans, indirect auto loans, or credit card loans of $2.5 billion, $1.5 billion, and $171 million, respectively and negotiable certificates of deposit and certain trust and other deposits, which in the aggregate approximate $2 billion.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

      Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

ACQUISITION ACTIVITY


     Since December 31, 1996, and as of the date of this Proxy Statement/Prospectus, Regions has completed the acquisitions of eleven financial institutions (the "Completed Acquisitions" in the case of those consummated before September 30, 1997, and the "Recently Completed Acquisitions" in the case of those consummated after that date) and has entered into definitive agreements or letters of intent to acquire five financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:



                                                                                 CONSIDERATION
                                                                               ------------------
                                                                   APPROXIMATE
                                                                -----------------                     ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           ----------       -----         ----        ---------
                                                                   (In millions)
Completed Acquisitions:
----------------------
Florida First Bancorp, Inc., located in Panama              $     297       $   40         Cash        Purchase
City, Florida

Allied Bankshares, Inc., located in Thomson,                      569          158        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

West Carroll Bancshares, Inc., located in                         127           37        Regions       Pooling
Oak Grove, Louisiana                                                                      Common          of
                                                                                           Stock       Interests

Gulf South Bancshares, Inc., located in Gretna,                    55           10        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Mercantile National Bank, located in Longwood,              157           18         Cash        Purchase
Florida

The New Iberia Bancorp, Inc., located in New Iberia,              313           65        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Bankshares, Inc., located in Hapeville,                     127           20        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

SB&T Corporation, located in Smyrna,                              148           33        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

Recently Completed Acquisitions:
-------------------------------

GF Bancshares, Inc., located in Griffin,                           97           19        Regions      Purchase
Georgia                                                                                   Common
                                                                                           Stock

Greenville Financial Corporation, located in                      134           34        Regions       Pooling
Greenville, South Carolina                                                                Common          of
                                                                                           Stock       Interests

PALFED, Inc., located in Aiken,                                   665          145        Regions       Pooling
South Carolina                                                                            Common          of
                                                                                           Stock       Interests

Other Pending Acquisitions:
--------------------------

First United Bancorporation, located in Anderson, South           292           80        Regions       Pooling
Carolina                                                                                  Common          of
                                                                                           Stock       Interests


Key Florida Bancorp, Inc. located in Bradenton, Florida           212           39        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First State Corporation, located in Albany, Georgia               540          161        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Etowah Bank, located in Canton, Georgia                           432          117        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First Commercial Corporation, located in Little Rock,           6,887        2,587        Regions       Pooling
Arkansas                                                                                  Common          of
                                                                                           Stock       Interests



---------------
(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.


     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, approval of the stockholders of the institutions to be acquired and, in the case of the FCC Acquisition, approval of the stockholders of Regions. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.


     If the Recently Completed Acquisitions, the Other Pending Acquisitions, and the Merger had been consummated on September 30, 1997, as of that date Regions' total consolidated assets would have been increased by approximately $9.2 billion to approximately $31.4 billion; its total consolidated deposits would have increased by approximately $7.9 billion to approximately $25.5 billion; and its total consolidated stockholders' equity would have increased by approximately $827 million to approximately $ 2.7 billion.

     For additional information concerning the FCC Acquisition, see "Recent Developments--First Commercial Corporation Acquisition."

                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and SMHC. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "Documents Incorporated by Reference."

GENERAL

     Regions and SMHC are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and its nonbank subsidiaries and SMHC are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (among other things): (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama- based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state had the ability to "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of Regions or SMHC are located has "opted out." Accordingly, Regions has the ability to and intends to consolidate all of its bank subsidiaries into a single bank with interstate branches, and has commenced a consolidation program to that end.

     The BHC Act generally prohibits Regions and SMHC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the subsidiary depository institutions of Regions and SMHC is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and SMHC (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and SMHC are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and SMHC, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and SMHC, as well as by Regions and SMHC to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At September 30, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and SMHC, without obtaining governmental approvals, could declare aggregate dividends to Regions and SMHC of approximately $138 million and $138,000 respectively.

     The payment of dividends by Regions and SMHC and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, SMHC, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and SMHC and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk- weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1997, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.24% and 9.85%, respectively, and SMHC's consolidated Total Capital and Tier 1 Capital Ratios were 16.09% and 14.84%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and SMHC's respective Leverage Ratios at September 30, 1997 were 7.35% and 11.12%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' and SMHC's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1997. Neither Regions, SMHC, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS also includes an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, Regions and SMHC are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or SMHC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk- based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     At September 30, 1997, all of the subsidiary depository institutions of Regions and SMHC had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     Pursuant to the Deposit Insurance Funds Act of 1996, the FDIC has implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's deposits insured by the Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately
52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. The revisions in the assessment rate schedules reduced assessment rates on SAIF-insured deposits and would generally equalize BIF and SAIF assessment rates by January, 2000. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999 as compared to prior years, assuming no further changes in announced premium assessment rates. Regions recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the pre-tax amount of approximately $21.0 million.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 136,820,461 shares were issued, including 500,000 treasury shares, at September 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1997, under such requirements and guidelines, Regions' subsidiary institutions had $138 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1998. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices no later than December 2, 1997, for consideration by Regions for possible inclusion in such proxy materials. Proposals with respect to Regions' 1999 annual meeting of stockholders may be submitted until the date specified in Regions' 1998 annual meeting proxy statement.

                                     EXPERTS

     The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of SMHC, included in this Registration Statement, have been audited by Castaing, Hussey & Lolan, LLP, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Castaing, Hussey & Lolan, LLP have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of _______, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of _______ shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                       INDEX TO SMHC FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

St. Mary Holding Corporation and Subsidiary
   Report of Independent Certified Public Accountants.....................F-2
Consolidated Statements of Financial Condition as of
   December 31, 1996 and 1995.............................................F-3
Consolidated Statements of Income for the Years
   Ended December 31, 1996, 1995, and 1994................................F-4
Consolidated Statements of Changes in Stockholders'
   Equity for the Years Ended December 31, 1996, 1995, and 1994...........F-5
Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1996, 1995, and 1994................................F-6
Notes to Consolidated Financial Statements................................F-7
Consolidated Statements of Financial Condition
   as of September 30, 1997 and 1996 (Unaudited)..........................F-22
Consolidated Statements of Income for the
   the Nine Months Ended September 30, 1997 and 1996 (Unaudited)..........F-23
Consolidated Statements of Changes in Stockholders' Equity for
   the Nine Months ended September 30, 1997 and 1996......................F-24
Consolidated Statements of Cash Flows for the
   Nine Months Ended September 30, 1997 and 1996 (Unaudited)..............F-25
Notes to Unaudited Consolidated Interim Financial Statements..............F-26

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
St. Mary Holding Corporation
   and Subsidiary
Franklin, LA

We have audited the accompanying consolidated statements of financial condition of St. Mary Holding Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of St. Mary Holding Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


CASTAING, HUSSEY & LOLAN, LLP



New Iberia, Louisiana
February 13, 1997

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1996 and 1995
                                 (In Thousands)

                                     ASSETS


                                                                                       1996                1995
                                                                                  ------------        -----------
Cash and Due From Banks                                                           $      4,658       $      5,576
Federal Funds Sold                                                                       6,925              8,085
                                                                                  ------------       ------------
     Total Cash and Cash Equivalents                                                    11,583             13,661

Investment Securities Available for Sale, at fair value                                 17,701             20,741
Loans Receivable (net of allowance for loan losses of $902 and
     $800, respectively)                                                                72,159             59,748
Premises and Equipment, Net                                                              3,979              4,029
Accrued Interest Receivable                                                                704                764
Real Estate and Other Property Acquired in Settlement of Loans, Net                          5                 14
Other Assets                                                                               417              1,613
                                                                                  ------------       ------------

TOTAL ASSETS                                                                      $    106,548       $    100,570
                                                                                  ============       ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Non-Interest Bearing Deposits                                                     $     23,853       $     20,809
Interest Bearing Deposits                                                               68,917             62,984
                                                                                  ------------       ------------
     Total Deposits                                                                     92,770             83,793

Securities Sold Under Agreement to Repurchase                                            1,087              3,613
Accrued Interest Payable                                                                   458                407
Dividends Payable                                                                          221                245
Income Taxes Payable and Deferred                                                          225                403
Accrued Expenses                                                                            57                 56
                                                                                  ------------       ------------

TOTAL LIABILITIES                                                                       94,818             88,517
                                                                                  ------------       ------------

STOCKHOLDERS' EQUITY:
Common Stock -  Par Value $5; Authorized 10,000,000 Shares;
     Issued 463,200  Shares; Outstanding 394,520 and 432,000
     Shares, respectively                                                                2,316              2,316
Treasury Stock - 68,680 and 31,200 Shares at Cost, respectively                         (2,048)              (905)
Surplus                                                                                  4,700              4,700
Undivided Profits                                                                        6,699              5,790
Unrealized Gain on Securities Available for Sale,
     Net of Deferred Taxes                                                                  63                152
                                                                                  ------------       ------------

TOTAL STOCKHOLDERS' EQUITY                                                              11,730             12,053
                                                                                  ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $    106,548       $    100,570
                                                                                  ============       ============



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1996, 1995 and 1994
                                 (In Thousands)


                                                                       1996              1995             1994
                                                                   -----------       ----------       -----------
INTEREST INCOME:
   Interest and Fees on Loans                                      $     6,814       $    5,437       $     4,064
   Interest on Investment Securities:
       U. S. Treasury Securities                                           434              434               751
       U. S. Government Agency Securities                                  413              553               925
       State and Municipal Securities                                      355              393               399
       Mortgage - Backed Securities and Collateralized
          Mortgage Obligations                                             -0-              212               737
   Interest on Federal Funds Sold                                          298              204                32
   Interest on Deposits with Other Banks                                   -0-                3                 1
                                                                   -----------       ----------       -----------

Total Interest Income                                                    8,314            7,236             6,909
                                                                   -----------       ----------       -----------

INTEREST EXPENSE:
   Interest Expense on Deposits                                          2,921            2,364             2,144
   Interest Expense on Federal Funds Purchased                             -0-               40                49
   Interest Expense on Securities Sold Under
       Agreement to Repurchase                                             142              190               134
                                                                   -----------       ----------       -----------

Total Interest Expense                                                   3,063            2,594             2,327
                                                                   -----------       ----------       -----------

Net Interest Income                                                      5,251            4,642             4,582

Provision for Loan Losses                                                  336              365                60
                                                                   -----------       ----------       -----------

Net Interest Income After Provision for Loan Losses                      4,915            4,277             4,522
                                                                   -----------       ----------       -----------

OTHER INCOME:
   Service Charges                                                         799              793               797
   Victoria-St. Mary Ltd. Income, Net                                      -0-              -0-                51
   Gain (Loss) on Sale of Investment Securities                              3             (187)              (29)
   Gain on Sale of Loans                                                   150              -0-                89
   Gain on Sale of Victoria Land                                           -0-              940               -0-
   Other Income                                                            377              392               379
                                                                   -----------       ----------       -----------


Total Other Income                                                       1,329            1,938             1,287
                                                                   -----------       ----------       -----------

OTHER EXPENSES:
   Salaries and Employee Benefits                                        1,698            1,647             2,071
   Occupancy Expense                                                       886              895               778
   Other Operating Expenses                                              1,595            1,352             1,557
                                                                   -----------       ----------       -----------

Total Other Expenses                                                     4,179            3,894             4,406
                                                                   -----------       ----------       -----------

Income Before Income Tax Expense                                         2,065            2,321             1,403

Income Tax Expense                                                         599              671               343
                                                                   -----------       ----------       -----------

NET INCOME                                                         $     1,466       $    1,650       $     1,060
                                                                   ===========       ==========       ===========
Net income per share                                               $      3.51       $     3.66       $      2.29
                                                                   ===========       ==========       ===========
Average shares outstanding                                                418               450               463



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994
                                 (In Thousands)


                                                                                                     Unrealized Gain
                                                                                                        (Loss) on
                                                                                                        Securities
                                               Common        Treasury                    Undivided       Available
                                                Stock         Stock        Surplus        Profits        for Sale
                                             -----------    ---------    ----------     -----------   ---------------
BALANCE, JANUARY 1, 1994                     $     1,158    $            $    4,100     $     5,758   $

   Net Income                                                                                 1,060

   Dividends                                                                                   (461)

   Change in Unrealized Gain (Loss) on
       Securities Available for Sale,
       Net of Deferred Taxes                                                                                     (773)
                                             -----------    ---------    ----------     -----------   ---------------

BALANCE, DECEMBER 31, 1994                         1,158                      4,100           6,357              (773)

   Net Income                                                                                 1,650

   Dividends                                                                                   (459)

   Transfer from Undivided
       Profits to Surplus                                                       600            (600)

   Stock Dividend                                  1,158                                     (1,158)

   Treasury Stock Purchased                                      (905)

   Change in Unrealized Gain (Loss) on
       Securities Available for Sale,
       Net of Deferred Taxes                                                                                      925
                                             -----------    ---------    ----------     -----------   ---------------

BALANCE, DECEMBER 31, 1995                         2,316         (905)        4,700           5,790               152

   Net Income                                                                                 1,466

   Dividends                                                                                   (557)

   Treasury Stock Purchased                                    (1,143)

   Change in Unrealized Gain (Loss) on
       Securities Available for Sale,
       Net of Deferred Taxes                                                                                      (89)
                                             -----------    ---------    ----------     -----------   ---------------

BALANCE, DECEMBER 31, 1996                   $     2,316    $  (2,048)   $    4,700     $     6,699   $            63
                                             ===========    =========    ==========     ===========   ===============



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1996, 1995 and 1994
                                 (In Thousands)


                                                                           1996            1995           1994
                                                                       -----------     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (Exhibit C)                                              $     1,466     $     1,650    $     1,060
   Adjustments to Reconcile Net Income to Net
       Cash Provided by Operating Activities:
       Depreciation and Amortization                                           493             501            434
       Net Premium Amortization and Discount Accretion                         (90)             29            279
       Provision For Loan Losses                                               336             365             60
       Writedown of OREO and Other Property Acquired                             2              -0-            10
       Provision For Deferred Income Taxes                                     (39)            (53)           (16)
       (Gain) Loss on Sale of Investment Securities                             (3)            187             29
       (Gain) Loss on Disposition of Foreclosed Property and
          Premise and Equipment                                                 49            (918)           (38)
       Gain on Sale of Loans                                                  (150)             -0-           (89)
       (Increase) Decrease in Accrued Interest Receivable
          and Other Assets                                                   1,146          (1,121)             1
       Increase (Decrease) in Accrued Interest Payable and
          Other Liabilities                                                    (40)            143            (56)
                                                                       -----------     -----------    -----------

Net Cash Provided By Operating Activities                                    3,170             783          1,674
                                                                       -----------     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from Sales of Securities Available for Sale                         -0-         16,814          5,937
   Proceeds from Maturities of Securities Available for Sale                15,091          15,279         16,203
   Purchase of Securities Available for Sale                               (12,094)         (6,037)       (17,985)
   Proceeds from Sale of Loans                                               1,931
   Net Decrease (Increase) in Interest Bearing Deposit in
       Other Banks                                                              -0-            100           (100)
   Net  Increase in Customer Loans                                         (14,566)        (12,626)       (10,031)
   Capital Expenditures                                                       (392)           (343)          (609)
   Proceeds from Sales of Premises and Equipment                                11              28             55
   Proceeds from Sales of Other Real Estate Owned
       and Other Assets Acquired                                                44           1,011            222
                                                                       -----------     -----------    -----------

Net Cash Provided (Used) By Investing Activities                            (9,975)         14,226         (6,308)
                                                                       -----------     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net Increase (Decrease) in Demand and Savings Deposits                    2,895          (3,452)        (5,569)
   Net Increase (Decrease) in Time Deposits                                  6,082           7,950         (2,993)
   Net (Decrease) Increase in Federal Funds Purchased                           -0-         (2,150)         2,150
   Net (Decrease) Increase in Securities Sold Under
       Agreement to Repurchase                                              (2,526)         (6,985)        10,598
   Dividends Paid                                                             (581)           (214)          (461)
   Treasury Stock Purchased                                                 (1,143)           (905)            -0-
                                                                     -------------    ------------   -------------

Net Cash (Used) Provided By Financing Activities                             4,727          (5,756)         3,725
                                                                     -------------    ------------   ------------

Net Increase (Decrease) in Cash  and Cash Equivalents                       (2,078)          9,253           (909)

Cash and Cash Equivalents at Beginning Of Year                              13,661           4,408          5,317
                                                                     -------------   -------------   ------------

Cash and Cash Equivalents at End of Year                             $      11,583   $      13,661   $      4,408
                                                                     =============   =============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash Paid During the Year for Interest                            $       3,012   $       2,448   $      2,290
   Cash Paid During the Year for Income Taxes                        $         730   $         647   $        377
   Income Tax Refunds Received During the Year                       $         -0-   $           3   $        125
   Noncash Activities:
       Transfers to Other Real Estate and Other
          Property Acquired from Loans                               $          38   $          46   $         14
       Transfer to Other Real Estate from Premises and Equipment     $         -0-   $          81   $        -0-
       Transfer to Investment Securities Available for Sale from
          Other Property Acquired                                    $         -0-   $          51   $        -0-
       Loans Made to Facilitate Sales of Other
          Real Estate and Other Property Acquired                    $         -0-   $         -0-   $         74
       Total Increase (Decrease) in Unrealized Gain on Securities
          Available for Sale                                         $        (136)  $       1,402   $      1,171



  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of St. Mary Holding Corporation (a bank holding company) ("the Company"); its wholly owned subsidiary, The St. Mary Bank and Trust Co. (a State Bank) ("the Bank"); and a wholly owned subsidiary of the Bank, Victoria-St. Mary, Ltd., (a corporation). As detailed in Note 15, Victoria - St. Mary, Ltd. was liquidated in December 1994. All significant intercompany balances have been eliminated.

Nature of Operations - The Company provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Company is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans. In connection with the determination of the allowance for losses on loans, management obtains independent appraisals for significant properties.

The Company grants commercial, real estate and consumer loans to customers located primarily in St. Mary and Terrebonne Parishes. The Company's portfolio consists of business loans extending across many industry types, as well as loans to individuals. The Company's primary service area has some dependency on energy and energy related industries. The primary loan collateral is concentrated in commercial real estate.

The Company evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by individual loan customer but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guaranties, and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On an on-going basis, the Company monitors its collateral and the collateral value related to the loan balance outstanding.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans may change materially in the near term.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

Investment Securities - Investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other investment securities are classified as available for sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in equity, net of applicable income taxes. All investment securities have been classified as available for sale.

Realized gains or losses on disposition of investment securities are recorded in other income on the trade date based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

Loans - Loans are stated at the amount of unpaid principal, less the allowance for loan losses, net of deferred loan fees and unearned discounts. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Unearned discount on lease financing receivables is recognized as income over the terms of the loans using the interest method. Interest on other loans is calculated using the simple interest method on daily balances of the principal amount outstanding.

When the payment of principal or interest on a loan (including a loan defined as impaired under SFAS 114) is delinquent for 90 days, the loan is placed on non-accrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on non-accrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses. Generally, any payments received on non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

Allowance for Loan Losses - The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. The Company uses the loan-by-loan measurement method for all loans, however, consumer installment loans are considered to be groups of smaller balance homogenous loans that are collectively evaluated for

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

impairment and are not subject to SFAS 114 measurement criteria. A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 60 days or if, during a longer period of delay, the Company expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions and any unique circumstances affecting the loan. Due to the composition of the Company's loan portfolio, the fair value of collateral is utilized to measure virtually all of the Company's impaired loans. If the fair value of an impaired loan is less than the related recorded amount, a valuation allowance is established or the writedown is charged against the allowance for loan losses if the impairment is considered to be permanent.

The standard is to be adopted prospectively with the effect of initially applying the standard to be reflected as an adjustment to the Company's provision for loan losses in the year of adoption. The Company adopted the standard effective January 1, 1995.

Premises and Equipment - Premises and equipment are stated at cost less an allowance for depreciation. Depreciation is computed primarily using the straight-line method over the useful lives of the assets which range from 5 to 30 years. Interest costs connected with the construction of major equipment or facilities are capitalized during the period of construction activity.

Real Estate and Other Assets Acquired in Settlement of Loans - Real estate and other property acquired in settlement of loans are recorded at the balance of the loan or at estimated fair value minus estimated costs to sell, whichever is less, at the date acquired, plus capital improvements made thereafter to facilitate sale. Writedowns based on fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Costs of holding real estate acquired in settlement of loans and subsequent writedowns to reflect fair value are shown as charges against income currently. Gains on sales of such real estate are taken into income based on the buyer's initial and continuing investment in the property.

Advertising Costs - The Company incurred no direct-response advertising costs and expenses all advertising costs as incurred.

Employee Benefits - SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which is effective for fiscal years beginning after December 15, 1992, requires recognition of estimated future postretirement costs over employees' periods of service. SFAS 112, Employers' Accounting for Postemployment Benefits, which is effective for fiscal years beginning after December 15, 1993, requires recognition of estimated future postemployment costs over employees' periods of service. The Company offers no postretirement health or medical benefits or postemployment benefits to any of its employees or former employees.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income Taxes - Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences attributable to available for sale securities, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation, and deferred loan fees. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The tax liability of the consolidated group is allocated to the members of the group on the basis of the percentage of the total tax which the tax of such member, if computed on a separate return, would bear to the total amount of the taxes for all members of the group so computed.

Fair Values of Financial Instruments - Statement of Financial Accounting Standards No. 107 (SFAS 107), Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents: The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

   Deposits: The fair value disclosed for demand deposits (for example, interest bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

   Off-Balance Sheet Items: The Company has outstanding commitments to extend credit and stand-by letters of credit. These off-balance sheet financial instruments are generally exerciseable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, have no current value.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

Effects of New Accounting Pronouncements - In March 1994, the FASB issued Statement of Financial Accounting Standards No. 121 (SFAS 121) Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company adopted SFAS 121 effective January 1, 1996. The statement requires a company to assess whether an asset (or group of assets) that will continue to be used is impaired and whether an adjustment to the carrying value is required. Certain events, such as a significant decrease in the asset's market value, a physical change in the asset or the way the asset is used, among others, are indicators that impairment may exist. If an asset is determined to be impaired, and the estimated cash flows from the asset are less than the carrying value of the asset, then fair market value is calculated, and the carrying value is adjusted if it is less than the fair market value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

In June 1996, the FASB issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable.

Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No, 125, was issued in December 1996 and deferred application of many of the provisions of SFAS 125 until after December 31, 1997.

Management believes adoption of SFAS 125 will not have a material effect on financial position or the results of operations.

Reclassifications - Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements in order to conform to the classifications adopted for reporting in 1996.

NOTE 2 - CASH AND DUE FROM BANKS:

The Company is required to maintain non-interest bearing reserve balances, which are based on a percentage of deposit liabilities, with the Federal Reserve Bank or in cash on hand. This reserve is attained by the Company's vault cash on hand at December 31, 1996 and 1995.

NOTE 3 - INVESTMENT SECURITIES:

Securities available for sale (in thousands) as of December 31, 1996 are as follows:


                                                                  Gross              Gross
                                              Amortized         Unrealized         Unrealized           Fair
                                                Cost              Gains              Losses             Value
                                            -----------       -------------       ------------       ------------
U. S. Governments                           $     5,010       $           3       $         (2)      $      5,011
U. S. Agencies                                    6,999                   2                (12)             6,989
State and Political Subdivisions                  5,597                 133                (29)             5,701
                                           ------------       -------------       ------------       ------------

Totals                                     $     17,606       $         138       $        (43)      $     17,701
                                           ============       =============       ============       ============

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 3 - INVESTMENT SECURITIES (Continued):

The amortized cost and estimated fair value of debt securities available for sale (in thousands) at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                   Amortized             Fair
                                                                                     Cost                Value
                                                                                  ------------        -----------
Due in One Year or Less                                                           $     10,749        $    10,757
Due after One Year through Five Years                                                    4,276              4,349
Due after Five Years through Ten Years                                                   2,057              2,078
Due after Ten Years                                                                        524                517
                                                                                  ------------        -----------

Totals                                                                            $     17,606        $    17,701
                                                                                  ============        ===========


Securities available for sale (in thousands) as of December 31, 1995 are as follows:


                                                                  Gross              Gross
                                              Amortized         Unrealized         Unrealized           Fair
                                               Cost               Gains              Losses             Value
                                           ------------      --------------     -------------        ------------
U. S. Governments                          $      6,900      $            1     $           (6)      $      6,895
U. S. Agencies                                    6,995                  29                (23)             7,001
State and Political Subdivisions                  6,614                 241                (10)             6,845
                                           ------------      --------------     --------------       ------------

Totals                                     $     20,509      $          271     $          (39)      $     20,741
                                           ============      ==============     ==============       ============


Proceeds from sales and calls of securities available for sale and the gross gains and losses (in thousands) realized on those sales for the years ended December 31, 1996, 1995 and 1994, were as follows:



                                                                                      Gross              Gross
                                                                  Sale               Realized           Realized
                                                                 Proceeds             Gains              Losses
                                                               -----------        ------------      -------------

   December 31, 1996                                           $       419        $          3      $          -0-
                                                               ===========        ============      ==============

   December 31, 1995                                           $    18,128        $        150      $          337
                                                               ===========        ============      ==============

   December 31, 1994                                           $     7,032        $         10      $           39
                                                               ===========        ============      ==============


Investment securities with a carrying amount of approximately $15,639,000 and $16,611,000 at December 31, 1996 and 1995, respectively, were pledged to secure deposits as required or permitted by law.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4 - LOANS RECEIVABLE:

Loans Receivable at December 31, 1996 and 1995 classified by major type (in thousands) is as follows:

                                                                                       1996              1995
                                                                                   -----------       ------------
   Commercial Loans                                                                $    22,244       $     19,695
   Real Estate Loans - Other                                                            38,126             28,717
   Real Estate Loans - Construction                                                      1,472              1,691
   Consumer Loans                                                                       10,337              9,446
   Agricultural Loans                                                                      828                915
   Lease Financing Receivables                                                              16                 50
                                                                                   -----------       ------------
       Total                                                                            73,023             60,514
   Allowance for Loan Losses                                                              (902)              (800)
   Unearned Discount on Lease Financing Receivables                                         (3)                (7)
   Unamortized Loan Origination Costs                                                       41                 41
                                                                                   -----------       ------------

   Total Loans                                                                     $    72,159       $     59,748
                                                                                   ===========       ============


At December 31, 1996 and 1995, fixed rate loans totaled $ 63,208,000 and $49,568,000 and variable rate loans totaled $9,853,000 and $10,980,000, respectively.

The total recorded investment in impaired loans as of December 31, 1996 was $683,000, which consisted of five loans. The total allowance for impaired loans was $71,000 and was attributable to $389,000 of impaired loans as of December 31, 1996. Impaired loans of $294,000 did not have a related allowance for impairment as of December 31, 1996. The average recorded investment in impaired loans during 1996 was $627,000. The interest income recognized for the year ended December 31, 1996 on the loans while impaired was $47,000.

The total recorded investment in impaired loans as of December 31, 1995 was $314,000, which consisted of six loans. The total allowance for impaired loans was $36,000 and was attributable to $113,000 of impaired loans as of December 31, 1995. Impaired loans of $201,000 did not have a related allowance for impairment as of December 31, 1995. The average recorded investment in impaired loans during 1995 was $397,000. The interest income recognized for the year ended December 31, 1995 on the loans while impaired was $25,000.

Non-accrual loans not subject to the impairment provisions of SFAS 114 totaled $316,000 and $212,000 as of December 31, 1996 and 1995, respectively. No interest income was recognized on such non-accrual loans for the years ended December 31, 1996 and 1995. Interest income that would have been recognized for the years ended December 31, 1996 and 1995 had those loans been on accrual status at contractual terms throughout the year was approximately $40,000 and $28,000, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES:

Activity in the allowance for loan losses (in thousands) for the years ended December 31, 1996, 1995 and 1994 were as follows:


                                                                  1996              1995                1994
                                                            --------------      --------------      -------------
   Beginning Balance                                        $          800      $          686      $         577
       Provision for Loan Losses                                       336                 365                 60
       Charge-offs                                                    (301)               (277)              (132)
       Recoveries                                                       67                  26                181
                                                            --------------      --------------      -------------

   Ending Balance                                           $          902      $          800      $         686
                                                            ==============      ==============      =============

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6 - PREMISES AND EQUIPMENT:

Premises and equipment stated at cost less an allowance for depreciation (in thousands) at December 31, 1996 and 1995 was as follows:


                                                                                     1996               1995
                                                                                 -------------     --------------
   Land                                                                          $         431     $          431
   Buildings and Improvements                                                            4,522              4,558
   Furniture and Fixtures                                                                3,062              2,901
   Work in Progress                                                                        184                 -0-
                                                                                 -------------     --------------

      Total                                                                              8,199              7,890
   Accumulated Depreciation                                                             (4,220)            (3,861)
                                                                                 -------------     --------------

   Premises and Equipment, Net                                                   $       3,979     $        4,029
                                                                                 =============     ==============


Depreciation expense charged to operations was $383,000, $382,000, and $322,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 7 - DEPOSITS:

Deposits (in thousands) are summarized below:


                                                                                      1996               1995
                                                                                 -------------      -------------
       Non-Interest Bearing Demand                                               $      23,853      $      20,809
       NOW Accounts                                                                      7,095              8,886
       Money Market Accounts                                                            11,103              9,337
       Savings                                                                          10,822             10,946
       Time Certificates of Deposit                                                     39,897             33,815
                                                                                 -------------      -------------

       Total                                                                     $      92,770      $      83,793
                                                                                 =============      =============


The Company had deposits for five customers (three of which are public entities) which totaled $8,204,000 at December 31, 1996. This amount represented 8.8 percent of total customer deposits. The Company had deposits for four customers (three of which are public entities) which totaled $7,286,000 at December 31, 1995. This amount represented 8.7 percent of total customer deposits.

Included in interest bearing deposits are certificates of deposit in amounts of $100,000 or more totaling $14,988,000 and $12,042,000 at December 31, 1996 and
1995, respectively.

At December 31, 1996, scheduled maturities of certificates of deposit accounts were as follows (in thousands):


                                                                                      Amounts
                                                                                    ----------
One year or less                                                                    $   35,328
Over one year through three years                                                        3,065
Over three years through five years                                                      1,502
Over five years through ten years                                                            2
                                                                                    ----------

   Total Time Certificates of Deposit                                               $   39,897
                                                                                    ==========

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8 - OTHER OPERATING EXPENSES:

The components of other operating expenses (in thousands) were:

                                                                         1996             1995            1994
                                                                     -----------       ----------      ----------
Ad Valorem Taxes                                                     $       150       $       82      $       83
Advertising                                                                  105               67             107
Director Fees                                                                138              134             134
Legal                                                                         77               36             130
Other Outside Services                                                        71              149             129
Other Real Estate Expenses, Net                                                5               42              19
Regulatory Assessments                                                        54              126             219
SAIF Special Assessment                                                       70               -0-             -0-
Stationary and Supplies                                                      106              125             114
Telephone and Data Line Service                                              131              112             113
Other Non-Recurring Losses - Morgan City Branch                              150               -0-             -0-
Other Expenses                                                               538              479             509
                                                                     -----------       ----------      ----------

   Total                                                             $     1,595       $    1,352      $    1,557
                                                                     ===========       ==========      ==========


NOTE 9 - INCOME TAXES:

A detail of income tax expense (in thousands) is as follows:


                                                                         1996            1995            1993
                                                                     -----------      -----------     -----------
Current Tax Provision
   Federal                                                           $       638      $       724     $       356
   State                                                                     -0-              -0-               3
                                                                     -----------      -----------     -----------
Subtotal                                                                     638              724             359
Provision for Deferred Taxes                                                 (39)             (53)            (16)
                                                                     -----------      -----------     -----------

Income Tax Expense                                                   $       599      $       671     $       343
                                                                     ===========      ===========     ===========


The reasons for the differences between the statutory federal income tax rates and the effective rates are as follows:


                                                                       1996            1995          1994
                                                                    ----------     -----------    ----------
Statutory Rate                                                            34.0%           34.0%         34.0%
Increase (Decrease) resulting from:
   Effect of Tax-Exempt Income                                            (5.9%)          (5.8%)        (9.5%)
   Nondeductible Interest and Other Expenses                               1.1%             .9%          1.4%
   Other                                                                   (.2%)           (.2%)        (1.5%)
                                                                    ----------     -----------    -----------

Effective Rate                                                            29.0%           28.9%          24.4%
                                                                    ==========     ===========    ===========

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (Continued):

The tax effects of each type of significant item that gave rise to deferred taxes are as follows (in thousands):


                                                                  1996                1995               1994
                                                             -------------       ------------        ------------
Deferred Tax Assets:
   Unrealized Loss on Available for
       Sale Securities                                       $          -0-      $          -0-      $        398
   Allowance for Loan Losses                                            86                  51                 -0-
                                                             -------------       -------------       ------------

       Total                                                            86                  51                398
                                                             -------------       -------------       ------------

Deferred Tax Liabilities:
   Unrealized Gain on Available for
       Sale Securities                                                 (32)                (79)                -0-
   Allowance for Loan Losses                                            -0-                 -0-                (5)
   Premises and Equipment                                             (262)               (263)              (262)
   Deferred Loan Costs                                                 (14)                (14)               (14)
   Investment Securities                                               (12)                (15)               (13)
                                                             -------------       -------------       ------------

       Total                                                          (320)               (371)              (294)
                                                             -------------       -------------       ------------

   Net Deferred Tax (Liability) Asset                        $        (234)      $        (320)      $        104
                                                             =============       =============       ============



The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 1996, 1995 and 1994. The net deferred tax liability is included in Income Taxes Payable and Deferred. There were no loss or tax credit carryforwards at December 31, 1996, 1995 and 1994.

NOTE 10 - EMPLOYEE RETIREMENT PLAN:

The Company currently has a Profit Sharing Plan with a 401(k) provision which is a contributory employee retirement plan. It covers substantially all employees who meet certain age and service requirements.

Total contributions (in thousands) for the years ended December 31, 1996, 1995 and 1994 are as follows:


                                                                   1996               1995                1994
                                                             --------------       ------------        -----------
   Employee Deferrals (401K)                                 $           77       $         68        $        74
   Employer Matching (401K)                                              37                 33                 36
   Employer Discretionary (Profit Sharing)                               -0-                -0-                70
                                                             --------------       ------------        -----------

   Total Contributions                                       $          114       $        101        $       180
                                                             ==============        ===========        ===========

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in extending commitments and conditional obligations as it does for on-balance-sheet instruments. The Company does not anticipate any material loss as a result of these transactions.

Commitments to extend credit and standby letters of credit (in thousands) at December 31, 1996 and 1995 were as follows:



                                                                                      1996               1995
                                                                                  ------------       -----------
   Commitments to extend credit                                                   $     13,308       $     9,923

   Standby letters of credit                                                      $        874       $       719


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral requirements are essentially the same as those involved in extending funded credit facilities to customers.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES:

The Company is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - LOANS TO RELATED PARTIES:

The Company makes loans to its directors and principal officers in the ordinary course of business. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Loans made to directors and principal officers, including companies in which they have a significant influence or ownership interest, amounted to $1,797,000 and $1,607,000 at December 31, 1996 and 1995, respectively. The unfunded portion totaled $114,000 and $57,000 at December 31, 1996 and 1995, respectively. During 1996, $1,082,000 of new loans were made and repayments totaled $892,000. There was one letter of credit issued to a director, including companies in which he has a significant influence or ownership interest, at December 31, 1996 and 1995 amounting to $84,000.

NOTE 14 - REGULATORY MATTERS:

The Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions. For 1995 and 1996, dividends to the Bank's parent corporation did not exceed the limit. The Company is required to comply with similar regulatory capital requirements and was in compliance with all regulatory capital requirements at December 31, 1996.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based, total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios as of December 31 are also presented in the table.



                                                                            December 31, 1996
                                                             ----------------------------------------------------
                                                                Actual            Required            Excess
                                                             --------------     --------------    ---------------
                                                               Amount     %        Amount    %        Amount    %

Tier I Capital (to Average Assets)                           $ 11,617  11.1     $   4,196  4.0    $  7,421    7.1
Tier I Capital (to Risk Weighted Assets)                     $ 11,617  15.8     $   2,935  4.0    $  8,682   11.8
Total Capital (to Risk Weighted Assets)                      $ 12,519  17.1     $   5,871  8.0    $  6,648    9.1


                                                                            December 31, 1995
                                                             ----------------------------------------------------
                                                                Actual            Required            Excess
                                                             --------------     --------------    ---------------
                                                               Amount     %        Amount    %        Amount    %

Tier I Capital (to Average Assets)                           $ 11,809  12.2     $   2,905  3.0     $  8,904   9.2
Tier I Capital (to Risk Weighted Assets)                     $ 11,809  17.9     $   2,638  4.0     $  9,171  13.9
Total Capital (to Risk Weighted Assets)                      $ 12,609  19.1     $   5,276  8.0     $  7,333  11.1


Management believes that, as of December 31, 1996, the Bank meets all capital requirements to which it is subject.

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15 - VICTORIA-ST. MARY, LTD.:

Victoria-St. Mary, Ltd. (VSM), a wholly owned subsidiary of the Bank, was liquidated into the Bank in December 1994. At the time of liquidation its principal assets consisted of cash and approximately 2,000 acres of land that had previously been acquired by the Bank through foreclosure and similar means. For reasons primarily related to state banking law and regulation, the carrying value of this land is $7. However, its fair market value is considerable.

In January 1995 the Bank sold the tracts of land formerly held by VSM for $1,000,000. The Bank's profit after expenses was $940,000. The Bank did not finance the sale.

For the year ended December 31, 1994, total revenues of VSM were $72,000 and its expenses were $37,000. These amounts are included in the consolidated statements of income.

NOTE 16 - STOCK SPLIT:

In March 1995, the Company paid a 100 percent stock dividend accounted for as a two-for-one stock split. The split resulted in 231,600 additional shares of common stock being issued. Undivided Profits in the amount of $1,158,000 were transferred to common stock.

NOTE 17 - UNUSED LINES OF CREDIT:

The Company has the ability to borrow up to $1,000,000 from another financial institution collateralized by certain securities. There were no borrowings as of December 31, 1996. Unsecured lines of credit with a maximum of $3,100,000 have been established at two other institutions and as of December 31, 1996, were unfunded.

NOTE 18 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments (in thousands) as of December 31, 1996 and 1995 is as follows:



                                                        1996                                 1995
                                              ---------------------------          ----------------------------
                                                 Estimated                         Estimated
                                                   Fair         Carrying             Fair             Carrying
                                                  Value          Value              Value              Value
                                              ----------      -----------          -----------       ----------
Assets:
   Cash                                       $   11,583      $    11,583          $   13,661        $   13,661
   Investment Securities                          17,701           17,701              20,741            20,741
   Loans Receivable                               72,009           72,159              48,619            57,748
Liabilities:
   Deposits                                       92,974           92,770              81,740            83,793
   Securities Sold Under Agreement
       to Repurchase                               1,087            1,087               3,613             3,613

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19 - PARENT COMPANY FINANCIAL STATEMENTS:

The following are parent company only statements of financial condition (in thousands) as of December 31, 1996 and 1995, and statements of income (in thousands) and cash flows (in thousands) for the years ended December 31, 1996, 1995 and 1994.


                                      Statements of Financial Condition
                                      ---------------------------------

                                                                                       1996              1995
                                                                                   ------------     -------------
                                                  Assets
                                                  ------
Cash                                                                               $       229      $           3
Investment in Subsidiary Bank                                                           11,703             12,006
Dividend Receivable                                                                         -0-               270
Other Assets                                                                                20                 20
                                                                                   -----------      -------------

Total Assets                                                                       $    11,952      $      12,299
                                                                                   ===========      =============

                                   Liabilities and Stockholders' Equity
                                   ------------------------------------

Liabilities:
   Dividend Payable                                                                $       221      $         245
   Other Payables                                                                          -0-                  1
                                                                                   -----------      -------------

Total Liabilities                                                                          221                246

Stockholders' Equity                                                                    11,731             12,053
                                                                                   -----------      -------------

Total Liabilities and Stockholders' Equity                                         $    11,952      $      12,299
                                                                                   ===========      =============




                                           Statements of Income
                                           --------------------

                                                                         1996             1995             1994
                                                                     ------------     ------------     -----------

Operating Income:
   Dividends from Subsidiary Bank                                    $     1,781      $     1,434      $       709
                                                                     -----------      -----------      -----------

Operating Expenses:
   Salaries and Employee Benefits                                             -0-              -0-             113
   Legal and Consulting Expenses                                              70               29              104
   Other Operating Expenses                                                   30               17               23
                                                                     -----------     ------------      -----------

Total Operating Expenses                                                     100               46              240
                                                                     -----------     ------------      -----------

Income Before Equity in Undistributed Earnings
   of Subsidiary                                                           1,681            1,388              469

Equity in Undistributed Earnings of Subsidiary                              (215)             262              591
                                                                    ------------     ------------      -----------

Net Income                                                          $      1,466     $      1,650      $     1,060
                                                                    ============     ============      ===========

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19 - PARENT COMPANY FINANCIAL STATEMENTS (Continued):

                            Statements of Cash Flows


                                                                        1996              1995            1993
                                                                     -----------      -----------     ------------
Cash Flows From Operating Activities:
   Net Income                                                        $     1,466      $     1,650     $      1,060
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
        Equity in Undistributed Earnings                                     215             (262)            (591)
        Decrease (Increase) in Dividend Receivable                           270             (270)              -0-
        Decrease in Other Liabilities                                         (1)              (6)              (4)
                                                                     -----------      -----------     ------------

Net Cash Provided By Operating Activities:                                 1,950            1,112              465
                                                                     -----------      -----------     ------------

Cash Flows From Investing Activities                                         -0-              -0-               -0-
                                                                     -----------      -----------     ------------

Cash Flows From Financing  Activities:
   Treasury Stock Purchased                                               (1,143)            (905)              -0-
   Dividends Paid                                                           (581)            (214)            (462)
                                                                     -----------      ------------    ------------

Net Cash Used by Financing Activities                                     (1,724)          (1,119)            (462)
                                                                    ------------      -----------     ------------

Net Increase (Decrease) In Cash                                              226               (7)               3

Cash, Beginning of Year                                                        3               10                7
                                                                     -----------      -----------     ------------

Cash, End of Year                                                    $       229      $         3     $         10
                                                                     ===========      ===========     ============

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                          SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                1997       1996
                                                              --------   --------
                                     ASSETS
Cash and Due From Banks                                       $  5,143   $  6,055
Federal Funds Sold                                               3,900      2,720
                                                              --------   --------
          Total Cash and Cash Equivalents                        9,043      8,775
Investment Securities Available for Sale, at fair value         15,748     18,772
Loans Receivable (net of allowance for loan losses of $1,210
  and $924, respectively)                                       82,559     72,325
Premises and Equipment, Net                                      4,006      3,957
Accrued Interest Receivable                                        808        814
Real Estate and Other Property Acquired in Settlement of
  Loans, Net                                                         9          0
Other Assets                                                       413        394
                                                              --------   --------
          Total Assets                                        $112,586   $105,037
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Non-Interest Bearing Deposits                                 $ 20,928   $ 19,603
Interest Bearing Deposits                                       78,294     68,463
                                                              --------   --------
          Total Deposits                                        99,222     88,066
Securities Sold Under Agreement to Repurchase                        0      4,373
Accrued Interest Payable                                           491        429
Dividends Payable                                                  197        111
Income Taxes Payable and Deferred                                  121        213
Accrued Expenses                                                   277        216
                                                              --------   --------
          Total Liabilities                                    100,308     93,408
                                                              --------   --------
STOCKHOLDERS' EQUITY:
Common Stock -- Par Value $5; Authorized 10,000,000 Shares;
  Issued 463,200 Shares; Outstanding 394,520 and 396,760
  Shares, respectively                                           2,316      2,316
Treasury Stock -- 68,680 and 66,440 Shares at Cost,
  respectively                                                  (2,048)    (1,980)
Surplus                                                          4,700      4,700
Undivided Profits                                                7,221      6,562
Unrealized Gain on Securities Available for Sale, Net of
  Deferred Taxes                                                    89         31
                                                              --------   --------
          Total Stockholders' Equity                            12,278     11,629
                                                              --------   --------
          Total Liabilities and Stockholders' Equity          $112,586   $105,037
                                                              ========   ========


See Notes to Unaudited Consolidated Financial Statements

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1997     1996
                                                              ------   ------
INTEREST INCOME:
  Interest and Fees on Loans                                  $5,796   $4,972
  Interest on Investment Securities:
     U.S. Treasury Securities                                    221      358
     U.S. Government Agency Securities                           270      318
     State and Municipal Securities                              235      274
  Interest on Federal Funds Sold                                 206      230
                                                              ------   ------
          Total Interest Income                                6,728    6,152
                                                              ------   ------
INTEREST EXPENSE:
  Interest Expense on Deposits                                 2,391    2,179
  Interest Expense on Securities Sold Under Agreement to
     Repurchase                                                    0      124
                                                              ------   ------
Total Interest Expense                                         2,391    2,303
                                                              ------   ------
Net Interest Income                                            4,337    3,849
Provision for Loan Losses                                        551      376
                                                              ------   ------
Net Interest Income After Provision for Loan Losses            3,786    3,473
                                                              ------   ------
OTHER INCOME:
  Service Charges                                                610      602
  Gain on Sale of Investment Securities                            0        3
  Gain on Sale of Loans                                           65       64
  Other Income                                                   268      309
                                                              ------   ------
          Total Other Income                                     943      978
                                                              ------   ------
OTHER EXPENSES:
  Salaries and Employee Benefits                               1,367    1,255
  Occupancy Expense                                              627      665
  Other Operating Expenses                                     1,118      980
                                                              ------   ------
Total Other Expenses                                           3,112    2,900
                                                              ------   ------
Income Before Income Tax Expense                               1,617    1,551
Income Tax Expense                                               503      443
                                                              ------   ------
          Net Income                                          $1,114   $1,108
                                                              ======   ======
          Net income per share                                $ 2.82   $ 2.60
                                                              ======   ======
          Average shares outstanding                             395      426
                                                              ======   ======

           See Notes to Unaudited Consolidated Financial Statements

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (In Thousands)

                                                                                         UNREALIZED GAIN
                                                                                            (LOSS) ON
                                                                                           SECURITIES
                                               COMMON   TREASURY             UNDIVIDED      AVAILABLE
                                               STOCK     STOCK     SURPLUS    PROFITS       FOR SALE
                                               ------   --------   -------   ---------   ---------------
Balance, January 1, 1996                       $2,316   $   (905)  $ 4,700   $  5,790    $           152
  Net Income                                                                    1,108
  Dividends                                                                      (336)
  Treasury Stock Purchased                                (1,075)
  Change in Unrealized Gain (Loss) on
     Securities Available for Sale, Net of
     Deferred Taxes                                                                                 (121)
                                               ------   --------   -------   --------    ---------------
Balance, September 30, 1996                    $2,316   $ (1,980)  $ 4,700   $  6,562    $            31
                                               ======   ========   =======   ========    ===============

Balance, January 1, 1997                       $2,316   $ (2,048)  $ 4,700   $  6,699    $            63
  Net Income                                                                    1,114
  Dividends                                                                      (592)
  Change in Unrealized Gain (Loss) on
     Securities Available for Sale, Net of
     Deferred taxes                                                                                   26
                                               ------   --------   -------   --------    ---------------
Balance, September 30, 1997                    $2,316   $ (2,048)  $ 4,700   $  7,221    $            89
                                               ======   ========   =======   ========    ===============

           See Notes to Unaudited Consolidated Financial Statements

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                 Nine Months Ended September 30, 1997 and 1996
                                 (In Thousands)

                                                                1997       1996
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                  $  1,114   $  1,108
  Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
     Depreciation and Amortization                                 365        372
     Net Premium Amortization and Discount Accretion               (28)       (94)
     Provision for Loan Losses                                     551        376
     Writedown of OREO and Other Property Acquired                   0          3
     Gain on Sale of Investment Securities                           0         (3)
     (Gain) Loss on Disposition of Foreclosed Property and
      Premises and Equipment                                       (31)        48
     Gain on Sale of Loans                                         (66)       (66)
     (Increase) Decrease in Accrued Interest Receivable and
      Other Assets                                                (180)     1,085
     Increase in Accrued Interest Payable and Other
      Liabilities                                                  136         55
                                                              --------   --------
Net Cash Provided by Operating Activities                        1,861      2,884
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Maturities of Securities Available for
     Sale                                                       11,507     11,975
  Purchase of Securities Available for Sale                     (9,487)   (10,093)
  Proceeds from Sale of Loans                                    1,154        909
  Net Increase in Customer Loans                               (12,265)   (13,809)
  Capital Expenditures                                            (322)      (276)
  Proceeds from Sales of Premises and Equipment                      9         12
  Proceeds from Sales of Other Real Estate Owned and Other
     Assets Acquired                                               254         24
                                                              --------   --------
Net Cash Used By Investing Activities                           (9,150)   (11,258)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Increase in Demand and Savings Deposits                    3,281        552
  Net Increase in Time Deposits                                  3,171      3,721
  Net (Decrease) Increase in Securities Sold Under Agreement
     to Repurchase                                              (1,087)       760
  Dividends Paid                                                  (616)      (470)
  Treasury Stock Purchased                                           0     (1,075)
                                                              --------   --------
Net Cash Provided By Financing Activities                        4,749      3,488
                                                              --------   --------
Net Decrease in Cash and Cash Equivalents                       (2,540)    (4,886)
Cash and Cash Equivalents at Beginning of Period                11,583     13,661
                                                              --------   --------
Cash and Cash Equivalents at End of Period                    $  9,043   $  8,775
                                                              ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Paid During the Period for Interest                    $  2,358   $  2,281
  Cash Paid During the Period for Income Taxes                $    620   $    570
  Noncash Activities:
     Transfers to Other Real Estate and Other Property
      Acquired from Loans                                     $    226   $     13
     Total Increase (Decrease) in Unrealized Gain on
      Securities Available for Sale                           $     39   $   (184)

            See Notes to Unaudited Consolidated Financial Statements

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Financial Statement Presentation. The accompanying consolidated financial statements do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of financial statements, have been included. These interim financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1996.

NOTE 2 -- LOANS RECEIVABLE:

     Loans Receivable at September 30, 1997 and 1996 classified by major type (in thousands) is as follows:

                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Commercial Loans                                              $27,832   $21,793
Real Estate Loans -- Other                                     40,779    36,293
Real Estate Loans -- Construction                               2,173     2,057
Consumer Loans                                                 10,687    11,129
Agricultural Loans                                              2,257     1,915
Lease Financing Receivables                                        41        23
                                                              -------   -------
          Total                                                83,769    73,210
Allowance for Loan Losses                                      (1,210)     (924)
Unearned Premium on Loans                                         (33)        0
Unearned Discount on Lease Financing Receivables                   (8)       (2)
Unamortized Loan Origination costs                                 41        41
                                                              -------   -------
Total Loans                                                   $82,559   $72,325
                                                              =======   =======

                  ST. MARY HOLDING CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE 3 - OTHER OPERATING EXPENSES:

The Components of Other Operating Expenses (in thousands) were:


                                                September 30,
                                         -------------------------
                                              1997         1996
                                          ----------    ----------
Other Real Estate Expenses, Net                   12             1
Regulatory Assessments                            21            41
Ad Valorem Taxes                                 111            58
Advertising                                       80            88
Director Fees                                    123           108
Legal                                             80            61
Other Outside Services                           180            94
Stationary & Supplies                             65            73
Telephone and Data Line Service                   91            97
Other Operating Expenses                         355           359
                                          ----------    ----------

    Total                                 $    1,118    $      980
                                          ==========    ==========




NOTE 4 - AGREEMENT TO MERGE WITH REGIONS:

An Agreement and Plan of Merger between St. Mary Holding Corporation and Regions Financial Corporation was signed as of November 3, 1997. The Agreement provides for a merger of the companies in a stock for stock exchange. On the effective date of the merger each share of St. Mary stock will be exchanged for 2.1 shares of Regions stock, subject to adjustment. The merger is contingent upon regulatory and shareholder approval. While it is anticipated that the merger will be completed in the first quarter of 1998, there can be no assurance as to whether or when the Merger will occur.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          ST. MARY HOLDING CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                          DATED AS OF NOVEMBER 3, 1997

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Parties.............................................................   A-5
Preamble............................................................   A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.......................   A-5
   1.1  Merger......................................................   A-5
   1.2  Time and Place of Closing...................................   A-5
   1.3  Effective Time..............................................   A-5
ARTICLE 2 -- TERMS OF MERGER........................................   A-6
   2.1  Certificate of Incorporation................................   A-6
   2.2  Bylaws......................................................   A-6
   2.3  Directors and Officers......................................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES............................   A-6
   3.1  Conversion of Shares........................................   A-6
   3.2  Anti-Dilution Provisions....................................   A-6
   3.3  Shares Held by St. Mary or Regions..........................   A-6
   3.4  Dissenting Stockholders.....................................   A-7
   3.5  Fractional Shares...........................................   A-7
   3.6  Conversion of Stock Rights..................................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES.....................................   A-8
   4.1  Exchange Procedures.........................................   A-8
   4.2  Rights of Former St. Mary Stockholders......................   A-9
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ST. MARY.............   A-9
   5.1  Organization, Standing, and Power...........................   A-9
   5.2  Authority; No Breach By Agreement...........................   A-9
   5.3  Capital Stock...............................................  A-10
   5.4  St. Mary Subsidiaries.......................................  A-10
   5.5  Financial Statements........................................  A-11
   5.6  Absence of Undisclosed Liabilities..........................  A-11
   5.7  Absence of Certain Changes or Events........................  A-11
   5.8  Tax Matters.................................................  A-11
   5.9  Assets......................................................  A-12
   5.10 Environmental Matters.......................................  A-12
   5.11 Compliance With Laws........................................  A-13
   5.12 Employee Benefit Plans......................................  A-13
   5.13 Material Contracts..........................................  A-14
   5.14 Legal Proceedings...........................................  A-15
   5.15 Statements True and Correct.................................  A-15
   5.16 Tax and Regulatory Matters..................................  A-16
   5.17 State Takeover Laws.........................................  A-16
   5.18 Support Agreements..........................................  A-16
   5.19 Articles of Incorporate Provisions..........................  A-16
   5.20 Derivatives Contracts.......................................  A-16
   5.21 Year 2000...................................................  A-16
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS..............  A-16
   6.1  Organization, Standing, and Power...........................  A-16
   6.2  Authority; No Breach By Agreement...........................  A-17
   6.3  Capital Stock...............................................  A-17
   6.4  Regions Subsidiaries........................................  A-17
   6.5  SEC Filings; Financial Statements...........................  A-18
   6.6  Absence of Undisclosed Liabilities..........................  A-18
   6.7  Absence of Certain Changes or Events........................  A-18
   6.8  Compliance With Laws........................................  A-19
   6.9  Legal Proceedings...........................................  A-19

                                                                      PAGE
                                                                      ----
  6.10  Statements True and Correct.................................  A-19
  6.11  Tax and Regulatory Matters..................................  A-20
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION...............  A-20
   7.1  Affirmative Covenants of St. Mary...........................  A-20
   7.2  Negative Covenants of St. Mary..............................  A-20
   7.3  Covenants of Regions........................................  A-22
   7.4  Adverse Changes in Condition................................  A-22
   7.5  Reports.....................................................  A-22
ARTICLE 8 -- ADDITIONAL AGREEMENTS..................................  A-23
        Registration Statement; Proxy Statement; Stockholder
   8.1  Approval....................................................  A-23
   8.2  Exchange Listing............................................  A-24
   8.3  Applications................................................  A-24
   8.4  Filings with State Offices..................................  A-24
   8.5  Agreement as to Efforts to Consummate.......................  A-24
   8.6  Investigation and Confidentiality...........................  A-24
   8.7  Press Releases..............................................  A-25
   8.8  Certain Actions.............................................  A-25
   8.9  Tax Treatment...............................................  A-25
   8.10 State Takeover Laws.........................................  A-25
   8.11 Charter Provisions..........................................  A-25
   8.12 Agreement of Affiliates.....................................  A-25
   8.13 Employee Benefits and Contracts.............................  A-25
   8.14 Indemnification.............................................  A-26
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......  A-27
   9.1  Conditions to Obligations of Each Party.....................  A-27
   9.2  Obligations of Regions......................................  A-28
   9.3  Conditions to Obligations of St. Mary.......................  A-28
ARTICLE 10 -- TERMINATION...........................................  A-29
  10.1  Termination.................................................  A-29
  10.2  Effect of Termination.......................................  A-30
  10.3  Non-Survival of Representations and Covenants...............  A-30
ARTICLE 11 -- MISCELLANEOUS.........................................  A-31
  11.1  Definitions.................................................  A-31
  11.2  Expenses....................................................  A-36
  11.3  Brokers and Finders.........................................  A-36
  11.4  Entire Agreement............................................  A-37
  11.5  Amendments..................................................  A-37
  11.6  Waivers.....................................................  A-37
  11.7  Assignment..................................................  A-37
  11.8  Notices.....................................................  A-38
  11.9  Governing Law...............................................  A-38
  11.10 Counterparts................................................  A-38
  11.11 Captions....................................................  A-38
  11.12 Interpretations.............................................  A-38
  11.13 Enforcement of Agreement....................................  A-38
  11.14 Severability................................................  A-39
Signatures..........................................................  A-39

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1        --  Form of Support Agreement. (sec. 5.18).
           --  Form of agreement of affiliates of St. Mary. (sec.sec. 8.12,
  2            9.2(e)).
           --  Matters as to which Correro Fishman Haygood Phelps Weiss
  3            Walmsley & Casteix, L.L.P. will opine. (sec. 9.2(d)).
  4        --  Form of Claims Letter (sec. 9.2(f)).
           --  Matters as to which Lange, Simpson, Robinson & Somerville
  5            will opine. (sec. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 3, 1997, by and between ST. MARY HOLDING CORPORATION ("St. Mary"), a corporation organized and existing under the laws of the State of Louisiana, with its principal office located in Franklin, Louisiana; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of St. Mary and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of St. Mary by Regions pursuant to the merger of St. Mary with and into Regions. At the effective time of such merger, the outstanding shares of the common stock of St. Mary shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of St. Mary shall become stockholders of Regions. Each of the subsidiaries of St. Mary shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of St. Mary, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that this Agreement constitutes a plan of reorganization and that the merger (i) for federal income tax purposes shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, immediately after the execution of this Agreement, each of St. Mary's directors will execute and deliver to Regions an Agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, St. Mary shall be merged into and with Regions in accordance with the provisions of Section 253 of the DGCL and Section 12:112 of the LBCL and with the effect provided in Section 259 of the DGCL and Section 12:115 of the LBCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of St. Mary and Regions.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware and the Louisiana Certificate of Merger shall become effective with the Secretary of State of the State of Louisiana (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each

Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the 5th business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of St. Mary approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of St. Mary, Regions or the stockholders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of St. Mary Common Stock (excluding shares to be cancelled as provided in Section 3.3, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for 2.1 shares of Regions Common Stock (subject to adjustment as described below and pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio"):

     3.2 ANTI-DILUTION PROVISIONS. In the event St. Mary changes the number of shares of St. Mary Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the dollar amounts set forth in Section 10.1(g) shall be appropriately adjusted.

     3.3 SHARES HELD BY ST. MARY OR REGIONS. Each of the shares of St. Mary Common Stock held by any St. Mary Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING STOCKHOLDERS. Any holder of shares of St. Mary Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 12:131 of LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the LBCL, including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of St. Mary fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of St. Mary Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 and, if applicable, Section 10.1(g) of this Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by Section 4.1 of this Agreement.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of St. Mary Common Stock exchanged pursuant to the Merger or of options to purchase shares of St. Mary Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 CONVERSION OF STOCK RIGHTS. (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of St. Mary Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("St. Mary Rights") granted by St. Mary under the St. Mary Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each St. Mary Right, in accordance with the terms of the St. Mary Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for St. Mary and the Committee of St. Mary's Board of Directors (including, if applicable, the entire Board of Directors of St. Mary) administering such St. Mary Stock Plan, (ii) each St. Mary Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such St. Mary Right shall be equal to the number of shares of St. Mary Common Stock subject to such St. Mary Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such St. Mary Right shall be adjusted by dividing the per share exercise (or threshold) price under each such St. Mary Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of St. Mary Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted St. Mary Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative

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source selected by Regions) on the date of exercise of such St. Mary Right. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each St. Mary Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each St. Mary Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such St. Mary Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Regions shall comply with the terms of each St. Mary Stock Plan to ensure, to the extent required by, and subject to the provisions of, such St. Mary Stock Plan, that St. Mary Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of St. Mary Rights assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Regions shall administer the St. Mary Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the St. Mary Stock Plan complied with such rule prior to the Merger.

     (c) All restrictions or limitations on transfer with respect to St. Mary Common Stock awarded under the St. Mary Stock Plans or any other plan, program, or arrangement of any St. Mary Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and the Surviving Corporation shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of St. Mary appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of St. Mary Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of St. Mary Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 12:131 of the LBCL) issued and outstanding at the Effective Time, promptly upon the surrender of the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and, if applicable, Section 10.1(g) of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of St. Mary Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder otherwise would be entitled (without interest). Until so surrendered, each outstanding certificate of St. Mary Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the

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

consideration into which the number of shares of St. Mary Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the certificate or certificates representing the shares of Regions Common Stock or any cash payments to which any former holder of St. Mary Common Stock is entitled as a result of the Merger, or any dividends or distributions in respect of shares of Regions Common Stock, until such holder surrenders such holder's certificate or certificates representing the shares of St. Mary Common Stock for exchange as provided in this Section 4.1 or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of St. Mary Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, St. Mary, nor the Exchange Agent shall be liable to a holder of St. Mary Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER ST. MARY STOCKHOLDERS. At the Effective Time, the stock transfer books of St. Mary shall be closed as to holders of St. Mary Common Stock immediately prior to the Effective Time and no transfer of St. Mary Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of St. Mary Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of St. Mary shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of St. Mary Common Stock are converted, regardless of whether such holders have exchanged their certificates representing St. Mary Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of St. Mary Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such St. Mary Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF ST. MARY

     St. Mary hereby represents and warrants to Regions that, except as set forth in the corresponding section of the St. Mary Disclosure Memorandum:

     5.1 ORGANIZATION, STANDING, AND POWER. St. Mary is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. St. Mary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) St. Mary has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and
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validly authorized by all necessary corporate action in respect thereof on the part of St. Mary, subject to the approval of this Agreement by the required vote of the outstanding shares of St. Mary Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by St. Mary. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of St. Mary, enforceable against St. Mary in accordance with its respective terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and (ii) application of, and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief).

     (b) Neither the execution and delivery of this Agreement by St. Mary, nor the consummation by St. Mary of the transactions contemplated hereby, nor compliance by St. Mary with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of St. Mary's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any St. Mary Company under, any Contract or Permit of any St. Mary Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, or (iii) subject to receipt of the requisite approvals referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to any St. Mary Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by St. Mary of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. The authorized capital stock of St. Mary consists of 10,000,000 shares of St. Mary Common Stock, of which 394,520 shares are issued and outstanding as of the date of this Agreement and not more than 394,520 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of St. Mary are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. To the Knowledge of St. Mary, none of the outstanding shares of capital stock of St. Mary has been issued in violation of any preemptive rights of the current or past stockholders of St. Mary. There are no other shares of capital stock or other equity securities of St. Mary outstanding and no outstanding Rights relating to the capital stock of St. Mary.

     5.4 ST. MARY SUBSIDIARIES. St. Mary has disclosed in Section 5.4 of the St. Mary Disclosure Memorandum all of the St. Mary Subsidiaries as of the date of this Agreement. St. Mary or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each St. Mary Subsidiary. No equity securities of any St. Mary Subsidiary are or may become required to be issued (other than to another St. Mary Company) by reason of any Rights, and there are no Contracts by which any St. Mary Subsidiary is bound to issue (other than to another St. Mary Company) additional shares of its capital stock or Rights or by which any St. Mary Company is or may be bound to transfer any shares of the capital stock of any St. Mary Subsidiary (other than to another St. Mary Company). There are no Contracts relating to the rights of any St. Mary Company to vote or to dispose of any shares of the capital stock of any St. Mary Subsidiary. All of the shares of capital stock of each St. Mary Subsidiary held by a St. Mary Company are fully paid and nonassessable (except as provided in La. R.S. 6:262) under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the St. Mary Company free and clear of any Lien. Each St. Mary Subsidiary is either a bank, a savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each St. Mary Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign
                                      A-10
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jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary. The only St. Mary Subsidiary that is a depository institution is St. Mary Bank and Trust Co. St. Mary Bank and Trust Co. is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Bank Insurance Fund.

     5.5 FINANCIAL STATEMENTS. St. Mary has included in Section 5.5 of the St. Mary Disclosure Memorandum copies of all St. Mary Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all St. Mary Financial Statements prepared subsequent to the date hereof. The St. Mary Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the St. Mary Companies, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the St. Mary Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the St. Mary Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence from interim financial statements of any footnote disclosures).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No St. Mary Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, except Liabilities which are accrued or reserved against in the consolidated balance sheets of St. Mary as of June 30, 1997, included in the St. Mary Financial Statements or reflected in the notes thereto and those referred to in the following sentence. No St. Mary Company has incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice or incurred in connection with the process leading up to the execution and consummation of this Agreement and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, except as disclosed in the St. Mary Financial Statements delivered prior to the date of this Agreement, to the Knowledge of St. Mary, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, and
(ii) the St. Mary Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of St. Mary provided in
Article 7 of this Agreement, other than conducting the process that has lead up to the execution and consummation of this Agreement.

     5.8 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the St. Mary Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on St. Mary; and all returns filed are complete and accurate in all material respects to the Knowledge of St. Mary. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably and likely to result in a determination that would have a Material Adverse Effect on St. Mary, except as reserved against in the St. Mary Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the St. Mary Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) To the Knowledge of St. Mary, adequate provision for any Taxes due or to become due for any of the St. Mary Companies for the period or periods through and including the date of the respective St. Mary Financial Statements has been made and is reflected on such respective St. Mary Financial Statements.

     (d) Each of the St. Mary Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under
Section 3406 of the Internal Revenue Code.

     (e) None of the St. Mary Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Liens with respect to Taxes upon any of the assets of the St. Mary Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the St. Mary Companies that occurred during or after any Taxable Period in which the St. Mary Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (h) No St. Mary Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) All material elections with respect to Taxes affecting the St. Mary Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the St. Mary Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (j) No St. Mary Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 ASSETS. The St. Mary Companies have good and marketable title, free and clear of all Liens, to all of their respective owned Assets that are material to their business. All material tangible properties used in the businesses of the St. Mary Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with St. Mary's past practices. All Assets which are material to St. Mary's business on a consolidated basis, held under leases or subleases by any of the St. Mary Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, Merger, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The St. Mary Companies currently maintain insurance similar, to their Knowledge, in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the St. Mary Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any St. Mary Company under such policies. The Assets of the St. Mary Companies include all Assets required to operate the business of the St. Mary Companies as presently conducted.

     5.10 ENVIRONMENTAL MATTERS. (a) To the Knowledge of St. Mary, each St. Mary Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary.

     (b) To the Knowledge of St. Mary, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any St. Mary Company or any of its Loan Properties or Participation Facilities (or any St. Mary Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or
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potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any St. Mary Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, and to the Knowledge of St. Mary, there is no reasonable basis for any such Litigation, subject to the same exception.

     (c) To the Knowledge of St. Mary, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary.

     5.11 COMPLIANCE WITH LAWS. Each St. Mary Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary. No St. Mary Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any St. Mary Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, or (iii) requiring any St. Mary Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 EMPLOYEE BENEFIT PLANS. (a) St. Mary has disclosed in Section 5.12 of the St. Mary Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any St. Mary Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "St. Mary Benefit Plans"). Any of the St. Mary Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "St. Mary ERISA Plan." Each St. Mary ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "St. Mary Pension Plan." No St. Mary Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) To the Knowledge of St. Mary, all St. Mary Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary. Each St. Mary ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and St. Mary is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge
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of St. Mary, no St. Mary Company has engaged in a transaction with respect to any St. Mary Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any St. Mary Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on St. Mary.

     (c) No St. Mary Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any St. Mary Pension Plan, (ii) no change in the actuarial assumptions with respect to any St. Mary Pension Plan, and (iii) no increase in benefits under any St. Mary Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary or materially adversely affect the funding status of any such plan. Neither any St. Mary Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any St. Mary Company, or the single-employer plan of any entity which is considered one employer with St. Mary under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. No St. Mary Company has provided, or is required to provide, security to a St. Mary Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any St. Mary Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No St. Mary Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any St. Mary Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No St. Mary Company has any Liability for retiree health and life benefits under any of the St. Mary Benefit Plans and, to the Knowledge of St. Mary, there are no restrictions on the rights of such St. Mary Company to amend or terminate any such Plan conformably with Law without incurring any Liability thereunder.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any St. Mary Company from any St. Mary Company under any St. Mary Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any St. Mary Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any St. Mary Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the St. Mary Financial Statements to the extent required by and in accordance with GAAP.

     5.13 MATERIAL CONTRACTS. Except as reflected in the St. Mary Disclosure Schedule, none of the St. Mary Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any St. Mary Company or the guarantee by any St. Mary

Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among St. Mary Companies, and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by St. Mary with the SEC as of the date of this Agreement if St. Mary were required to file a Form 10-K as of such date (together with all Contracts referred to in Section 5.11(a) of this Agreement, the "St. Mary Contracts"). With respect to each St. Mary
Contract: (i) the Contract is in full force and effect; (ii) no St. Mary Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary;
(iii) no St. Mary Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of St. Mary, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, or has repudiated or waived any material provision thereunder. All of the indebtedness of any St. Mary Company for money borrowed is prepayable at any time by such St. Mary Company without penalty or premium.

     5.14 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of St. Mary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any St. Mary Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any St. Mary Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary. Section 5.14 of the St. Mary Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any St. Mary Company is a party as a defendant or cross-defendant.

     5.15 STATEMENTS TRUE AND CORRECT. Since January 1, 1994, or the date of organization if later, each St. Mary Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. Mary). At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each report and other document, including financial statements, exhibits, and schedules thereto, filed by a St. Mary Company with any Regulatory Authority complied in all material respects with all applicable Laws, and (ii) each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, or other writings, taken as a whole, furnished or to be furnished by any St. Mary Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any St. Mary Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any St. Mary Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to St. Mary stockholders in connection with the Stockholders' Meeting, and no other documents to be filed by a St. Mary Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of St. Mary, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any St. Mary Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.16 TAX AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no St. Mary Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of St. Mary there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in Section 9.3(f).

     5.17 STATE TAKEOVER LAWS. To the extent applicable, each St. Mary Company has taken all necessary action to exempt the transactions contemplated by this Agreement from Sections 12:132 et. seq. and 12:135 et. seq. of the LBCL and any comparable provisions of the Articles of Incorporation of St. Mary.

     5.18 SUPPORT AGREEMENTS. Each of the directors of St. Mary has executed and delivered to Regions an agreement in substantially the form of Exhibit 1.

     5.19 ARTICLES OF INCORPORATION PROVISIONS. Each St. Mary Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any St. Mary Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any St. Mary Company that may be directly or indirectly acquired or controlled by it.

     5.20 DERIVATIVES CONTRACTS. Neither St. Mary nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on St. Mary.

     5.21 YEAR 2000. To the Knowledge of St. Mary, all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. St. Mary further represents and warrants, to its Knowledge, that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to St. Mary as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, Merger, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or
(iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions as of the date of this Agreement consists of 240,000,000 shares of Regions Common Stock, of which 136,722,928 shares were issued and outstanding as of June 30, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of St. Mary Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of St. Mary Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 REGIONS SUBSIDIARIES. Regions has disclosed in Exhibit 21 of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, all of the material Regions Subsidiaries as of the date of such report. Except as disclosed in such report, Regions or one of its Subsidiaries, owns all of the issued and outstanding shares of capital stock of each material Regions Subsidiary. All of the shares of capital stock of each material Regions Subsidiary held by a Regions Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each material Regions Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each material Regions Subsidiary is duly

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

qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each material Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits thereof are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate, to the extent provided by applicable law.

     6.5 SEC FILINGS; FINANCIAL STATEMENTS. (a) Regions has filed and made available to St. Mary all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1994, except for registration statements on Forms S-4 and S-8 (collectively, with such exception, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 6.6 of the Regions Disclosure Memorandum, and to the Knowledge of Regions, no Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1995, included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.8 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to St. Mary pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The statements, certificates, instruments, or other writings, taken as a whole, furnished or to be furnished by any Regions Company or any Affiliate thereof to St. Mary pursuant to this Agreement or any other document, agreement, or instrument referred to herein, do not and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to St. Mary stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of St. Mary, be false or misleading with respect to any material fact, or contain any misstatement of a material fact or, omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.11 TAX AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b), or result in the imposition of a condition or restriction of the type referred to in Section 9.3(f).

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF ST. MARY. Unless the prior written consent of the chief executive officer, vice chairman, or appropriate regional president, of Regions shall have been obtained, and except as otherwise expressly contemplated herein or disclosed in Section 7.1 of the St. Mary Disclosure Memorandum, St. Mary shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact in all material respects its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) or in Section 9.3(f) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF ST. MARY. Except as disclosed in Section 7.2 of the St. Mary Disclosure Memorandum for the applicable paragraphs indicated below, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, St. Mary covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, vice chairman, or appropriate regional president of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any St. Mary Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a St. Mary Company to another St. Mary Company) in excess of an aggregate amount outstanding at any time of $150,000 (for the St. Mary Companies on a consolidated basis) except in the ordinary course of the business of St. Mary consistent with past practices (which shall include, for St. Mary, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, whether or not St. Mary has previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition, on any Asset of any St. Mary Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens in effect as of the date hereof that are disclosed in the St. Mary Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any St. Mary Company, or declare or pay any dividend or make any other distribution in respect of St. Mary's capital stock, provided that St. Mary may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly cash dividends on the shares of St. Mary Common Stock at a rate not in excess of $.50 per share with record and payment dates the same as the record and payment dates declared by Regions for cash dividends on the Regions Common Stock; provided, that the Parties shall cooperate in selecting the record date of St. Mary's cash dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of St. Mary Common Stock do not receive both a dividend in respect of their St. Mary Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the St. Mary Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of St. Mary Common Stock or any other capital stock of any St. Mary Company, or any Rights to acquire such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any St. Mary Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of St. Mary Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any St. Mary Subsidiary (unless any such shares of stock are sold or otherwise transferred to another St. Mary Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any St. Mary Company; or

          (f) except for purchases of U.S. Treasury securities, U.S. Government agency securities and mortgage backed balloon loans, which in each case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned St. Mary Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or
     (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any St. Mary Company, except in accordance with past practice or previously approved by the Board of Directors of St. Mary, in each case as disclosed in Section 7.2(g) of the St. Mary Disclosure Memorandum or as required by Law; except as disclosed in Section 7.2(g) of the St. Mary Disclosure Memorandum, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the St. Mary Disclosure Memorandum; and enter into or amend any severance agreements with officers of any St. Mary Company; grant any increase in fees or other increases in compensation or other benefits to directors of any St. Mary Company except in accordance with past practice disclosed in Section 7.2(g) of the St. Mary Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any St. Mary Company and any Person (unless such amendment is required by Law) that the St. Mary Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered) at any time on or after the Effective Time; or
                                      A-21
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          (i) adopt any new employee benefit plan of any St. Mary Company or make any material change in or to any existing employee benefit plans of any St. Mary Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any material Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any St. Mary Company for money damages in excess of $100,000 or imposing material restrictions upon the operations of any St. Mary Company; or

          (l) modify, amend, or terminate any material Contract (other than any loan Contract, the modification, amendment, or termination of which does not result in the St. Mary Companies recognizing a loss that exceeds $100,000) or waive, release, compromise, or assign any material rights or claims, other than in connection with the modification, amendment, or termination of a loan Contract permitted under the preceding clause of this paragraph (1).

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that, except as disclosed in Section 7.3 of the Regions Disclosure Memorandum, it shall and shall cause each of its Subsidiaries to (x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Regions Companies' core businesses and goodwill with their respective employees and the communities they serve, (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) or in Section 9.3(f) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries, and (z) not amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of St. Mary Common Stock. Regions further agrees that it shall not, directly or indirectly, acquire or enter into any agreement in principle or definitive agreement to acquire, any financial or other institution or business if such acquisition would be reasonably likely to cause any Consent of any Regulatory Authority which is necessary to consummate the transactions contemplated hereby to be conditioned or restricted in any manner that would cause the condition set forth in the second sentence of Section 9.1(b) not to be satisfied, unless Regions waives such condition in writing in advance of the earliest of such acquisition, agreement and agreement in principle.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flow for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and to the absence from interim financial statements of any (in the case of St.
Mary) or complete (in the case of Regions) footnote disclosures). As of the respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. (a) As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. St. Mary shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. St. Mary shall call a Stockholders' Meeting for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) St. Mary shall mail the Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of St. Mary shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of St. Mary shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approval.

     (b) Regions shall indemnify and hold harmless St. Mary, each of its directors and officers, and each Person, if any, who controls St. Mary within the meaning of the 1933 Act against any losses, claims, damages, or Liabilities, joint, several, or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or Liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of material fact contained in the Registration Statement or the Proxy Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Regions shall not be liable in any such case to the extent that any such loss, claim, damage, or Liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished to Regions by the indemnified Person. Promptly after receipt by an indemnified Person of notice of the commencement of any action, such indemnified Person shall, if a claim in respect thereof is to be made against Regions under this Section 8.1(b), notify Regions in writing of the commencement thereof, but failure to give prompt notice shall deprive the indemnified Person of his or her right to be indemnified only to the extent that Regions is thereby prejudiced. In case any such action shall be brought against any indemnified Person and it shall notify Regions of the commencement thereof, Regions shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified Person, and, after notice from Regions to such indemnified Person of its election to so assume the defense thereof, Regions shall not be liable to such indemnified party under this Section 8.1(b) for any legal expenses of other counsel or any other expenses subsequently incurred with such other counsel by such indemnified Person, except that if Regions elects not to assume such defense or counsel for an indemnified Person or Persons advises in writing that there are material substantive issues which raise conflicts of interests between Regions and one or more indemnified Persons, such indemnified Person or Persons may retain counsel satisfactory to them, and Regions shall pay all reasonable fees and expenses of such counsel for the indemnified Persons, promptly as statements therefor are
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

received; provided that (i) Regions shall be obligated pursuant to this Section 8.1(b) to pay for only one firm of counsel for all indemnified Persons in any jurisdiction and (ii) Regions shall not be liable for any settlement effected without its prior written consent.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of St. Mary Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. Regions shall promptly prepare and file, and St. Mary shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. St. Mary shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by St. Mary. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof; provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
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

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, St. Mary and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no St. Mary Company nor any Affiliate thereof nor any Representative retained by any St. Mary Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties as advised by counsel of St. Mary's Board of Directors, no St. Mary Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but St. Mary may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it or its directors are required to do so in order to comply with its or their fiduciary duties as advised by counsel. St. Mary shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. St. Mary shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing subject to fiduciary duties as aforesaid.

     8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 STATE TAKEOVER LAWS. Each St. Mary Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of Sections 12:132 et seq. of the LBCL.

     8.11 CHARTER PROVISIONS. Each St. Mary Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any St. Mary Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any St. Mary Company that may be directly or indirectly acquired or controlled by it.

     8.12 AGREEMENT OF AFFILIATES. St. Mary has disclosed in Section 8.12 of the St. Mary Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of St. Mary for purposes of Rule 145 under the 1933 Act. St. Mary shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the St. Mary Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the

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

Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of St. Mary shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of St. Mary shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of St. Mary shall be treated as service under any similar employee benefit plans maintained by Regions. Regions as the Surviving Corporation shall and shall cause its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the St. Mary Disclosure Memorandum to Regions between any St. Mary Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the St. Mary Benefit Plans.

     8.14 INDEMNIFICATION. (a) For a period of ten years after the Effective Time, Regions shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of each of the St. Mary Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law and to the same extent that indemnification of directors and officers is permitted by St. Mary's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation; provided however, that the indemnification provided by this Section 8.14(a) shall not apply to any claim against an Indemnified Party if such Indemnified Party knew of the existence of the claim and failed to make a good faith effort to require St. Mary to notify its director and officer liability insurance, if any, of the existence of such claim prior to the Effective Time. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof, but failure to give prompt notice shall deprive the Indemnified Person of his or her right to be indemnified only to the extent that Regions is thereby prejudiced. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are material substantive issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of St. Mary shall have approved this Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement or the Joint Agreement of Merger.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS subject to official notice of issuance.

          (g) Tax Matters. Each Party shall have received a written opinion of Alston & Bird LLP, special counsel to Regions, in form reasonably satisfactory to the Parties and updated to the Closing Date (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of St. Mary Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of St. Mary with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, counsel for Regions shall be entitled to rely upon representations of officers of St. Mary and Regions reasonably satisfactory in form and substance to such counsel.

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

     9.2 OBLIGATIONS OF REGIONS. The obligations of Regions to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to
Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of St. Mary set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of St. Mary set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of St. Mary set forth in Sections 5.16, 5.17, and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of St. Mary set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.16, 5.17, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on St. Mary; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of St. Mary or to a matter being "known" by St. Mary shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of St. Mary to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. St. Mary shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by St. Mary's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Opinion of Counsel. Regions shall have received an opinion of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., counsel to St. Mary, dated as of the Effective Time, in form reasonably satisfactory to Regions, as to the matters set forth in Exhibit.

          (e) Affiliates Agreements. Regions shall have received from each affiliate of St. Mary the affiliates letter referred to in Section 8.12 of this Agreement.

          (f) Claims Letters. Each of the directors and officers of St. Mary shall have executed and delivered to Regions letters in substantially the form of Exhibit 4.

     9.3 CONDITIONS TO OBLIGATIONS OF ST. MARY. The obligations of St. Mary to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by St. Mary pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for
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     purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Regions shall have delivered to St. Mary (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as St. Mary and its counsel shall request.

          (d) Opinion of Counsel. St. Mary shall have received an opinion of Lange, Simpson, Robinson & Somerville, counsel to Regions, dated as of the Effective Time, in form reasonably acceptable to St. Mary, as to the matters set forth in Exhibit 5.

          (e) Fairness Opinion. St. Mary shall have received a letter from Chaffe & Associates, Inc. or another financial adviser selected by St. Mary dated not more than five days subsequent to the date of this Agreement and to be updated to a date not more than five days prior to the date of the Proxy Statement, to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of St. Mary is fair to the stockholders of St. Mary from a financial point of view.

          (f) Regulatory Conditions. No consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall require any action to be taken prior to the Effective Time that, in the reasonable judgment of the Board of Directors of St. Mary, would adversely affect the financial position, business, or results of operations of St. Mary should the Merger not occur.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of St. Mary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of St. Mary; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of St. Mary and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of St. Mary and
     Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

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

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of St. Mary fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the LBCL at the Stockholders' Meeting or any adjournment or postponement thereof where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1998, except that a Party that has breached the obligation to consummate the Closing and has failed to cure such breach may not terminate under this subsection; or

          (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger, other than the conditions in Section 9.2(a) in the case of St. Mary or 9.3(a) in the case of Regions, cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of St. Mary, if it is determined to terminate this Agreement by a vote of a majority of the members of its entire Board of Directors, at any time during the period commencing on the Determination Date and ending at the conclusion of the Closing, if the Average Closing Price shall be less than $32.00; subject, however, to the following three sentences. If St. Mary refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time. During the seven-day period commencing with its receipt of such notice, Regions shall have the option in its sole discretion to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (i) the product of $32.00 and the Exchange Ratio (as then in effect) by (ii) the Average Closing Price. If Regions makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to St. Mary of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g) and, if the previously scheduled Closing did not occur due to the intervention of such seven-day period, then the Closing shall be rescheduled for 9:00 A.M. on the second business day following Regions giving notice of the exercise of its option; or

          (h) By the Board of Directors of Regions, at any time prior to the 15th day after receipt by the General Counsel of Regions of the St. Mary Disclosure Memorandum without any Liability of any Party in the event that the review of any of the disclosures contained in the St. Mary Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4, and 11 of this Agreement and Sections 8.1(b), 8.12, and
8.14 of this Agreement.

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

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "AVERAGE CLOSING PRICE" shall mean the average daily last sale prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date. If the price of Regions Common Stock is adjusted at any time following the first day of such period and prior to the Effective Time by reason of any action by Regions of the nature described in the second sentence of Section 3.2, then all prices preceding such adjustment shall themselves be adjusted so as to be comparable with those following such adjustment.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than twenty-five percent (25%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than twenty-five percent (25%) of the voting stock of, St. Mary.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any

     Liability under, any Contract, Order, or Permit; where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DETERMINATION DATE" shall mean the date that is seven business days before the Closing Date.

          "DGCL" shall mean the General Corporation Law of Delaware.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.12 of this Agreement.

          "ERISA PLAN" shall have the meaning provided in Section 5.12 of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LBCL" shall mean the Louisiana Business Corporation Law.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property or other Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business, and (iv) Liens that arise by operation of Law with respect to Liabilities that are not delinquent or are being contested in good faith.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "LOUISIANA CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Louisiana, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional (in the case of Regions) or community (in the case of St. Mary) bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "MERGER" shall mean the merger of St. Mary into and with Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NMS" shall mean the National Market System of Nasdaq or other principal exchange on which Regions Common Stock is listed or quoted at the relevant time.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either St. Mary or Regions, and "PARTIES" shall mean both St. Mary and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by St. Mary to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of St. Mary Common Stock.

          "REGIONS COMMON STOCK" shall mean the $0.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to St. Mary describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1997, and the restated consolidated statements of condition (including related notes and schedules, if any) as of December 31, 1996 and 1995, the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents and reflecting the acquisition of First National Bancorp accounted for as a pooling of interests, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1997.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions, which shall include the Regions Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or

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

     other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of St. Mary in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

          "REPRESENTATIVES" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "ST. MARY BENEFIT PLANS" shall have the meaning set forth in Section
     5.12 of this Agreement.

          "ST. MARY COMMON STOCK" shall mean the $5.00 par value common stock of St. Mary.

          "ST. MARY COMPANIES" shall mean, collectively, St. Mary and all St. Mary Subsidiaries.

          "ST. MARY DISCLOSURE MEMORANDUM" shall mean the written information entitled "St. Mary Holding Corporation Disclosure Memorandum" delivered prior to the 30th day after the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "ST. MARY FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of St. Mary as of June 30, 1997, and as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, included in the St. Mary Disclosure Memorandum, and (ii) the consolidated balance sheets of St. Mary (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to June 30, 1997.

          "ST. MARY SUBSIDIARIES" shall mean the Subsidiaries of St. Mary, which shall include the St. Mary Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of St. Mary in the future and owned by St. Mary at the Effective Time.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of St. Mary to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean Regions as the surviving bank holding company resulting from the Merger.

          "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Notwithstanding the foregoing, if this Agreement is terminated by St. Mary pursuant to Section 10.1(g) of this Agreement and Regions does not elect to increase the Exchange Ratio as provided for in such Section 10.1(g), St. Mary shall pay to Regions an amount in cash equal to $250,000, which sum represents the direct costs and expenses (including, without limitation, fees and expenses of Regions' financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by Regions in negotiating and carrying out the transactions contemplated by this Agreement, and the indirect costs and expenses incurred by Regions in connection with the transactions contemplated by this Agreement including Regions' management time devoted to negotiation and preparation for such transaction.

     (c) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful and knowing breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for Chaffe & Associates, Inc. as to St. Mary, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by St. Mary or Regions, each of St. Mary and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the confidentiality agreement between the Parties, which shall remain in effect. Except as contemplated by Articles 3 and 4 of this Agreement and Sections 8.1(b), 8.12 and 8.14 of this Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any approval by the holders of St. Mary Common Stock, there shall be made no amendment that pursuant to the LBCL requires further approval by such stockholders without the further approval of such stockholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by St. Mary, to waive or extend the time for the compliance or fulfillment by St. Mary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (b) Prior to or at the Effective Time, St. Mary, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of St. Mary under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of St. Mary except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

St. Mary:         St. Mary Holding Corporation
                  1504 Hospital Avenue
                  Franklin, Louisiana 70538-3723
                  Telecopy Number: (504) 388-9678
                  Attention: James J. Bailey III
                             Chairman of the Board

Copy to Counsel:  Correro Fishman Haygood Phelps
                  Weiss Walmsley & Casteix, L.L.P.
                  201 St. Charles Avenue -- 47th Floor
                  New Orleans, Louisiana 70170-4700
                  Telecopy Number (504) 586-5250
                  Attention: Louis Y. Fishman

Regions:          Regions Financial Corporation
                  417 North 20th Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7571
                  Attention: Richard D. Horsley
                             Vice Chairman and Executive Financial Officer

Copy to Counsel:  Regions Financial Corporation
                  417 North 20th Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7751
                  Attention: Samuel E. Upchurch, Jr.
                             General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Louisiana also apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                     ST. MARY HOLDING CORPORATION

           By: /s/ Y. GEORGE RAMIREZ, JR.                                By: /s/ JAMES J. BAILEY III
  -------------------------------------------------           -------------------------------------------------
               Y. George Ramirez, Jr.                                        James J. Bailey III
                      Secretary                                             Chairman of the Board

[CORPORATE SEAL]

                                                            REGIONS FINANCIAL CORPORATION

           By: /s/ SAMUEL E. UPCHURCH, JR.                               By: /s/ RICHARD D. HORSLEY
  -------------------------------------------------           -------------------------------------------------
               Samuel E. Upchurch, Jr.                                       Richard D. Horsley
                 General Counsel and                                          Vice Chairman and
                 Corporate Secretary                                     Executive Financial Officer

[CORPORATE SEAL]

                   [LETTERHEAD OF CHAFFE & ASSOCIATES, INC.]

                                                                    APPENDIX "B"

               , 1998

The Board of Directors
St. Mary Holding Corporation
1504 Hospital Avenue
Franklin, LA 70538-0587

Attention: Mr. James J. Bailey III
           Chairman

Gentlemen:

     We understand that St. Mary Holding Corporation ("St. Mary") and Regions Financial Corp. ("Regions") have entered into an Agreement and Plan of Merger, dated as of November 3, 1997 (the "Agreement") which provides, among other things, for the merger of St. Mary into Regions. Pursuant to the Agreement, each share of St. Mary Common Stock shall be converted into the Merger Consideration, as defined in the Agreement.

     You have asked our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of St. Mary.

     Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for corporate and other purposes, states that it is competent to provide the opinion as to the fairness of the Merger Consideration. Neither Chaffe nor any of its officers or employees has an interest in St. Mary or Regions Common Stock. The fee received for the preparation and delivery of the opinion is not dependent or contingent upon any transaction.

     In connection with rendering its opinion, Chaffe, among other things: (i) reviewed a copy of the Agreement; (ii) reviewed and analyzed certain publicly-available financial statements and other information of Regions; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning St. Mary, prepared by the management of St. Mary, including budget projections; (iv) discussed the past and current operations and financial condition, and the prospects of St. Mary with senior executives of St. Mary; (v) reviewed the historical prices and trading volumes of the shares of Regions Common Stock; (vi) compared the financial performance of Regions, and the prices and trading activity of the Regions Common Stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the proposed transaction; (viii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (ix) performed such valuations and such other studies and analyses as we deemed appropriate to this opinion.

     In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information reviewed by it for purposes of its opinion. Chaffe did not make or obtain an independent review of St. Mary's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on St. Mary for information as to the adequacy of St. Mary's respective loan loss reserves and values of other real estate owned. With respect to St. Mary's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of St. Mary of future financial performance of St. Mary. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the holders of St. Mary Common Stock.

     Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of St. Mary Common Stock.

                                          Very truly yours,

                                          CHAFFE & ASSOCIATES, INC.

                                                                      APPENDIX C

              LOUISIANA STATUTES ANNOTATED-REVISED STATUTES 12:131

SEC. 131. RIGHTS OF A SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS

     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

          (1) A sale pursuant to an order of a court having jurisdiction in the premises.

          (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

          (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                                     DESCRIPTION
------         --------------------------------------------------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of November 3, 1997, by and between St. Mary Holding Corporation and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 333-37361.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Castaing, Hussey & Lolan, LLP
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of Chaffe & Associates, Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 11th day of February, 1998.


                                    REGISTRANT:
                                    REGIONS FINANCIAL CORPORATION

                                    BY: /s/ Richard D. Horsley
                                        --------------------------------
                                               Richard D. Horsley
                                         Vice Chairman of the Board and
                                           Executive Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



   SIGNATURE                           TITLE                        DATE
--------------------------  -------------------------------  ------------------
* Carl E. Jones, Jr.        President and Chief Executive    February 11, 1998
--------------------------       Officer and Director
Carl E. Jones, Jr.          (principal executive officer)

/s/ Richard D. Horsley      Vice Chairman of the Board and   February 11, 1998
--------------------------  Executive Financial Officer
Richard D. Horsley                 and Director
                            (principal financial officer)

* Robert P. Houston         Executive Vice President and     February 11, 1998
--------------------------         Comptroller
Robert P. Houston           (principal accounting officer)

 *  Sheila S. Blair                    Director                          February 11, 1998
--------------------------
Sheila S. Blair

 *  William B. Boles, Sr.              Director                          February 11, 1998
--------------------------
William B. Boles, Sr.

 *  James B. Boone, Jr.                Director                          February 11, 1998
--------------------------
James B. Boone, Jr.

 *  Albert P. Brewer                   Director                          February 11, 1998
--------------------------
Albert P. Brewer

 *  James S.M. French                  Director                          February 11, 1998
--------------------------
James S.M. French

 *  Olin B. King                       Director                          February 11, 1998
--------------------------
Olin B. King

 *  J. Stanley Mackin           Chairman of the Board and                February 11, 1998
--------------------------             Director
J. Stanley Mackin

 *  Henry E. Simpson                   Director                          February 11, 1998
--------------------------
Henry E. Simpson

 *  Lee J. Styslinger, Jr.             Director                          February 11, 1998
--------------------------
Lee J. Styslinger, Jr.

                                       Director
--------------------------
Robert J. Williams


* By /s/ Richard D. Horsley as attorney-in-fact                          February 11, 1998
pursuant to a power of attorney.

                                INDEX TO EXHIBITS

                                                                                                           SEQUENTIALLY
EXHIBIT                                                                                                       NUMBERED
NUMBER                           DESCRIPTION                                                                    PAGE
-------        ------------------------------------------------------------------------------------------  ------------
  2.1   --     Agreement and Plan of Merger, dated as of November 3, 1997, by and between St. Mary Holding Corporation and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 333-37361.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Castaing, Hussey & Lolan, LLP
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of Chaffe & Associates, Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.